As filed with the U.S. Securities and Exchange Commission on June 29, 2026.

Registration No: 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMASS Brands Inc

(Exact name of registrant as specified in its charter)

Delaware	2085	81-5227282
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

860 E Stowell Road

Santa Maria, CA, 93454

909-293-8571

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark T. Lynn

Chairman & Chief Executive Officer

AMASS Brands Inc

860 E Stowell Road

Santa Maria, CA, 93454

909-293-8495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Blankenship Beniamin D. Smolij Winston Taylor LLP 800 Capitol St, Suite 2400 Houston, Texas 77002 (713) 651-2600	Mark T. Lynn Chairman & Chief Executive Officer AMASS Brands Inc 860 E Stowell Road Santa Maria, CA, 93454 (720) 937-9286

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion)
Dated [•], 2026

AMASS BRANDS INC

8,951,895 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholders (as hereinafter defined), of up to an aggregate of 8,951,895 shares of common stock, par value $0.00001 per share (the “Common Stock”), of AMASS Brands Inc, a Delaware corporation (the “Company,” “we,” “our,” “us,” or other similar pronouns), consisting of: (i) 8,750,000  shares of Common Stock issuable to Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), (ii) 170,766 shares of Common Stock held by Maxim Partners LLC (“Maxim”) and (iii) 31,129 shares of Common Stock held by various registered holders of the Company (the “Registered Holders, together with Streeterville, and Maxim, the “Selling Stockholders”.

We have entered into a Securities Purchase Agreement, dated March 17, 2026, as amended by the Global Amendment dated April 7, 2026 (as amended, the “Securities Purchase Agreement”), with Streeterville, pursuant to which we have agreed to issue and sell to Streeterville (i) up to $30,000,000 in aggregate of Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”), (ii) 28,125 shares of our Common Stock, as a commitment fee (the “Commitment Shares”), and (iii) a warrant to purchase up to 3,500,000 shares of Common Stock (the “Warrant”).

The Series C Stock is convertible into shares of Common Stock (the “Conversion Shares”) at the election of Streeterville at any time following the applicable issuance date. The number of Conversion Shares issuable upon conversion is determined by dividing the applicable Conversion Amount (the number of shares of Series C Stock being converted multiplied by the then-current Stated Value of $1,086.96 per share) by the applicable Conversion Price. Prior to the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the Conversion Price equals the Fixed Price, which is the Nasdaq Valuation Price established in connection with our direct listing. Thereafter, the Conversion Price is the lesser of (A) the Fixed Price and (B) the Market Price, defined as 90% of the lowest daily VWAP during the ten trading days prior to the applicable conversion date. The Conversion Price is in all cases subject to a Floor Price equal to 40% of the “Minimum Price” as defined in Nasdaq Rule 5635, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, calculated as of the most recent Issuance Date following the initial issuance of Series C Stock.

Each share of Series C Stock accrues a preferred return at a rate of 2% per quarter (8% per annum), compounding daily and payable quarterly in cash or via the issuance of additional shares of Series C Stock at our election, increasing to 18% per annum upon certain events of default.

The number of shares of Common Stock that may be issued to Streeterville upon conversion of the Series C Stock and exercise of the Warrant is subject to certain conditions and limitations, including a limitation that Streeterville cannot beneficially own in excess of 9.99% of our outstanding shares of Common Stock and a restriction that we cannot issue shares of Common Stock to Streeterville in excess of the requirements of Nasdaq Listing Rule 5635(d) (the “Exchange Cap”), unless and until we have obtained stockholder approval of such issuances (the “Approval”). Prior to the Second Closing, we are required to seek the Approval. The number of shares of Common Stock that may ultimately be acquired by Streeterville pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the conditions and limitations described above.

We are not offering any shares of Common Stock for sale under this prospectus and will not receive proceeds from the resale of shares by the Selling Stockholders. The Selling Stockholders or its pledgees, assignees or successors in interest may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section titled “Plan of Distribution” on page 81. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “AMSS.” On June 22, 2026, the last reported sale price of our Common Stock on Nasdaq was $1.86 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. See the “Risk Factors” section beginning on page 12 of this prospectus for the risks and uncertainties you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [•], 2026

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders may, from time to time, sell the Common Stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section of this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Common Stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data-gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business plan and strategy, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the implementation of our business model and our strategic plans for our business, product, services and technology;

•	our commercialization and marketing capabilities and strategy;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our competitive position;

•	the scope of protection that we able to establish and maintain for intellectual property rights covering our products, services and technology;

•	developments and projections relating to our competitors and our industry;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•	the impact of new or existing laws and regulations on our business and strategy.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “AMASS” and similar terms refer to AMASS Brands Inc.

Overview

AMASS Brands Inc is a Delaware corporation with our principal place of business in Santa Maria. Founded in 2016, AMASS is building a diversified premium beverage platform at the intersection of craft, wellness, and functionality. Our mission is to modernize drinking occasions with products that are premium, health-conscious, and culturally resonant.

We operate across multiple categories—spirits, wine, and non-alcoholic alternatives—creating a uniquely diversified portfolio aligned with long-term consumer shifts toward moderation, premiumization, and wellness. Our brands are distributed primarily in the United States through wholesale, on-premise, direct-to-consumer (“DTC”), with limited international activity through third-party partners, reaching more than 40,000 points of sale. We are continuously evaluating and adjusting our portfolio, investments and strategy. The markets in which we operate are subject to evolving consumer preferences and broader industry dynamics. For example, although the wine category in North America is expected to expand in the future, certain metrics such as declining volumes in recent years signal changes in demographics and preferences. Because declining consumption has made growth more challenging, we have taken steps to revise our wine portfolio accordingly. Similarly, we are taking a disciplined approach to our spirits segment, with near-term deprioritization in 2026 while we look for opportunities for renewed growth in the future.

For the year ended December 31, 2025, we generated $17.8 million in net revenues and incurred a net loss of $17.2 million, of which $14.6 million was attributable to the parent. For the year ended December 31, 2024, we generated $21.7 million in net revenues and incurred a net loss of $15.2 million. Since inception, we have generated more than $80 million in cumulative revenue across our portfolio.

Our consolidated financial statements for the year ended December 31, 2025 have been prepared on a going concern basis and include an explanatory paragraph from our independent auditors raising substantial doubt about our ability to continue as a going concern. This conclusion was based on factors including our history of operating losses, including a net loss of $17.2 million for the year ended December 31, 2025, our liquidity position, and our obligations related to accounts payable and outstanding indebtedness.

Management has taken and continues to evaluate actions intended to improve our liquidity and financial condition, including cost reduction initiatives, portfolio rationalization, working capital management, and pursuing additional sources of capital. However, there can be no assurance that these actions will be successful or sufficient to alleviate the conditions giving rise to the substantial doubt.

We maintain commercial relationships with a number of customers across our wine and spirits portfolio. One such customer is Full Glass Wine Co. (“Full Glass”). Our contracts and ongoing commercial dealings with Full Glass include fixed-price and minimum purchase/take-or-pay obligations, and a supplier arrangement under which we sell certain finished goods at prices below our cost of production. As a result, during 2024, we incurred losses on the sale of finished goods under our contracts of $0.8 million. In order to partially fulfil this supplier agreement, the Company maintains firm purchase commitment contracts for bulk wine whereby the net realizable value of committed purchases is below the firm purchase commitment value. Accordingly, the Company recorded a liability of $2.9 million in relation to the firm purchase commitment contracts with a corresponding charge during 2024. Losses are expected to continue for the supplier contract. Full Glass is currently in default under a multi-year production agreement and a settlement is being negotiated. Our losses associated with certain arrangements with Full Glass have had, and may continue to have, material adverse effects on our gross profit and cash flows.

Our Market Position

We believe AMASS represents a new generation of beverage company defined by:

●	A multi-category portfolio spanning spirits, wine, and non-alcoholic beverages—enabling participation across a wide range of consumer occasions.

●	Premium, design-forward positioning appealing to modern, health-conscious, and culturally engaged consumers.

●	A proven track record of acquisitions and brand incubation that builds both scale and category breadth.

●	Strategic partnerships with cultural talent that enhance awareness, authenticity, and consumer trust.

Corporate Structure and Acquisitions

In addition to its own brand incubations, AMASS has pursued an acquisition growth strategy:

●	2016 – Incorporated in Delaware and launched the flagship AMASS line of spirits.

●	2022 – Acquired substantially all assets of GEM&BOLT Mezcal, including its Oaxaca-based subsidiary Art+Plants, which manages mezcal production. In 2024, we concluded that the carrying amount related to these assets and the associated reporting unit exceeded its fair value and recognized a goodwill impairment loss of $322,049 for the year ended December 31, 2024.

●	January 2023 – Acquired substantially all of the assets of Winc, Inc., adding an established wine portfolio including the Summer Water and Folly of the Beast brands. Winc.com’s DTC subscription business was later sold in June 2023.

●	2024 – Purchased a controlling 50.0001% stake in 222 Spirits, owner of Calirosa Tequila. The partnership with Adam Levine of Maroon 5 expanded Calirosa’s reach and visibility in the premium tequila market.

Portfolio of Brands

Today, AMASS manages a portfolio of 16+ brands across key categories:

●	AMASS – Flagship line of spirits and non-alcoholic alternatives.

●	Spirits – GEM&BOLT Mezcal (premium mezcal infused with damiana) and Calirosa Tequila (red-wine-barrel-aged tequila, in partnership with Adam Levine).

●	Wine – Summer Water (lifestyle rosé brand), Folly of the Beast (Pinot Noir), and premium imports (Pizzolato, Biokult Österreich, Maison Raymond).

●	Non-Alcoholic Wine – Good Twin, a premium alcohol-free wine alternative designed for the “sober-curious” consumer.

●	Minority Interests – De Soi (non-alcoholic aperitif co-founded with Katy Perry) and HpO (protein sparkling water).

Differentiation through Talent Partnerships

A key component of our strategy is to partner with leading cultural figures to create and scale category-defining brands:

●	Calirosa Tequila — partnership with Adam Levine and Behati Prinsloo expands reach and media visibility.

●	De Soi — co-founded with Katy Perry, reinforces leadership in the non-alcoholic aperitif category.

●	Summer Water and Good Twin — align with lifestyle-driven communities, integrating culture with innovation.

These partnerships strengthen brand resonance, deepen consumer engagement, and accelerate market adoption.

Growth Strategy

Our long-term strategy is centered on scalable growth, margin expansion, and brand equity creation through the following levers:

1. Expand Wholesale, Retail, and On-Premise Distribution

In 2020, the U.S. market included approximately 600,000 retail outlets selling beverage alcohol and premium non-alcoholic beverages, according to the National Beer Wholesalers Association. See “Market and Industry Data” for additional information on third-party sources of market and industry data. AMASS products currently occupy only a small fraction of this potential footprint.

We intend to:

●	Deepen penetration through existing distributors and targeted sales expansion.

●	Focus on high-value geographies and emerging on-premise accounts (bars, hotels, restaurants).

●	Prioritize premium placements and experiential activations that drive trial and visibility.

2. Scale Brand-Led Direct-to-Consumer and Digital Channels

Our direct-to-consumer and digital initiatives are designed primarily to support brand building, consumer engagement, and marketing effectiveness, which reflects a shift away from large-scale brand agnostic subscription-based direct-to-consumer commerce platforms.

●	Expand brand-led online experiences for eligible categories, including wine and non-alcoholic products, where permitted by law.

●	Utilize selective membership and loyalty initiatives to deepen consumer engagement and brand affinity

●	Invest in CRM, analytics, and digital marketing to improve retention and cross-brand engagement.

3. Launch New Products Across Core Categories

We expect to introduce new SKUs and line extensions over the next 24–36 months across spirits, wine, and non-alcoholic beverages.

Product innovation will emphasize clean labels and wellness-adjacent formulations.

4. Pursue Selective, Accretive Acquisitions

AMASS expects to continue to target high-quality, synergistic brands in premium and functional beverage segments.

Acquisition criteria include strong brand equity, attractive margins, and scalability across our distribution platform.

5. Expand International and Travel Retail Presence

While substantially all of our commercial operations are concentrated in the United States, we believe there is a substantial opportunity to expand internationally, and we are considering initially focusing on Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America, where consumer demand for premium and wellness beverages continues to rise.

Travel retail (airports, cruise terminals, hotels) represents an under-leveraged growth channel.

According to IMARC Group, the global travel retail market totaled US $65.0 billion in 2024 and is projected to reach US $112.5 billion by 2033 (CAGR ~6.3%). See “Market and Industry Data” for additional information on third-party sources of market and industry data.

The wine & spirits travel retail segment is expected to grow from US $10.0 billion in 2024 to US $17.5 billion by 2030 (CAGR ~9.8%), per Grand View Research. See “Market and Industry Data” for additional information on third-party sources of market and industry data.

6. Leverage Celebrity and Cultural Partnerships

We plan to continue to amplify growth through high-impact collaborations and experiential marketing.

Celebrity partners, influencer campaigns, and limited-edition releases provide strong cultural reach and reinforce AMASS’s premium identity.

7. Drive Operational Leverage and Efficiency

●	Optimize procurement, manufacturing, and logistics to enhance gross margin.

●	Centralize shared services to reduce overhead.

●	Expand sales training and analytics to strengthen execution and category insight.

Financial Highlights

●	Lifetime revenue: Over $80 million

●	Total bottles sold: Over 5.7 million

●	Active brands: 16 +

Securities Purchase Agreement for Series C Preferred Financing

On March 17, 2026, we entered into a Securities Purchase Agreement (the “SPA”) with Streeterville Capital, LLC (“Streeterville”) for a prepaid preferred purchase of up to $30,000,000 (the “Commitment Amount”) in Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”). Each share of Series C Stock has a stated value of $1,086.96 and a purchase price of $1,000.00 per share, reflecting an original issue discount. The SPA provides for (i) an initial closing (the “First Closing”) and (ii) a subsequent closing (the “Second Closing”), each as defined in the SPA.

On April 7, 2026, we entered into a Global Amendment (the “Amendment”) to the SPA. The Amendment, among other things, (i) revised the calculation of the number of Commitment Shares issuable to Streeterville such that the Commitment Shares equal $450,000 divided by the Expected Reference Price (as defined in the Amendment as $16.00 per share), rounded down to the nearest whole share, (ii) moved the issuance of a warrant to purchase up to 3,500,000 shares of Common Stock with an exercise price per share equal to 110% of the Nasdaq Valuation Price (the “Warrant”), exercisable at any time through the fifth anniversary of the Initial Listing Date (subject to Company’s right to terminate after one year post-listing upon ten days’ notice), from the Second Closing to the First Closing, (iii) required Streeterville to pay a Warrant Purchase Price of $10,000 at the First Closing as a condition to the issuance of the Warrant, (iv) reduced the Initial Purchase Price payable at the Second Closing from $7,000,000 to $6,990,000 to reflect the payment of the Warrant Purchase Price at the First Closing, and (v) made certain conforming changes to the conditions to closing and related defined terms. The First Closing under the SPA, as amended, occurred on April 8, 2026, at which time the Commitment Shares and the Warrant were issued to Streeterville.

The Series C Stock is convertible into Common Stock at a conversion price initially equal to the Nasdaq Valuation Price (the “Fixed Price”). After the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the conversion price is the lesser of the Fixed Price and the Market Price (defined as 90% of the lowest daily VWAP during the ten trading days prior to conversion), subject to a floor price equal to 40% of the Nasdaq Valuation Price (pre-listing) or 40% of the “Minimum Price” under Nasdaq Rule 5635, as applicable; provided, however, that in no event shall the floor price be less than $4.00 per share. Conversions are subject to a 9.99% beneficial ownership limitation and the Exchange Cap under Nasdaq Rule 5635(d), which requires stockholder approval for issuances in excess thereof.

In connection with the First Closing, which occurred on April 8, 2026, we issued 28,125 shares of Common Stock to Streeterville as a commitment fee and the Warrant. Pursuant to the Amendment, the number of Commitment Shares is calculated by dividing $450,000 by the Expected Reference Price of $16.00 per share, rounded down to the nearest whole share, yielding 28,125 Commitment Shares.

Each share of Series C Stock accrues a preferred return at 2% per quarter (8% per annum), compounding daily and payable quarterly in cash or additional shares of Series C Stock at the Company’s election, increasing to 18% per annum upon certain events of default. Streeterville holds consent rights over certain issuances, which include the issuance of any debt (other than trade payables), equity securities, or convertible instruments, subject to specified Exempt Issuances (including bank debt, employee equity plans, up to $15 million in M&A-related issuances, and any financing that results in full redemption of the Series C Stock). Streeterville also holds consent rights over asset dispositions exceeding $500,000, the granting of security interests, reverse stock splits, creation of additional preferred stock, and other fundamental transactions.

On May 29, 2026, the Company entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”) with Streeterville, which provides for a reduced exercise price of $5.00 per share for any exercise occurring during the ninety (90) day period commencing on June 1, 2026 (the “Reduced Exercise Price Period”). Following the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per share. The Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice.

Placement Agent Agreement

In addition to its role as the Advisor for the Direct Listing, we have separately engaged Maxim Group LLC as our exclusive lead placement agent (the “Placement Agent”) for proposed future offerings of our securities pursuant to a Placement Agency Agreement dated March 17, 2026 (the “Placement Agency Agreement”), pursuant to which the Placement Agent will serve as our exclusive lead placement agent, on a “reasonable best efforts” basis, in connection with proposed future offerings of our securities. The Placement Agent’s obligations under the Placement Agency Agreement are on a reasonable best-efforts basis only, and the execution of the Placement Agency Agreement does not constitute a commitment by the Placement Agent to purchase any securities and does not ensure the successful placement of any securities or any portion thereof. The Placement Agent may, with our prior written consent (not to be unreasonably withheld), retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with any such placement. The Placement Agency Agreement supplements the engagement letter dated August 7, 2025, between us and the Placement Agent; in the event of any conflict between the Placement Agency Agreement and the engagement letter, the Placement Agency Agreement controls. For a description of the material terms of the Placement Agency Agreement, including the compensation payable to the Placement Agent and related risk factors, see “Plan of Distribution” and “Risk Factors”.

Recent Sale and Licensing of AMASS Trademark

On April 12, 2024, as part of a secured debt restructuring, AMASS sold all rights, title and interest in the AMASS® trademark (U.S. Reg. No. 5,498,634; Serial No. 87-215,668) and associated goodwill to Resonant Subholdings Inc. for $2.5 million, following a Partial Release of Collateral and UCC-3 termination by our senior secured lender, Merchant Factors Corp.; concurrently, we entered into an exclusive, worldwide, royalty-free license with Resonant that permits our continued use of the AMASS® name (with customary quality-control obligations), such that we no longer own the mark and all resulting goodwill accrues to Resonant. The purchase price was financed by a secured promissory note to Half Church Holdings Pte. Ltd. (“HCH”), which holds a first-priority security interest in the AMASS® mark; our Chief Executive Officer, Mark Lynn, provided a personal guaranty of Resonant’s obligations; and in January 2026, maturity was extended to June 30, 2027. See “Certain Relationships and Related Person Transactions” for a description of the amendments to the Secured Promissory Note, including the consideration provided in connection with each maturity extension. As a result, legal ownership of the AMASS® trademark resides with Resonant and the mark remains encumbered by HCH’s first-priority lien, and our business depends on continued rights under the license; adverse outcomes under the license or the HCH security interest could impair our ability to use the AMASS® brand.

Lease Termination and Settlement Agreement

In March 2025, we entered into a Lease Termination and Settlement Agreement (the “Settlement Agreement”) with VV1515 LLC, the landlord of our former facility located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania. The Settlement Agreement resolves litigation between the parties and terminates our industrial lease for the Pennsylvania facility, which was otherwise scheduled to expire on January 31, 2028. Under the Settlement Agreement, the landlord retains our $300,000 security deposit, and we agreed to make additional cash payments totaling $75,000, consisting of $25,000 due by April 15, 2025; $7,500 due on each of May 15, June 15, July 15, August 15, and September 15, 2025; and $12,500 due on October 15, 2025. Upon execution, we surrendered possession of the premises, and the landlord accepted our surrender. The settlement provides for mutual releases, subject to our timely performance, and the dismissal with prejudice of the related litigation filed in the United States District Court for the Eastern District of Pennsylvania. The Settlement Agreement includes customary confidentiality, non-disparagement, and forbearance provisions, and a confession of judgment remedy in the event of payment default. We ceased our Pennsylvania operations in 2024 following notice from the Pennsylvania Liquor Control Board that we were no longer permitted to operate in the Commonwealth. We do not expect the termination of this lease to have a material adverse effect on our ongoing operations; however, the settlement results in cash outflows during 2025 and will be reflected in our financial statements and MD&A.

Seventh Amended and Restated Certificate of Incorporation

On January 9, 2026, we filed with the State of Delaware, the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Seventh A&R Certificate of Incorporation”), which was approved by the requisite stockholders by written consent in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and adopted pursuant to DGCL Sections 242 and 245. The Seventh A&R CoI, among other things, (i) increases the total authorized shares of Common Stock to 250,000,000, par value $0.00001 per share, while retaining 41,192,462 authorized shares of Preferred Stock, par value $0.00001 per share, with existing series designations unchanged; (ii) eliminates the Company’s Non-Voting Common Stock through an automatic one-for-one conversion of each outstanding share of Non-Voting Common Stock into one share of Common Stock at the effective time, after which the Company has no authority to issue Non-Voting Common Stock; (iii) effects a Reverse Stock Split of the Common Stock at a ratio of one-for-three (1-for-3), applied uniformly to all holders, with no fractional shares issued, fractional interests rounded up to the nearest whole share, no cash paid in lieu of fractional shares, no change to the par value per share, and no change to the number of authorized shares of Common Stock; (iv) provides that the Company has a single class of Common Stock with one vote per share, does not provide for cumulative voting, and clarifies that holders of Common Stock are not entitled to vote on amendments that relate solely to the terms of one or more outstanding series of Preferred Stock where such series have a separate class vote; (v) updates Preferred Stock conversion provisions to maintain existing optional and mandatory conversion mechanics (including anti-dilution and reservation of sufficient Common Stock) and adds an additional mandatory conversion trigger upon the initial public filing on EDGAR of a Form S-1 registering existing capital stock for resale, with an underwritten initial public offering and holder-approved conversion remaining as triggers; (vi) provides for exculpation of directors and officers to the fullest extent permitted by Delaware law (with “officer” defined by reference to DGCL Section 102(b)(7)) and authorizes indemnification and advancement to the fullest extent permitted by law; and (vii) updates the exclusive forum provision to designate, unless the Company consents otherwise, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain internal-affairs claims, with an express carve-out for claims under the Securities Exchange Act of 1934, the Securities Act of 1933, and any claim for which U.S. federal courts have exclusive jurisdiction. From and after effectiveness, certificates or book-entry notations formerly representing shares of Non-Voting Common Stock represent only the right to receive an equal number of shares of Common Stock, and certificates or book-entry notations formerly representing shares of Common Stock represent the number of whole shares after giving effect to the one-for-three (1-for-3) Reverse Stock Split; upon request and surrender of any such certificate, the Company will issue a new certificate or book-entry reflecting the appropriate number of shares of Common Stock.

Eighth Amended and Restated Certificate of Incorporation

On April 30, 2026, we filed with the Secretary of State of the State of Delaware, the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which amends and restates in its entirety our Seventh A&R Certificate of Incorporation. The Certificate of Incorporation was approved by the requisite stockholders by written consent in accordance with Section 228 of the DGCL and adopted pursuant to DGCL Sections 242 and 245. The Certificate of Incorporation, among other things, (i) removes the one-time operative provisions relating to the conversion of Non-Voting Common Stock and the Reverse Stock Split, each of which was effected upon the filing of the Seventh A&R Certificate of Incorporation on January 9, 2026 and (ii) grants the Board of Directors the authority, by resolution, to designate one or more additional series of Preferred Stock out of the authorized but unissued shares of Preferred Stock (including shares that have been designated but for which rights have not yet been established, or shares of any series that have not been issued) and to fix the voting powers, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each such series, each of which may differ from those of any other series at any time outstanding. All other material provisions of the Certificate of Incorporation, including the authorized capital stock, the Common Stock voting provisions, the Preferred Stock series designations and legacy terms, the exclusive forum provisions, the corporate opportunity renunciation, and the exculpation and indemnification provisions, remain substantively unchanged.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making an investment decision, including those highlighted in the section entitled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

Risks Related to Our Business

•	We may not be able to meet our projections.

•	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate such weaknesses, or are unable to otherwise maintain effective internal controls, we may not be able to accurately report our financial results, which could adversely affect our business and stock price.

•	The availability and pricing of our inputs and transportation may be disrupted.

•	Broad economic conditions may affect our business.

•	Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

•	We no longer own the AMASS trademark and our business now depends on our exclusive license to use the brand; if our license is terminated, restricted or otherwise impaired, our business, results of operations and financial condition could be materially adversely affected.

•	The AMASS trademark is subject to a first-priority security interest held by a third-party lender; foreclosure or other enforcement actions could impair or interrupt our rights under the license and materially disrupt our operations.

•	Continuing default risk under the note secured by the trademark creates uncertainty that could threaten trademark ownership at our licensor and disrupt our business.

•	Our license includes quality-control and operational obligations; failure to comply could result in termination, restrictions on use, or other remedies that could harm our business.

•	Because all goodwill arising from our continued use of the AMASS mark accrues to the trademark owner, we may not realize the long-term economic benefits of brand-building investments to the same extent as if we owned the mark.

•	Our CEO has provided a personal guaranty of obligations under the note secured by the AMASS trademark, which could create real or perceived conflicts of interest and may affect decision-making.

•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

•	Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time.

•	We rely on third parties to provide services essential to the success of our business.

•	The development and commercialization of the Company’s products and services are highly competitive.

•	If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected.

•	Our COO served a similar role for a prior company that filed for bankruptcy.

•	The Termination of Our Pennsylvania Facility and Other Factors Affecting Our Facilities and Operations Could Adversely Affect Our Business, Results of Operation and Financial Condition.

•	We may enter into purchase contracts or other fixed obligations to acquire inventory in advance of demand, which may result in, and has resulted in the past, losses and adverse cash flow effects.

•	Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

•	Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Risks Related to Our Financial Condition and Capital Requirements

•	We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

•	We have historically operated at a loss, which has resulted in an accumulated deficit.

•	We anticipate sustaining operating losses for the foreseeable future.

•	We will require substantial additional capital to finance our operations and meet our growth objectives. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and development programs or future commercialization efforts, and/or our business and prospects could be materially and adversely affected.

•	Raising additional capital may cause dilution to our existing stockholders.

•	Because we have entered into the Streeterville prepaid preferred financing, conversion and warrant mechanics could cause significant dilution and downward pressure on our stock price, restrict future financing, and trigger adverse default consequences.

•	We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

•	We have experienced a covenant breach under our credit facility, and such and other future covenant violations could result in acceleration of our debt and materially adversely affect our liquidity.

Risks Related to This Offering and Ownership of Our Common Stock

•	Our Placement Agent has no obligation to purchase our securities and there is no guarantee that any future placement will be successful.

•	Because we have no current plans to pay cash dividends on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid.

•	We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Common Stock less attractive to investors.

•	Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

•	Our Certificate of Incorporation renounces corporate opportunities that may be favorable to us.

•	We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

•	Federal and state laws governing ownership interests in alcoholic beverage licenses may impact your ability to invest in the company.

•	The Company may undergo a future change that could affect your investment.

•	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company” as defined in the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our Common Stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our Common Stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated under the laws of the State of Delaware on September 22, 2016. Our principal mailing address is 860 E Stowell Road Santa Maria, CA, 93454. Our telephone number is 909-293-8571 and our website addresses are www.amass.com, www.amassbrandsgroup.com and www.amassbrands.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

SUMMARY FINANCIAL AND OTHER DATA

The summary financial and other data set forth below should be read together with our financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statements of operations data for the years ended December 31, 2025 and 2024, and the statements of cash flows data for the years ended December 31, 2025 and 2024 have been derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended March 31, 2026 and 2025, and the statements of cash flows data for the three months ended March 31, 2026 and 2025, have been derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period.

	Historical
	Year ended December 31,		Three months ended March 31,
	2025	2024	2026	2025
	(In millions, except share and per share data)
Statements of Income Data:
Net revenues	$18	22	$4	$4
Cost of sales	14	20	3	3
Gross profit	4	2	1	1
Selling, general and administrative expenses	12	14	4	3
Other operating expenses	6	0	0	0
Income from operations	(14)	(13)	(3)	(2)
Non-operating income (expense), net	(0)	(1)	(0)	(0)
Interest expense, net	(3)	(2)	(0)	(2)
Income tax expense	-	-	-	-
Net income	(17)	(15)	$(3)	$(4)

	Historical
	Year ended December 31,		Three months ended March 31,
	2025	2024	2026	2025
	(In millions, except share and per share data)
Per Share:
Earnings per share, both basic and diluted:	$(4.56)	$(5.62)	$(0.87)	$(1.21)
Weighted average number of shares used in calculating earnings per share, both basic and diluted:	3,194,835	2,710,769	3,470,628	3,029,130

Balance Sheet Data (as of end of period):
Accounts receivable, net	$2	$3	$3	$2
Inventories	11	15	12	11
Total assets	25	39	25	25
Accounts payable	8	8	10	8
Short-term debt	7	7	6	7
Long-term debt	2	2	3	2
Total equity (deficit)	0	10	(3)	(1)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(2)	$(6)	$(2)	$(1)
Investing activities	1	5	0	1
Financing activities	1	0	2	(0)

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before deciding whether to invest in our Common Stock. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event you could lose all or part of your investment. The risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those described below.

Risks Related to Our Business

We may not be able to meet our projections.

Any projections or forward-looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management’s best estimate of the probable results of our operations and have not been reviewed by our independent accountants. These projections will be based on assumptions which management believe are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management’s control. Demand for our products may be insufficient, consumers may prefer competing products, and we may be unable to produce and sell our products at profitable levels. Any of these factors could adversely affect our business, financial condition, and results of operations. Accordingly, actual results of operations may vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate such weaknesses, or are unable to otherwise maintain effective internal controls, we may not be able to accurately report our financial results, which could adversely affect our business and stock prices.

We have identified material weaknesses in our internal control over financial reporting, as described below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate any material weaknesses in a timely manner, or if we identify additional material weaknesses, it could impair our ability to report our financial results accurately and in a timely manner. Such failure could harm our reputation, result in a loss of investor confidence, and have an adverse effect on our stock price.

Specifically, we lacked a comprehensive and formalized accounting and financial reporting policies and procedures manual addressing items such as closing procedures, descriptions of responsibilities, segregation of duties, management review procedures and the Company’s accounting policies. While we are in the process of developing a remediation plan, there can be no assurance that our remediation efforts will be successful in all respects, or that additional material weaknesses will not be identified in the future.

The availability and pricing of our inputs and transportation may be disrupted.

The availability and pricing of our inputs may be affected by factors outside our control, including agricultural conditions, water availability, climate events (including wildfires), supply chain disruptions, and capacity constraints among packaging vendors. If we are unable to obtain sufficient quantities of raw materials and packaging inputs that meet our specifications at commercially reasonable prices, our ability to produce and distribute products could be materially adversely affected.

Along with the availability and pricing of raw materials, transportation costs and supply chain disruptions can all impact on the ability to manufacture and distribute products or services, leading to lost revenue or increased costs. Products and services that are not available when customers need them can lead to lost sales and damage to the brand’s reputation.

Broad economic conditions may affect our business.

Economic conditions, both globally and within specific markets, can significantly influence the success of early-stage startups. Downturns or recessions may lead to reduced consumer spending, limited access to capital, and decreased demand for the company’s products or services. Additionally, factors such as inflation, tariffs, interest rates, and exchange rate fluctuations can affect the cost of raw materials, operational expenses, and profitability, potentially impacting the company’s ability to operate. The alcohol beverage industry at a macroeconomic level is challenged by innumerable additional factors, including without limitation lasting COVID impacts, inflation of farm employee and input costs, quickly changing market conditions driven by changing consumer preferences and profiles, decreased national consumption and sales of wine and beer products in recent years, foreign and subsidized imports, distributor and retailer consolidation, a rise in private label products promoted by retailers that replace wholesale brands, new and competing business and product offerings, changes to laws and new applicable laws, trade barriers and regulatory policies at international and national level including those that increasingly scrutinize the health effects of alcohol and warn consumers against consumption.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

We no longer own the AMASS trademark and our business now depends on our exclusive license to use the brand; if our license is terminated, restricted or otherwise impaired, our business, results of operations and financial condition could be materially adversely affected.

On April 12, 2024, we sold all rights, title and interest in the AMASS trademark and associated goodwill to a third party and simultaneously entered into an exclusive, worldwide, royalty-free license that permits our continued use of the AMASS name for our product lines and marketing operations. Because we no longer own the trademark, our ability to market, promote and sell products under the AMASS brand is dependent on the continued effectiveness of, and our compliance with, the license. The license contains customary terms and conditions, including termination rights and ongoing covenants. If the license is terminated in accordance with its terms, lapses, is not renewed (if applicable), or is otherwise limited or adversely modified, we may lose the right to use the AMASS name, be required to rebrand products and marketing materials on short notice, incur substantial transition costs, experience customer confusion or loss of brand recognition, and face disruption to distribution relationships, any of which could materially harm our business and prospects. Even short of termination, the exercise of approval rights or other limitations by the trademark owner could constrain our product development, packaging, promotional activities or geographic expansion.

The AMASS trademark is subject to a first-priority security interest held by a third-party lender; foreclosure or other enforcement actions could impair or interrupt our rights under the license and materially disrupt our operations.

The purchaser of the AMASS trademark financed the acquisition with a secured promissory note in favor of a third-party lender that holds a first-priority security interest in the trademark. If the secured lender exercises remedies due to a default under that note, including foreclosure or disposition of the trademark, our ability to continue using the AMASS brand may depend on the enforceability of our license against successors and assigns of the trademark and on the terms of any foreclosure sale. If our license is not binding on, or is rejected or modified by, a purchaser or successor, or if a court limits its enforceability in an enforcement or insolvency proceeding, our rights to use the AMASS mark could be interrupted, curtailed or terminated. Any interruption could require rapid rebranding, cause loss of revenue, damage customer relationships and brand equity, and result in significant costs and operational disruption. In addition, uncertainty surrounding potential enforcement actions could negatively affect our strategic planning, supply chain commitments and negotiations with customers and partners.

Continuing default risk under the note secured by the trademark creates uncertainty that could threaten trademark ownership at our licensor and disrupt our business.

The secured promissory note used to finance the trademark purchase experienced payment defaults and was amended in February 2025 to extend its maturity to December 15, 2025 and to address such defaults, including permitting partial repayment through transfers of equity interests in specified affiliates. Most recently in January 2026, the Company and the lender agreed to extend the maturity of the note to June 30, 2027. Future payments may not be made when due, that financial or other covenants (if any) will be maintained, or that additional waivers or amendments will be obtained. Any future default or acceleration under the note could result in enforcement of the security interest over the AMASS trademark. While we are not the obligor on the note, our operations are highly dependent on continued access to the AMASS brand. The possibility of renewed defaults and enforcement actions may create ongoing uncertainty, adversely affect our relationships with customers and suppliers, and impair our ability to forecast, invest and execute our growth strategy. If a default results in a transfer of the trademark to a third party that is not bound by our license, our ability to use the AMASS brand could be materially and adversely affected.

Our license includes quality-control and operational obligations; failure to comply could result in termination, restrictions on use, or other remedies that could harm our business.

Trademark licenses typically require the licensee to meet defined quality standards and to submit to the trademark owner’s oversight, including approval rights over product specifications, packaging, labelling, marketing and advertising. Our license includes customary quality-control provisions and may impose other operational restrictions intended to protect the trademark’s goodwill. Failure to maintain required quality standards, obtain necessary approvals, comply with usage guidelines, or satisfy related covenants could constitute a breach and give rise to remedies that may include cure requirements, limitations on use, injunctive relief or termination. Even absent a formal breach, disagreements over quality or approvals could delay product launches, packaging changes or marketing campaigns, impede innovation, increase costs, and limit our responsiveness to market conditions. Any such restrictions or disputes could negatively affect sales, margins, customer relationships and our competitive positioning.

Because all goodwill arising from our continued use of the AMASS mark accrues to the trademark owner, we may not realize the long-term economic benefits of brand-building investments to the same extent as if we owned the mark.

Under our arrangement, the legal owner of the AMASS trademark accrues the goodwill generated by our continued use of the brand. Although the license enables us to operate under the AMASS name, our investments in brand awareness, marketing and product quality may enhance the value of the trademark for its owner without creating a corresponding asset on our balance sheet. As a result, we may have less ability to monetize or leverage brand equity in future strategic transactions, financings or collaborations than if we owned the mark. In addition, if our license were terminated or otherwise impaired, we may not be able to recapture the value of our historical brand investments and could be required to invest significant additional resources to rebuild brand recognition under a new mark.

Our Chief Executive Officer has provided a personal guaranty of obligations under the note secured by the AMASS trademark, which could create real or perceived conflicts of interest and may affect decision-making.

In connection with the financing of the trademark acquisition, Mark Lynn, our Chief Executive Officer provided a personal guaranty of the obligor’s obligations under the secured note. Although the guaranty is personal and not a company obligation, the existence of the guaranty could create the appearance or actuality of conflicts of interest between the CEO’s personal interests and the interests of our stockholders, including with respect to decisions involving interactions with the trademark owner or the secured lender, responses to defaults or restructuring proposals, or strategic alternatives that could affect the likelihood of enforcement. We maintain corporate governance practices intended to mitigate potential conflicts, but such measures may not eliminate all risks. Any perceived or actual conflict could influence negotiations, constrain strategic flexibility, or give rise to stockholder or counterparty concerns, and adverse outcomes under the note could nevertheless indirectly affect our operations through impacts on the ownership and control of the AMASS trademark.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our business depends on our ability to attract, retain, and develop highly skilled and qualified employees. As we grow, we will need to continue to attract and hire additional employees in various areas, including sales, marketing, design, development, operations, finance, legal, and human resources. However, we may face competition for qualified candidates, and we cannot guarantee that we will be successful in recruiting or retaining suitable employees. Additionally, if we make hiring mistakes or fail to develop and train our employees adequately, it could have a negative impact on our business, financial condition, or operating results. We may also need to compete with other companies in our industry for highly skilled and qualified employees. If we are unable to attract and retain the right talent, it may impact our ability to execute our business plan successfully, which could adversely affect the value of your investment. Furthermore, the economic environment may affect our ability to hire qualified candidates, and we cannot predict whether we will be able to find the right employees when we need them. This would likely adversely impact the value of your investment.

Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time.

Our ability to sell our products is subject to various government regulations, including but not limited to, regulations related to the manufacturing, labeling, distribution, and sale of our products. Changes in these regulations, or the enactment of new regulations, could impact our ability to sell our products or increase our compliance costs. Furthermore, the regulatory landscape is subject to regular change, and we may face challenges in adapting to such changes, which could adversely affect our business, financial condition, or operating results. In addition to government regulations, we may also be subject to other laws and regulations related to our products, including intellectual property laws, data privacy laws, and consumer protection laws. Non-compliance with these laws and regulations could result in legal and financial liabilities, reputational damage, and regulatory fines and penalties. It is also possible that changes in public perception or cultural norms regarding our products may impact demand for our products, which could adversely affect our business and financial performance, which may adversely affect your investment.

We rely on third parties to provide services essential to the success of our business.

We rely on third-party manufacturers and service providers for key aspects of our operations, including the production and bottling of our products, as well as warehousing, logistics, and fulfillment. We do not own or operate manufacturing or bottling facilities and depend on third parties to meet our quality standards, production timelines, regulatory requirements, and volume needs. Our reliance on these third parties exposes us to risks outside of our control including capacity constraints, quality control issues, operational disruptions, labor shortages, regulatory non-compliance, and the financial instability of such service providers. If any of these third parties are unable or unwilling to provide services on acceptable terms, or at all, we may experience delays, increased costs, supply interruptions, or an inability to meet customer demand, which could materially adversely affect our business, results of operations, and financial condition.

In addition, our wine brands depend on the availability of agricultural raw materials, including grapes, which are sourced from third-party growers. The supply, quality, and cost of grapes may be affected by factors beyond our control, including weather conditions, climate variability, crop disease, water availability, regulatory restrictions, and changes in agricultural practices. Any disruption in the availability or quality of grapes, or significant increases in grape costs, could adversely affect our ability to produce our wine products on a timely and cost-effective basis.

We also rely on third parties to provide a variety of essential business functions for us, including shipping, customer service, legal and compliance services, public relations, advertising, information technology and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. As a result, the value of an investment in the company could be adversely impacted by our reliance on third parties and their performance. In particular, we rely on third party distributors for the distribution of our alcohol to retail customers. State and federal laws regulate the ability of distributors to distribute alcohol and regulate the relationship of the Company with its distributors. Both the Company and distributors may be required to negotiate contracts and often file the same with regulatory agencies, establish a franchise relationship, obtain licenses, registrations, consents, post prices, and obtain other approvals from government agencies in order to deliver alcohol to end customers in the many states. Changes in our access to those distributors, including changes in prices or changes in our relationships and incentive structures with those distributors, changes in the laws allowing third party distribution of alcohol, or regulatory discipline against licenses held by those distributors, and the distributors’ marketing efforts of our products could materially adversely affect our business. Delivery of the products we sell to retail customers could also be affected or interrupted by the merger, acquisition, insolvency, or government shutdown of the distributors we engage to distribute our products. If the products we sell are not delivered in proper condition or on a timely basis, our business and reputation could suffer.

The development and commercialization of the Company’s products and services are highly competitive.

The Company faces competition with respect to any products and services that it may seek to develop or commercialize in the future. Its competitors include major companies worldwide. The consumer-packaged goods market is an emerging industry where new competitors are entering the market frequently. Many of the Company’s competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing approved services and thus may be better equipped than the Company to develop and commercialize product offerings. These competitors also compete with the Company in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, the Company’s competitors may commercialize products more rapidly or effectively than the Company is able to, which would adversely affect its competitive position, the likelihood that its services will achieve initial market acceptance and its ability to generate meaningful additional revenues from its products and services.

If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected.

The alcohol industry is regulated extensively by federal agencies, including without limitation the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury (“TTB”), the Federal Communications Commission and the Food and Drug Administration. Every state has its own separate alcoholic beverage regulations and regulatory agencies, including without limitation the California Department of Alcoholic Beverage Control (“ABC”), the California Department of Food and Agriculture, the California Department of Tax and Fee Administration. Many local jurisdictions have separate rules and regulations governing the alcohol industry as well. Regulated areas include licensing, production, importation, exportation, distribution, retail, sale, product labeling and advertising, taxes, marketing, pricing, delivery, ownership restrictions, prohibitions on sales to minors, franchise laws, trade practices (including marketing methods, and interactions and relationships among the three tiers of the alcohol industry — producers, wholesalers and retailers). We cannot assure you that we are or will always be in full compliance with all applicable regulations or laws, that we will be able to comply with any future regulations and laws, that we will not incur material costs or liabilities in connection with compliance with applicable regulatory and legal requirements, or that such regulations and laws will not materially adversely affect our alcohol business. We rely on various internal and external personnel with relevant experience to comply with applicable regulatory and legal requirements, and the loss of personnel with such expertise could adversely affect our alcohol business. Licenses, tax permits, registrations and additional approvals issued by state and federal alcoholic beverage regulatory agencies are required in order to produce, import, distribute, sell and ship alcohol. We have basic permits with TTB under the Federal Alcohol Administration Act, state production, importation and wholesale permits with ABC, and various out of state permits with other states. These approvals and permits as well as our other registrations and approvals must remain in compliance with state and federal laws in order to keep our licenses in good standing. There is no guarantee the Company can maintain its current licenses, permits, registrations and other government approvals. There is no guarantee the Company will be able to obtain additional licenses, permits, registration and other government approvals to grow or adjust its business objectives. Failure of investors to disclose information to the Company can result in compliance failures. Generally, compliance failures of any sort can result in fines, license suspension, license revocation, and expulsion of owners or officers from the Company by federal and state agencies. In some cases, compliance failures can also result in cease and desist orders, injunctive proceedings or other criminal or civil penalties by federal and state agencies. If our licenses do not remain in good standing, our alcohol business could be materially adversely affected. The federal government and most states impose taxes on alcohol beverage production, distribution, shipping and/or sales in varying amounts which are frequently changing. Significant increases in such taxes on alcohol beverage products and delivery thereof could materially and adversely affect the financial condition or results of operations for the Company, and thereby affect the Company and/or its subsidiaries’ operations.

Our Chief Operating Officer served a similar role for a prior company that filed for bankruptcy.

AMASS Brands Inc’s Chief Operating Officer, Erin Green, previously worked as Chief Operating Officer (COO) for BWSC LLC, D/B/A Winc (“Winc”), which filed for Ch. 11 bankruptcy in November of 2022. Winc’s bankruptcy filing was caused by several factors that affected the business including a downturn in the DTC wine market, ongoing challenges from COVID, rising customer acquisition costs, and worsening macroeconomic conditions in both public and private markets. Ms. Green began working for Winc as Vice President of Operations in 2015 and became COO in 2021. While Ms. Green did not serve on Winc’s board of directors, she was involved in the management and decision-making of its business. Winc’s bankruptcy was not a direct result of Ms. Green’s actions or decisions, there is some level of risk in investing in a company whose officers previously managed a company that filed for bankruptcy.

The Termination of Our Pennsylvania Facility and Other Factors Affecting Our Facilities and Operations Could Adversely Affect Our Business, Results of Operation and Financial Condition.

We ceased operations in Pennsylvania in 2024 following regulatory notice from the Pennsylvania Liquor Control Board and subsequently terminated the lease associated with our Pennsylvania facility in March 2025. While we have adjusted our operations and do not expect a material adverse impact, the loss of this facility reduces our physical footprint and could increase logistics complexity and costs. If we experience delays or increased expenses in reconfiguring our supply chain or if regulatory actions similar to those in Pennsylvania limit our activities in other states, our revenues, margins, and growth prospects could be negatively affected.

We also lease our Santa Maria Warehouse, which we use to store wine and spirits inventory, dry goods, and point-of-sale items. The on-site team performs inventory management, wholesale wine order fulfilment, and direct-to-consumer order fulfilment. We rely on our Santa Maria Warehouse to support our ongoing wholesale and direct-to-consumer activities, and our inability to continue operations at the facility could have a material adverse effect on our business, financial condition and results of operations. We currently renew our lease for the Santa Maria Warehouse on an annual basis and there is no guarantee that we can continue to maintain such lease. Although we believe we can sufficiently adjust our operations and find a suitable replacement warehouse to meet our business needs, in the event our Santa Maria Warehouse lease is terminated, our business may experience material disruptions as we make necessary adjustments, including effecting a transfer of our alcohol licenses that are currently tied to the Santa Maria Warehouse location.

We may enter into purchase contracts or other fixed obligations to acquire inventory in advance of demand, which may result in, and has resulted in the past, losses and adverse cash flow effects.

From time to time, we enter into purchase contracts or other binding obligations to secure inventory, such as bulk wine. Such commitments are sometimes made in advance of firm customer demand. If customer demand, pricing conditions or other economic factors deteriorate after we enter into such contracts, we may be obligated to purchase inventory at prices below their market value or in volumes in excess of our demand. In such circumstances, we may incur losses or be forced to recognize charges that may adversely affect our business, results of operations and financial condition.

For example, in 2024, we recognized $2.9 million of losses on purchase contracts, reflecting adverse bulk-wine purchase commitments through 2025. We acquired bulk wine contracts as part of the Winc acquisition, which at the time were indicative of market values. However, after the sale, the wine category as a whole began to decline and the volume of wine necessary to support operations after the sale was reduced, resulting in expected purchase commitment volumes in excess of our expected demand. As a mitigation effort to utilize potential excess supply, we entered into a supplier agreement under which we sell finished wine to Full Glass at prices below cost, which resulted in $0.8 million of losses during 2024.

Although the Company expects that bulk wine purchase contracts will have a smaller role at the Company, with a corresponding diminishing effect on the risks associated with such commitments, there is no guarantee that we will not enter into additional bulk wine purchase contracts in the future.

Our dependence on Full Glass and our loss-making obligations to Full Glass have materially harmed, and may continue to materially harm, our gross margins, liquidity, and results of operations.

We have entered into agreements with Full Glass that have resulted, and are expected to continue to result, in losses and adverse cash flow effects. In 2024, we recognized $3.7 million of losses on contracts, reflecting adverse bulk-wine purchase commitments of $3 million through March 31, 2026 and a supplier agreement under which we sell finished wine to Full Glass at prices expected to be below cost of production, resulting in $0.8 million of losses. As of March 31, 2026, the related liability was $3.0 million. These obligations have materially reduced our gross profit and compressed margins, and may continue to do so for the duration of the commitments. In addition, under a Multi-Year Wine Purchase Agreement, Full Glass committed to purchase approximately 111,000 cases of finished wine (aggregate value of approximately $4.0 million) through February 2026 at a fixed price of $36 per case, subject to a semi-annual $1.0 million take-or-pay minimum and 30-day payment terms. Full Glass is currently in default under this production agreement, and a settlement is being negotiated. If we are unable to collect amounts due, enforce remedies, or renegotiate acceptable terms, we may incur further reductions in gross profit, increased working capital needs, higher allowances for credit losses, and additional write-downs or reserves. Any settlement may not fully compensate us for losses incurred and could impose additional obligations or restrictions.

Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future manufacturers, contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. We also rely on third parties for certain portions of our manufacturing process, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a region which experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Our Company was incorporated under the laws of the State of Delaware on September 22, 2016. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit.

For the fiscal years ended December 31, 2025 and 2024, we incurred net losses from operations of approximately $14.1 million and approximately $12.6 million, respectively. Further, in March 31, 2026, we incurred a net loss from operations of $3.1 million. We may never achieve profitability. Even if we do, we may not be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in the value of your investment in our Company.

We anticipate sustaining operating losses for the foreseeable future.

It is anticipated that we will sustain operating losses for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. We may not ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

We will require substantial additional capital to finance our operations and meet our growth objectives. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and development programs or future commercialization efforts, and/or our business and prospects could be materially and adversely affected.

Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities. The Company will continue to invest in building out its sales and marketing teams as well as maintain a robust development team. General and administrative expenses will increase as the cost of maintaining a public company is significantly higher than maintaining a privately held company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

As of March 31, 2026, we had approximately $1.0 million of cash on hand and our anticipated operating requirements for the next twelve months, assuming the maintenance of our current operations, exceed our available capital resources. Our estimate as to how long we expect our existing capital to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timeline, cost and results of our products;

•	the cost and timing of manufacturing activities;

•	the effect of competing technological and market developments;

•	the payment of licensing fees, potential royalty payments and potential milestone payments;

•	the cost of general operating expenses; and

•	the costs of operating as a public company.

Advancing the development of our product will require a significant amount of capital. In order to fund all of the activities that are necessary to complete the development of our product, we will be required to obtain further funding through equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional funding may not be available to us on acceptable terms, or at all.

Our potential failure to raise such capital as and when needed or on acceptable terms would have a negative impact on our results of operation, financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a variety of means, including through equity, debt financings, or other sources. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder.

Such financing may also result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that are not favorable to us.

Because we have entered into the Streeterville prepaid preferred financing, conversion and warrant mechanics could cause significant dilution and downward pressure on our stock price, restrict future financings, and trigger adverse default consequences.

On March 17, 2026, we entered into the SPA with Streeterville. Accordingly, our existing stockholders will experience dilution, and our stock price could be adversely affected by conversion mechanics tied to market prices. The Series C Stock is convertible into Common Stock at an alternate conversion price equal to the lesser of the Fixed Price and 90% of the lowest daily VWAP in the ten trading days prior to conversion, subject to a floor price equal to 40% of the applicable Nasdaq pricing metric (but in no event less than $4.00 per share). The issuance of 28,125 shares of Common Stock (the “Commitment Shares”) at the First Closing and up to 3,500,000 shares of Common Stock issuable upon exercise of the Warrant issued at the First Closing will further dilute stockholders. Additionally, the Series C Stock accrues a preferred return at 8% per annum (increasing to 18% per annum upon an Event of Default), payable quarterly in cash or additional shares of Series C Stock at the Company’s election, which would result in additional dilution if paid in kind. The SPA grants Streeterville consent rights over Restricted Issuances (broadly defined to include virtually all debt and equity issuances other than Exempt Issuances), asset dispositions over $500,000, security interests, reverse stock splits, additional preferred stock issuances, and Fundamental Transactions. Trigger events, including receipt of a Nasdaq non-compliance letter, average market capitalization below $100 million over any ten-trading-day period, and a closing price 50% or more below the opening listing price, and Events of Default could increase our obligations (including a 15% increase to the stated value upon each Event of Default, applicable up to three times), accelerate conversions, and entitle Streeterville to force a full redemption of all outstanding Series C Stock.

On May 29, 2026, we entered into the Warrant Amendment with Streeterville, which reduced the exercise price of the Warrant from 110% of the Nasdaq Valuation Price to $5.00 per share for any exercise occurring during the Reduced Exercise Price Period, a ninety (90) day period commencing June 1, 2026. The reduced exercise price substantially increases the likelihood that Streeterville will exercise the Warrant during the Reduced Exercise Price Period, which would result in the issuance of up to 3,500,000 additional shares of Common Stock at a price significantly below the original exercise price, causing additional dilution to existing stockholders. Following the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per share. The Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice.

We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

We have a limited operating history and have incurred recurring losses from operations. For the years ended December 31, 2025 and 2024, we incurred a net loss of approximately $17 million and approximately $15 million, respectively and during the three months ended March 31, 2026, we incurred a net loss of approximately $3 million. Our failure to generate sufficient revenues, effectively manage expenses or raise additional capital could adversely affect our ability to achieve our intended business objectives. These matters, among others, raise substantial doubt about our ability to continue as a going concern. We expect losses on core operations to continue over the next 12 months.

We have funded our operations partially through the issuance of convertible notes, SAFEs, preferred stock, and Regulation CF offerings.

Between 2017 and 2021, we issued a series of convertible notes, raising an aggregate of approximately $11.0 million. This included $500,000 raised through convertible notes in 2017, $1.5 million raised through convertible notes in 2018 and 2019, $2.0 million raised through convertible notes in 2019, and $7.0 million raised through convertible notes in 2020 and 2021. In 2022, we completed SAFE financings for an additional $1.65 million.

We subsequently completed several rounds of preferred stock financings. In 2021 and 2022, we raised approximately $5.1 million through the issuance of Series Seed Preferred Stock, of which 409,921 shares and $1,557,462 were raised through a crowdfunding (CF) offering. Between 2022 and 2023, we raised approximately $3.6 million through the issuance of Series A Preferred Stock in connection with the GEM&BOLT acquisition and a related fundraising transaction. In 2023, we raised approximately $6.0 million through the issuance of Series B-1 Preferred Stock, which included the conversion of the previously issued SAFEs and was completed in connection with the Winc acquisition. In 2024, we raised approximately $293,000 through the issuance of Series B-2 Preferred Stock in connection with a debt conversion, and an additional $1.7 million through the issuance of Series B-3 Preferred Stock in a follow-on financing.

In May 2025, we completed a Regulation CF crowdfunding campaign at a purchase price of $8.55 per share, raising $470,759 and issuing 61,892 shares of Common Stock. Most recently, in December 2025, the Company closed a Regulation Crowdfunding offering at a purchase price of $8.98 per share, raising approximately $261,856 through the issuance of 29,572 shares of Common Stock. The Company launched an additional Regulation CF crowdfunding offering in February 2026.

In April 2026, we received the initial funding on the Streeterville agreement, raising $6.990 million through the issuance of 7,000 Series C Preferred Shares.

In addition to equity fundraising, we have capital resources available in the form of a line of credit for $5 million from Merchant Financial, other debt instruments totalling $5.0 million, and $1.0 million of cash on hand. Through March 2026, we raised a financing round of $2.7 million through a promissory notes convertible into Common Stock and received $0.8 million through the exercise of warrants. We plan to have sufficient capital prior to listing to provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least May 2027, and after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities. However, we cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to: (i) significantly delay, scale back or discontinue the development or commercialization of new products; (ii) seek collaborators for further development and commercialization of our products; or (iii) relinquish or otherwise dispose of some or all of our rights to technologies or the products that we would otherwise seek to develop or commercialize.

We have experienced a covenant breach under our credit facility, and such and other future covenant violations could result in acceleration of our debt and materially adversely affect our liquidity.

In August 2025, we experienced a technical breach of certain financial covenants under our credit facility, primarily related to minimum Tangible Working Capital and Tangible Net Worth requirements. On March 10, 2026, we entered into a Waiver and Amendment No. 1 to the Loan and Security Agreement (the “Credit Facility Amendment”) with Merchant Factors Corp., pursuant to which the lender waived the applicable defaults arising from our non-compliance with the Tangible Working Capital covenant for the period from September 30, 2025 through March 10, 2026. In connection with the Credit Facility Amendment, the maximum credit available under the facility was reduced from $8,000,000 to $5,000,000, the minimum Tangible Working Capital and minimum Tangible Net Worth covenants were each reset to $2,500,000, and the term of the facility was extended through September 30, 2026 with automatic one-year renewal periods thereafter. Although the lender waived the prior defaults, there can be no assurance that we will maintain compliance with the revised covenants in future periods or that future covenant violations will not occur.

Our ability to comply with financial covenants depends on operating performance, working capital management, and access to capital, all of which are subject to significant uncertainty. Any future breach that is not waived could result in an event of default, permitting the lender to accelerate repayment, foreclose on collateral, impose additional restrictions, or terminate future availability under the facility.

If our indebtedness were accelerated or if we were unable to obtain additional waivers or refinancing on acceptable terms, we could face significant liquidity constraints, be required to raise capital on unfavorable terms, or be forced to reduce or suspend operations. Any of these outcomes could materially adversely affect our business, financial condition, and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Our Placement Agent has no obligation to purchase our securities and there is no guarantee that any future placement will be successful.

On March 17, 2026, we entered into the Placement Agency Agreement with the Placement Agent to serve as our exclusive lead placement agent for proposed future offerings of our securities on a “reasonable best efforts” basis. The Placement Agent’s obligations under the Placement Agency Agreement do not constitute a commitment by the Placement Agent to purchase any of our securities, and the Placement Agency Agreement does not ensure the successful placement of any securities or any portion thereof. There can be no assurance that the Placement Agent will be able to identify or secure purchasers for any future offering on terms acceptable to us, or at all. If we are unable to complete a successful placement through the Placement Agent, we may need to seek alternative sources of capital, which may not be available on favorable terms or at all.

In addition, pursuant to the Placement Agency Agreement, we have agreed to pay the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds raised in any placement and 6% of the aggregate gross proceeds received upon the exercise of any warrants issued in connection with such placement, together with expense reimbursement of up to $50,000 for out-of-pocket expenses and up to $75,000 for the Placement Agent’s legal fees. These fees and expenses will reduce the net proceeds available to us from any future placement. Furthermore, we have agreed to indemnify the Placement Agent in accordance with the indemnification provisions attached to the Placement Agency Agreement, which obligations survive termination or expiration of the agreement. Any claims for indemnification by the Placement Agent could further reduce our available capital and adversely affect our financial condition.

The Placement Agency Agreement also includes a 12-month tail provision pursuant to which, if, within 12 months following a termination of the Placement Agency Agreement (other than a termination by us for Cause), we complete any financing with any investor introduced to us by the Placement Agent or contacted by the Placement Agent on our behalf during the term of the engagement, we will be obligated to pay the Placement Agent the full compensation described above upon closing of such financing. This tail provision could limit our flexibility to pursue alternative financing arrangements and increase our cost of capital even after the Placement Agency Agreement has been terminated.

In addition, the Placement Agent has a right of first refusal for a period of 12 months after the consummation of a Go-Public Transaction (as defined in the engagement letter) to act as the lead underwriter and book running manager, lead placement agent or sales agent, or lead advisor for any public offering of our equity or equity-linked securities. If the Placement Agent exercises this right, we may be unable to select other placement agents or underwriters that could offer more favorable terms, which could adversely affect the terms and pricing of future offerings and result in greater dilution to our existing stockholders.

Because we have no current plans to pay cash dividends on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our Common Stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Common Stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our Common Stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our Common Stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our Common Stock less attractive as a result of the foregoing, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

Our Certificate of Incorporation provides for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Our Certificate of Incorporation renounces corporate opportunities that may be favorable to us.

Our Certificate of Incorporation contains a provision that, to the fullest extent permitted by law, renounces any interest or expectancy in certain business opportunities (referred to as “Excluded Opportunities”) that may be presented to, acquired by or developed by (i) our directors who are not employees of the Company or its subsidiaries and (ii) any holder of our Preferred Stock or any of such holder’s partners, members, directors, stockholders, employees, affiliates or agents, in each case other than individuals who are employees of the Company or its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such interest or expectancy is presented to, acquired by or developed by the applicable Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. As a result of this provision, these Covered Persons generally have no duty to present such Excluded Opportunities to us, even if the opportunity is one that we might reasonably be expected to pursue or that could be complementary to our business.

This renunciation of corporate opportunities may limit our ability to pursue attractive business opportunities, including opportunities that could enhance our competitive position, accelerate our growth or improve our financial performance. In addition, Covered Persons may pursue such opportunities for their own benefit or for the benefit of other entities, including entities that may compete with us now or in the future, and we may have limited or no recourse against such persons with respect to these matters.

Further, any amendment or repeal of this provision requires the affirmative vote of the requisite holders of our capital stock and, even if amended or repealed, any such change would apply only prospectively and would not affect rights that existed with respect to actions or omissions occurring prior to such amendment or repeal. As a result, this provision may continue to adversely affect us even if our stockholders later determine that it is no longer in our best interests.

We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock under this prospectus. However, our Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation and any indemnification agreements that we enter into with our directors and officers following the effectiveness of the registration statement of which this prospectus forms a part:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law;

•	Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our Certificate of Incorporation provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability. Large indemnity payments to our directors and officers in excess of any available insurance would materially adversely affect our business, financial condition, and results of operations.

Federal and state laws governing ownership interests in alcoholic beverage licensees may impact your ability to invest in the company.

Alcohol beverage licensees, their owners, officers, employees and agents are subject to state and federal trade practice and “tied-house” laws that restrict and/or prohibit certain ownership or financial interests, relationships and interactions among and between the three tiers of the alcoholic beverage industry - those tiers being the manufacturing or supply tier, the wholesale tier, and the retail tier. The rules and exceptions to the rules regarding such investments are materially different among the federal government and each state. They are also subject to frequent change and varying degrees of enforcement and focus. Further, alcohol beverage licensees are subject to applicable state and federal laws restricting and/or prohibiting ownership and relationships with individuals with certain criminal histories, including without limitation, felonies, certain misdemeanor violations, and crimes of moral turpitude. We cannot make any assurances that investments in the company by investors are permissible by the federal government or state regulatory agencies if (a) an investor or qualifying family member has an impermissible criminal violation, or (b) such investor or investor’s qualifying family member holds direct or indirect interests in domestic or foreign alcoholic beverage licensees or, in some instances, is even just employed by or contracted as an agent with another licensee, or (c) such investor’s investment results in any other trade practice or tied house violation under state or federal law. No state alcohol regulatory agency or federal alcohol regulatory authority has reviewed, passed on or endorsed the merits, adequacy or accuracy of this Offering, or the conformity of its/their provisions under any law or act, including without limitation the California Alcohol Beverage Act or Federal Alcohol Administration Act. It is within the purview of the TTB, ABC and each state alcohol regulatory agency to investigate our compliance with federal and state trade practice and tied-house requirements regardless of such investors’ amount of investment in the company. In connection therewith, Investor is required to represent and warrant to Company in connection with this offering that Investor is not disqualified under applicable laws from owning equity interests in the Company and that Investor will promptly provide Company all information and documentation necessary or desirable for the Company to make such determination. If Investor is disqualified at the time of investment, not truthful in its representation to the Company, or subsequently takes any actions or causes any omissions that result in a disqualifying event, investor’s shares may be subject to redemption.

The Company may undergo a future change that could affect your investment

The Company may change its business, management or advisory team, IP portfolio and licensing, location of its principal place of business, its production or distribution partners and strategic alliances, and alcohol beverage licenses, or other change that may result in adverse effects on your investment. Additionally, the Company may alter its corporate structure through a merger, acquisition, consolidation, or other restructuring of its current corporate entity structure. Should such a future change occur, it would be based on management’s review and determination that it is in the best interests of the Company.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

Securities research analysts may establish and publish their own periodic projections for our Company. These projections may vary widely and may not accurately predict the results we actually achieve. The price of our Common Stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of Common Stock in this offering. The Selling Stockholders will receive all of the proceeds from this offering. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and independent registered public accountant, and certain expenses of counsel to the Selling Stockholders.

DIVIDEND POLICY

We have never declared or paid dividends on our Common Stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay dividends on our common stock may also be limited by the terms of any future debt securities or credit facility.

CAPITALIZATION

 The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2026, (i) on an actual basis; (ii) on an as adjusted basis to illustrate the to give further effect to the automatic conversion on April 8, 2026 of all outstanding shares of our Preferred Stock (other than the Series C Convertible Preferred Stock, as to which no shares have been issued) into an aggregate of 11,116,358 shares of our Common Stock (reflecting 7,483,093 additional shares issued on conversion); (iii) on a pro forma as-further-adjusted basis to give further effect to the issuance at the Second Closing under the Securities Purchase Agreement with Streeterville Capital, LLC, as amended, of 7,000 shares of Series C Convertible Preferred Stock at a purchase price of $1,000.00 per share, or an aggregate Initial Purchase Price of $6,990,000, net of a $30,000 transaction expense amount, resulting in $6,960,000 of net proceeds to us; and (iv) on a pro forma, as further adjusted basis to give effect to the hypothetical issuance of all shares registered to Streeterville Capital, LLC under this registration statement in addition to all items included in the as adjusted basis. The pro forma presentation does not give effect to any other transaction subsequent to March 31, 2026. You should read the following table together with our consolidated financial statements and the related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2026
	Actual	As Adjusted	Pro Forma As Further Adjusted
Cash and cash equivalents	$991,806	$7,951,806	$30,951,806

Short-term debt:
Secured credit facility, current	2,928,161	2,928,161	2,928,161
Loans payable, current	750,000	750,000	750,000
Promissory notes payable	1,650,000	1,650,000	1,650,000

Long-term debt:
Loans payable	681,750	681,750	681,750
Convertible notes payable	1,731,710	-	-
SAFE notes	530,668	530,668	530,668
Total debt	8,272,289	6,540,579	6,540,579

Stockholders’ equity:
Series C Convertible Preferred Stock, $0.00001 par value per share; 35,000 shares designated; 0 shares issued and outstanding and actual; 7,000 shares issued and outstanding, As Adjusted for the Second Closing under the Streeterville SPA; and 30,000 shares issued and outstanding, Pro Forma As Further Adjusted for the subsequent closings under the Streeterville SPA	-	-	-
Preferred stock, $0.00001 par value per share; 41,192,462 shares authorized; 22,447,267 shares issued and outstanding, actual; and 0 shares issued and outstanding, As Adjusted for the April 8, 2026 automatic conversion of Preferred Stock	223	-	-
Common Stock, $0.00001 par value per share; 250,000,000 shares authorized and 3,600,420 shares issued and outstanding, actual; and 11,083,077 shares issued and outstanding, As Adjusted for the April 8, 2026 automatic conversion of the Preferred Stock	38	114	114
Additional paid-in capital	39,802,580	48,494,287	71,494,264
Treasury stock	(1,393,713)	(1,393,713)	(1,393,713)
Accumulated other comprehensive income	55,172	55,172	55,172
Accumulated deficit	(43,740,731)	(43,740,731)	(43,740,731)
Total AMASS stockholders’ deficit	(5,276,431)	3,415,129	26,415,106
Non-controlling interest	2,347,828	2,347,828	2,347,828
Total stockholders’ equity	$(2,928,603)	$5,762,957	$28,762,934
Total capitalization	$5,343,686	$13,338,292	$35,303,686

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the section entitled “Risk Factors.” This MD&A, which should be read in conjunction with our Financial Statements, is organized as follows:

Overview. This section provides a general description of our business and brief descriptions of recent goodwill and trademarks impairments, which we believe is important in understanding the results of our operations, financial condition, and potential future trends.

Strategy. This section provides a description of our strategy and a discussion of a recent development, and significant divestitures, acquisitions, and investments.

Recent developments. This section summarizes the material transactions and events that occurred during, or shortly after, the three months ended March 31, 2026.

Results of operations. This section provides an analysis of our results of operations presented on a business segment basis. In addition, a brief description of significant transactions and other items that affect the comparability of the results is provided.

Liquidity and capital resources. This section provides an analysis of our cash flows, outstanding debt, liquidity position, and commitments. Included in the analysis of outstanding debt is a discussion of the financial capacity available to fund our on-going operations and future commitments, as well as a discussion of other financing arrangements.

Critical accounting policies and estimates. This section identifies accounting policies that are considered important to our results of operations and financial condition, require significant judgment, and involve significant management estimates. Our significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1.

Emerging Growth Company and Smaller Reporting Company Status. This section discusses our reporting status.

Overview

We are a consumer packaged goods company focused on developing, marketing, and distributing a portfolio of premium beverage brands across the wine, spirits, and functional non-alcoholic categories with the ethos of meeting the needs of the modern day consumer. We have also historically offered a limited selection of personal and self-care products, but such products are not a priority on a go-forward basis as we focus on growing our beverage portfolio. Our products are primarily sold through a three-tier system to wholesale distributors, who then sell to retailers, bars, and restaurants, as well as directly to consumers through our e-commerce platforms.

Our business is driven by (i) the strength of our brands, (ii) the breadth and depth of our distribution network, (iii) consumer adoption of new product innovations, and (iv) our ability to manage costs while investing in long-term growth. We measure performance not only by revenue and profitability, but also by key operating metrics such as shipments, depletions, retail scan data, points of distribution (“PODs”), and velocity.

Our internal management financial reporting consists of two business divisions: (i) Wine and (ii) Spirits. We report our operating results in two segments: (i) Wine and (ii) Spirits.

In the Wine segment, we offer a portfolio that includes organic, biodynamic, and “better for you” premium wine brands, comprising both domestically produced and imported wines. The wine segment also includes our non-alcoholic wine business. In our Spirits segment, our portfolio includes AMASS spirits, GEM&BOLT mezcal, and Calirosa tequila. The Spirits segment also includes our non-alcoholic spirits products and, historically, a limited amount of personal and self-care products, which are not a priority on a go-forward basis. Certain items such as costs related to corporate communications, development, finance, strategy and growth, executive management, human resources, investor relations, IT, and legal are general costs applicable to the consolidated group and are not allocated to the reportable segments. These costs are not included in our Chief Operating Decision Maker’s (CODM) evaluation of the operating income (loss) performance of the other reportable segments.

Our business segments reflect how our operations are managed, how resources are allocated, how operating performance is evaluated by senior management, and the structure of our internal financial reporting.

Geographic Markets

Substantially all of our net revenues are currently generated in the United States, which represents our primary market across our spirits, wine, and non-alcoholic beverage portfolios. We have limited international exposure, with 99.7% of our revenues from the three months ended March 31, 2026 coming from the U.S. Certain of our brands have historically been sold in Europe, Canada, and Asia on a limited basis, primarily through third-party distributors or production-related arrangements, and such sales have not been material to our consolidated revenues. In addition, certain of our agave-based spirits products are produced in Mexico by our fully owned Mexican subsidiary and third-party production arrangements, but we do not currently operate material direct sales or distribution operations outside the United States. While our brands may reach consumers outside the United States through isolated or opportunistic transactions, we do not presently have established, ongoing commercial operations in Canada, Europe, Asia, or Latin America.

Strategy

Our long-term strategy, customer and market environment, marketing, sales, and distribution is unchanged from the strategy described in the S-1/A. For the Wine segment, our strategy is centered on generating consistent cash flow while preserving market positioning and selectively growing key brands that drive long-term enterprise value. We continue to optimize the portfolio with a focus on brands that demonstrate sustainable velocity and margin expansion, while rationalizing non-core labels to reduce complexity and improve working capital efficiency. For the Spirits segment, our strategy reflects a disciplined approach, with a near-term deprioritization in 2026 as we position the business for renewed growth in subsequent periods. We are actively managing existing brands to protect cash flow and maintain distribution presence, while deferring significant incremental investment until market conditions and capital allocation priorities support accelerated expansion.

In the first quarter of 2026, we continued to take steps in preparation for a direct listing of our common stock on a national securities exchange, including the filing of our Seventh Amended and Restated Certificate of Incorporation in January 2026 (which effected a 1-for-3 reverse stock split and converted our outstanding non-voting common stock into voting common stock) and, subsequent to quarter end, the filing of our Eighth Amended and Restated Certificate of Incorporation in April 2026.

Recent Developments

●	Seventh Amended and Rested Certificate of Incorporation (January 2026). On January 9, 2026, we filed with the State of Delaware, the Certificate of Incorporation, which, among other things, effected the Reverse Stock Split at a ratio of one-for-three (1-for-3), applied uniformly to all holders of Common Stock. The conversion rates of our outstanding shares of Preferred Stock were adjusted proportionately in accordance with their terms. Under US GAAP, the effects of the Reverse Stock Split are applied retrospectively to all reported financial periods.

●	Convertible note program (November 2025 through March 2026). From November 2025 through March 31, 2026, we issued unsecured convertible promissory notes in an aggregate principal amount of $2,766,316. The convertible notes bear simple interest at 9% per annum and mature on the earlier of (i) 24 months from issuance or (ii) a change of control. Upon a qualified financing (which would include our planned direct listing), the outstanding principal and accrued interest automatically convert at a price equal to 80% of the price paid by new investors. In connection with the issuance of the convertible notes, we also issued warrants to purchase shares of common stock, with an exercise price equal to the greater of $10.00 or the volume-weighted average trading price, exercisable following our listing on Nasdaq and expiring 180 days thereafter. Issuance of shares under the notes and warrants is subject to a 19.99% exchange cap absent stockholder approval. We have concluded that the embedded conversion feature requires bifurcation and the warrants require liability treatment. See Notes 8 and 10 to our unaudited condensed consolidated financial statements. See ‘Certain Relationships and Related Person Transactions’ and ‘Description of Capital Stock’ for the material terms of the notes and warrants.

●

Secured Promissory Note amendments — troubled debt restructuring (January 2026). In January 2026, we entered into two amendments to our Secured Promissory Note originally issued in April 2024:

Amendment No. 3 extended maturity to June 30, 2027, cancelled monthly payments due February through April 2026, waived accrued late-payment fees, released a contingent equity-transfer remedy, and set a revised payment schedule of seventeen $50,000 installments starting May 2026 plus a $417,000 balloon at maturity. Because we were in payment default and the lender granted concessions it would not otherwise have granted, we accounted for the amendment as a troubled debt restructuring under ASC 470-60. The total undiscounted cash flows under the restructured terms equal the pre-restructuring carrying amount, so no gain or loss was recognized. The effective interest rate on the restructured note is zero, and future cash payments will be applied entirely as reductions of the carrying amount.

Amendment No. 4 effected a partial warrant exercise pursuant to which the lender exercised a portion of a pre-existing warrant to purchase 102,425 shares of our Series B Preferred Stock at the contractual exercise price of $1.4644 per share. The $150,000 aggregate exercise price was paid by cancelling $150,000 of principal under the Note. The warrant is equity-classified; no gain, loss, or fair value remeasurement was recognized.

After giving effect to Amendments Nos. 3 and 4, the outstanding principal balance of the Secured Promissory Note at March 31, 2026 was $1,067,000.

●	Mezzanine Secured Notes — related-party balance repaid (March 2026); interest exchange (February 2026). In February 2026, we extinguished $276,475 of accrued interest on our Mezzanine Secured Notes in exchange for the exercise of 65,509 shares of common stock warrants for $26,479 and the issuance of 20,833 shares of common stock for $249,996. In March 2026, the remaining $97,854 of Mezzanine Secured Notes principal owed to a related-party holder was repaid in full. The aggregate Mezzanine Secured Notes principal balance at March 31, 2026 was $200,000 with $266,827 of accrued interest, none of which was due to a related party at quarter end. See Note 9 to our unaudited condensed consolidated financial statements.

●	Asset-based loan facility — maximum reduced; covenant waiver (2025/2026). During the first quarter of 2026, the maximum aggregate principal amount of our Loan and Security Agreement (the “ABL”) was reduced from $8,000,000 to $5,000,000. In August 2025 we breached a financial covenant under the ABL, which placed the ABL into technical default. We received a covenant waiver from the lender as of December 31, 2025, and through the date of issuance of these financial statements the parties continue to work together and the breach has not affected the functionality of the facility. The ABL matures in September 2026 with an automatic renewal for one year if not terminated before 60 days before the termination date. The outstanding ABL balance was $2,928,161 at March 31, 2026, compared with $3,277,034 at December 31, 2025.

●	Eighth Amended and Restated Certificate of Incorporation (subsequent event — April 30, 2026). Subsequent to quarter end, on April 30, 2026, we filed our Eighth Amended and Restated Certificate of Incorporation with the State of Delaware, which (i) removed the one-time operative provisions effected by the Seventh A&R Certificate and (ii) granted our Board of Directors the authority, by resolution, to designate one or more additional series of preferred stock out of the authorized but unissued shares of preferred stock and to fix the voting powers, preferences, and relative, participating, optional, or other special rights of each such series. See Note 17 to our unaudited condensed consolidated financial statements.

●	Regulation Crowdfunding round (subsequent event — February to April 2026). In February 2026 we opened a Regulation Crowdfunding offering, which closed in April 2026. As of the date of issuance of these financial statements, no funds had been received from the offering. See Note 17.

Results of Operations

Financial Highlights

Below is a summary of changes in net loss for the three months ended March 31, 2026 from 2025, with comparable adjustments broken out and shown separately (further discussed below):

	Three months ended		Dollar	Percent
	2026	2025	Change	Change
Net revenue	$4,149,346	$4,340,544	(191,198)	-4%
Cost of net revenue	3,076,402	3,125,784	(49,382)	-2%
Gross profit	1,072,944	1,214,760	(141,816)	-12%
Operating expenses
Selling and marketing	967,477	993,405	(25,928)	-3%
General and administrative	2,516,805	2,118,102	398,703	19%
Research and development	—	—	—	N/A
Impairment expense	110,402	—	110,402	N/A
Total operating expenses	3,594,684	3,111,507	483,177	16%
Comparable loss from operations	(2,521,740)	(1,896,747)	(624,993)	33%
Other income (expense)	(519,865)	(1,822,874)	1,303,009	-71%
Provision for income taxes	—	—	—	N/A
Net income (loss)	$(3,041,605)	$(3,719,621)	$678,016	-18%

Comparable Adjustments

Management excludes items that affect comparability from its evaluation of the results of each operating segment as these Comparable Adjustments are not reflective of core operations of the segments. Segment operating performance and the incentive compensation of segment management are evaluated based on core segment operating loss which does not include the impact of these Comparable Adjustments.

As more fully described herein and in the related Notes, the Comparable Adjustments that impacted comparability in our segment results for each period are as follows:

	March 31, 2026	March 31, 2025
Net revenues
Sales of bulk wine (a)	—	128,736
Comparable adjustments, Net revenues	—	128,736

Cost of net revenues
Cost of sales of bulk wine (a)	—	146,565
Cost of write-down of unutilized wine pre-acquisition (b)	—	168,930
Comparable adjustments, Cost of net revenues	—	315,495

General and administrative
Stock-based compensation (c)	220,932	44,548
Storage on bulk wine (a)	—	58,047
Comparable adjustments, general and administrative	220,932	102,595

Impairment loss (d)	110,402	—

Comparable adjustments, Operating loss	(331,334)	(289,354)

(a)	Sales from divested business unit relates to the sale of Winc.com in June 2023. All of those revenues pre-sale and associated costs are not part of our recurring business and are thus excluded from what the CODM views as regular operations. Along the same line, the sales from divested business unit also include sales and associated costs related to inventory sold to the buyer of winc.com post-sale. These revenues are not regular and part of the business’ long-term business plans/strategy and occur because they have been cash accretive in nature. Operating expenses related to these revenues are also excluded from performance evaluations for the segments.

(b)	The Company wrote-down inventory that was acquired as part of the Winc acquisition in 2023. When the Company sold the winc.com business, it lost its ability to sell wine unwanted on the wholesale channel through the winc.com channel. As such, excess bulk wine that was identified and written down in 2025 was not considered to be a core/recurring operation for the business.

(c)	The Company does not include stock-based compensation in its evaluation of performance.

(d)	The Company does not include impairment loss in its evaluation of performance.

Business Segments

Net revenue

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$3,688,329	$3,754,755	$(66,426)	-2%
Spirits	461,017	457,053	3,964	1%
Unallocated amounts	-	-	-	N/A
Comparable adjustments	-	128,736	(128,736)	-100%
Consolidated net revenues	$4,149,346	$4,340,544	$(191,198)	-4%

The wine business declined 2% from the first quarter of 2025 to the first quarter of 2026. This decline was largely due to portfolio optimization and strategic investment in core brands. We believe this optimization will better utilize working capital and allow for more stable growth in future periods, as marketing resources and focus can be more directed to the brands we have higher conviction behind. In the first quarter of 2026, sales of our three priority core brands – Summer Water, Pizzolato MUSE, and Good Twin increased by 5.8% over 2025. As our core and priority brands continue to become a larger composition of total wine revenue, we anticipate revenue to not only grow but to be more capital efficient.

Spirits revenue increased 1% in the first quarter of 2026 compared to the first quarter of 2025. Calirosa revenue grew 5% in the first quarter of 2026 while revenue from AMASS spirits declined Company’s strategic decision to temporarily deprioritize certain legacy spirits products while management focused on integrating and rebuilding the operational and commercial platform associated with the 222 Spirits acquisition. During this Calirosa transition, the Company reduced shipment volumes as it realigned distribution and brand positioning for the portfolio and we started to see the effect of the change in this quarter.

The decline in comparable adjustments is largely due to the sale of the Winc DTC business in 2023.

Gross profit, non-GAAP

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$867,000	$1,179,264	$(312,264)	-26%
Spirits	205,944	222,255	(16,311)	-7%
Comparable Adjustments	-	(186,759)	186,759	-100%
Consolidated gross profit	$1,072,944	$1,214,760	$(141,816)	-12%

Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

Wine segment gross profit, non-GAAP decreased 26.5% to $0.9 million (23.5% of wine net revenues) for the first quarter of 2026 from $1.2 million (31.4% of wine net revenues) for the first quarter of 2025. The decline in wine gross profit, non-GAAP was primarily driven by the overall decline in wine net revenues and a compression in gross margins reflecting changes in brand mix, increased inventory obsolescence charges ($0.2 million increase), and higher per-unit production costs related to tariffs.

Spirits segment gross profit, non-GAAP decreased by 7.3%, to $0.2 million (44.7% of spirits net revenues) for the first quarter of 2026 from $0.2 million (48.7% of spirits net revenues) for the first quarter of 2025. The reduced margin was attributable to product mix from higher-margin organic AMASS spirits to the Calirosa brand, which carries a lower gross margin profile given third-party sourcing costs and repricing initiatives required for the brand.

Comparable Adjustments in the first quarter of 2025 were a combination of bulk wine sales and write-downs of unutilized wine that did not occur during the first quarter of 2026.

Sales and marketing

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$862,129	$901,696	$(39,567)	-4%
Spirits	67,199	80,547	(13,348)	-17%
Unallocated amounts	38,149	11,162	26,987	242%
Consolidated selling and marketing	$967,477	$993,405	$(25,928)	-3%

Sales and marketing expenses decreased 2.6% to $1.0 million for the first quarter of 2026. Wine sales and marketing expense decreased 4.4%, reflecting tighter discipline around trade and promotional spend. Spirits sales and marketing expense decreased 16.6%, consistent with the near-term deprioritization of Spirits investment described under “Strategy” above. The increase in unallocated sales and marketing costs reflects incremental corporate marketing and brand-investment activity not allocated to either reportable segment..

General and administrative

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$695,828	$952,946	$(257,118)	-27%
Spirits	139,334	376,602	(237,268)	-63%
Unallocated amounts	1,460,711	685,959	774,752	113%
Comparable Adjustments	220,932	102,595	118,337	115%
Consolidated general and administrative	$2,516,805	$2,118,102	$398,703	19%

Consolidated general and administrative (“G&A”) expense increased $0.4 million, or 18.8%, year-over-year. The increase was driven entirely by unallocated corporate G&A, which grew $1.0 million year-over-year and offset reductions of $0.3 million in Wine and $0.2 million in Spirits achieved through headcount actions and shared-service consolidation. The increase in unallocated G&A reflects (i) $693 thousand of advisory share-based expense recognized in the first quarter of 2026 in connection with the issuance of 77,331 shares of common stock to advisors and (ii) higher professional services costs associated with our direct listing.

Unallocated G&A for the first quarter of 2026 includes approximately $523 thousand in headcount and contractor costs, $699 thousand in professional services, and $44 thousand in amortization expense. The comparable figures for the first quarter of 2025 were $375 thousand in headcount and contractor costs, $58 thousand in professional services, $144 thousand in depreciation and amortization, and $75 thousand in warehouse lease-termination costs.

Research and development

We did not have material research and development costs in the first quarter of 2026 nor the first quarter of 2025.

Impairment

We recognized $0.1 million of impairment loss in the first quarter of 2026 (none in the first quarter of 2025), reflecting an additional impairment charge on intangible assets associated with our Gem & Bolt acquisition. Together with the goodwill and intangible-asset impairments recognized in 2024 and 2025 (described in the S-1/A), this charge reflects continued softness in certain Spirits reporting units.

Operating loss

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$(690,957)	$(675,378)	$(15,579)	2%
Spirits	(589)	(234,894)	234,305	-100%
Unallocated amounts	(1,498,860)	(697,121)	(801,739)	115%
Comparable Adjustments	(331,334)	(289,354)	(41,980)	15%
Consolidated operating loss	$(2,521,740)	$(1,896,747)	$(624,993)	33%

Consolidated loss from operations widened $0.6 million year-over-year to $(2.5) million. Wine segment operating loss was essentially flat year-over-year, and Spirits segment operating loss narrowed by $0.2 million driven by reduced G&A. The overall increase in operating loss was driven by unallocated corporate G&A, as discussed under “General and Administrative” above.

Other income (expense)

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Interest income	$3,709	$6,483	$(2,774)	-43%
Interest expense	(454,856)	(1,544,260)	1,089,404	71%
Change in fair value of derivative liabilities	(49,216)	-	(49,216)	-100%
Change in fair value of SAFEs	(10,426)	-	(10,426)	-100%
Other expense, net	(9,076)	(285,097)	276,021	97%
Consolidated other income (expense)	$(519,865)	$(1,822,874)	$1,303,009	-71%

Total other income (expense) improved by $1.3 million year-over-year to $(0.5) million, driven primarily by lower interest expense. Interest expense for the first quarter of 2026 was $0.5 million, compared with $1.5 million for the first quarter of 2025 — a 70.5%, decrease. The decrease in interest expense reflects (i) lower outstanding ABL balances ($2.9 million at March 31, 2026 versus $3.7 million at March 31, 2025), (ii) the application of zero-effective-interest-rate treatment to the Secured Promissory Note following the troubled debt restructuring described under “Recent Developments” above, and (iii) the absence in the current quarter of certain interest-related charges that were recorded in the first quarter of 2025 in connection with the legacy Mezzanine Secured Notes and certain related-party promissory note arrangements.

Other expense, net of $0.1 million in the first quarter of 2026 includes the changes in fair value of our derivative liabilities and our SAFE liability, each measured at fair value under Level 3 inputs as described in Notes 3, 8, 10, and 11 to our unaudited condensed consolidated financial statements.

Liquidity and Capital Resources

Sources of Liquidity

We have historically funded our operations through issuances of stock, credit facilities, term loans, revenue producing activities, convertible debt, and SAFE agreements. In August 2025, we experienced a technical breach of certain financial covenants under our credit facility. On March 10, 2026, we entered into the Credit Facility Amendment with our lender, Merchant Factors Corp., pursuant to which the lender waived the defaults for the period from September 30, 2025 through March 10, 2026 and the parties agreed to reduce the maximum credit from $8,000,000 to $5,000,000, reset each of the Tangible Working Capital and Tangible Net Worth covenants to $2,500,000 (tested quarterly), and extend the facility term to September 30, 2026. See “—Credit Facility Covenant Breach” below for additional detail. As of March 31, 2026, we had cash and cash equivalents of $1.0 million.

Based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance our future operations and, without giving effect to this offering, we have concluded that there is substantial doubt regarding our ability to continue as a going concern within one year after the date of our audited consolidated financial statements. See the section entitled “Risk Factors — Risks Related to Our Financial Condition and Capital Requirements —  We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.” included elsewhere in this prospectus. Our Independent Registered Accounting Firm issued an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows

The following table summarizes our sources and uses of cash for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,		Dollar	Percent
	2026	2025	Change	Change
Net cash used in operating activities	$(1,799,602)	$(720,777)	$(1,078,825)	150%
Net cash provided by investing activities	261,327	574,227	(312,900)	-54%
Net cash provided by financing activities	1,705,119	(22,016)	1,727,135	-7,845%
Net increase (decrease) in cash	$166,844	$(168,566)	$335,410	-199%

Operating activities

Net cash used in operating activities was $1.8 million in the first quarter of 2026, compared with $0.7 million in the first quarter of 2025. The increase in operating cash use reflects unfavorable movements in working capital, including a $0.8 million increase in accounts receivable, a $0.8 increase in inventory, and a $0.2 increase in prepaid expenses and other current assets, partially offset by a $1.3 million increase in accounts payable and a $0.6 million increase in accrued expenses. Net loss before non-cash items improved year-over-year, reflecting the lower net loss discussed above and the inclusion of $0.7 million in noncash issuance of advisory common stock shares, $0.2 million of stock-based compensation, $0.1 million of depreciation and amortization, $0.1 million of impairment, and $49 thousand of fair-value losses on derivative liabilities.

Investing activities

Net cash provided by investing activities was $0.3 million in the first quarter of 2026, compared with $0.6 million in the first quarter of 2025. The current-period inflow reflects $0.3 million proceeds from a deposit on an investment repurchase, with $39 thousand of investing outflows in the period. The first quarter of 2025 included $0.5 million of proceeds from the sale of an investment in De Soi and $0.1 million of proceeds from a notes receivable.

Financing activities

Net cash provided by financing activities was $1.7 million in the first quarter of 2026, compared with $22 thousand used in the first quarter of 2025. The first quarter of 2026 financing activity was driven by $1.4 million of net proceeds from convertible-note issuances and $0.8 million of proceeds from warrant exercises, partially offset by $0.3 million of net repayments on the ABL, and $0.1 million of loan repayments (principally the related-party Mezzanine Secured Note repayment described under “Recent Developments”).

Streeterville Capital Prepaid Preferred Purchase

On March 17, 2026, we entered into a Securities Purchase Agreement with Streeterville for a prepaid preferred purchase of up to $30 million of Series C Convertible Preferred Stock. The initial purchase of $6,990,000 occurred at the Second Closing on May 20, 2026, net of a $30,000 Transaction Expense Amount. Subsequent purchases are at our election during the two-year commitment period, subject to conditions including minimum market capitalization of $50 million, outstanding balance below $2 million, 20-day and 60-day median and average daily trading volume of at least $250,000, stockholder equity of at least $3 million (if listed on Nasdaq Capital Markets), closing trade price at least 200% above the Floor Price for ten consecutive trading days, and an effective registration statement. We have a reinvestment right to Streeterville to purchase up to an additional $5 million.

Subsequent purchases are at our election, subject to conditions that include trading volume, market capitalization, shareholder approval for issuances exceeding Nasdaq thresholds, maintenance of sufficient authorized shares, and trading above a floor price metric. Conversions would initially be at a fixed price based on the Nasdaq listing valuation and, after the earlier of 180 days post-listing or specified trigger events, at an alternate price equal to the lower of the fixed price and 90% of the lowest daily VWAP in the ten trading days prior to conversion, in each case subject to a floor. In connection with First Closing, we issued Commitment Shares equal to $450,000 divided by the Expected Reference Price of $16.00 per share (28,125 shares), pursuant to the Amendment. At the First Closing on April 8, 2026, we also issued to Streeterville the Warrant to purchase up to 3,500,000 shares of Common Stock, cash-exercisable at 110% of the Fixed Price, for a Warrant Purchase Price of $10,000. The arrangement contemplates Streeterville consent rights over certain future debt and equity issuances and a post-listing registration of all shares issuable under the commitment; failure to cause the registration to become effective within a specified period would increase outstanding stated value by a stated percentage per month, subject to caps and tolling. We believe this facility will enhance near-term liquidity but will also result in dilution to existing stockholders and could constrain other financing alternatives.

Future funding requirements

We anticipate that we will continue to incur net losses for the foreseeable future due to the requisite investment in sales and marketing to grow our brands, costs to incubate new brands, and to potentially engage in future acquisitions. We expect our operating losses to continue until we can increase revenues to support operational costs. We also have short-term liabilities that are coming due in the near term.

As of December 31, 2025, we had $0.8 million in cash and cash equivalents. From January 1, 2026 through March 31, 2026, we raised $0.8 million in exercised warrants and $1.4 million of notes convertible into common stock. As of March 31, 2026 we had $1.0 million in cash and cash equivalents.

We believe that our existing cash and cash equivalents will be sufficient to fund our current operating plan through at least June 2026. Based on our current operation and fundraise plan, we believe that our existing cash and cash equivalents, will allow us to fund our operations and meet our debt obligations through May 2027. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including the factors discussed in the section of this prospectus entitled “Risk Factors.” We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. We expect that we will require additional funding to continue operations and fund growth objectives. Further, our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert the attention of our management from our day-to-day activities, which may adversely affect our ability to meet our business objectives.

Material cash requirements

Our material cash requirements consist primarily of debt obligations, amounts due under convertible instruments and SAFEs upon triggering events, leases and licensing fees, payables to inventory suppliers, and payables for professional services. The timing and magnitude of these cash requirements depend on a variety of factors, including operating performance, compliance with debt covenants, access to capital, and the timing of any liquidity events.

The table below summarizes our material cash requirements as of March 31, 2026, separated between short-term (within the next 12 months) and long-term (thereafter).

Category	Next 12 Months	Thereafter	Total
Secured credit facility principal and interest (1)	$2,928	$-	$2,928
Other debt principal and interest (2)	2,885	682	3,567
SAFEs and convertible instruments (3)	-	531	531
Leases and licensing fees (4)	380	-	380
Supplier payables (5)	4,577	-	4,577
Professional service payables (6)	4,998	-	4,998
Total material cash requirements	$15,768	$1,213	$16,981

(amount in thousands)

Note: Amounts reflect contractual obligations and known commitments as of March 31, 2026 and do not include discretionary operating expenditures. Amounts also do not include principal and interest of approximately $2.7 million of convertible notes, including $1,000,000 issued to MVL Inc. (f/k/a Alchemi Project Inc.) in February 2026, that automatically converted into shares of Common Stock upon the consummation of the Company’s Direct Listing that occurred on May 20, 2026. The conversion occurred at a conversion price equal to 80% of the price per share of equity securities sold in the Qualified Financing.

(1)	Represents scheduled principal and interest payments under our credit facility, assuming renewal of the credit facility in the ordinary course consistent with historical practice. Amounts are based on contractual repayment terms in effect as of the reporting date and do not reflect potential acceleration resulting from covenant breaches or events of default. The presentation also does not reflect future renewals, extensions, refinancings, or other modifications that management expects to pursue in the normal course of business. Management believes it has the intent and ability to renew the credit facility on an ongoing basis and to satisfy principal obligations as they come due through continued access to the facility, operating cash flows, and other capital-management actions.

(2)	Represents scheduled principal and interest payments under our other indebtedness based on contractual terms in effect as of the reporting date. The amounts presented do not reflect potential acceleration resulting from covenant breaches or events of default, nor do they reflect any extensions, refinancings, or other modifications that management may pursue. All debt instruments scheduled to mature within the next 12 months are held by shareholders, and management is evaluating and expects to pursue a combination of equity conversions and maturity extensions to address principal obligations due within that period.

(3)	Our SAFEs and convertible instruments do not require scheduled cash repayment and are generally convertible into equity upon the occurrence of a qualifying financing, liquidity event, or other specified triggering events. As a result, no cash payments are reflected in the short-term column. Amounts presented in the long-term column reflect potential settlement amounts only in the event that conversion does not occur or upon the occurrence of other contingent outcomes.

(4)	We have an obligation to pay $42,248 per month under our Santa Maria Warehouse (as defined below) lease that ends in December 2026. We do not have any other material leases or licensing fees.

(5)	Represents payables to various suppliers throughout our supply chain. With respect to the two vendors with the largest outstanding balances, management is in active discussions to negotiate a settlement that would involve converting approximately $2.35 million of the outstanding payables into term debt payable over a three-year period. Management is also actively negotiating settlements and other resolutions with a majority of its remaining suppliers.

(6)	Represents payables to various professional service providers related primarily to legal and transaction services, which were largely incurred in connection with acquisitions completed in prior periods. Management intends to negotiate and settle these balances over the next several years through a combination of negotiated reductions and conversions to equity.

Contractual Obligations and Commitments

Bulk wine contracts

In connection with our 2023 acquisition of Winc, we assumed a portfolio of long-term bulk wine supply contracts originally structured to support both Winc’s direct-to-consumer and wholesale operations. These agreements provide for the purchase of bulk wine through the 2025 calendar year, primarily covering the 2023 and 2024 vintage years, at contracted prices generally ranging from $9.00 to $15.50 per gallon.

Since the acquisition, market conditions in the bulk wine segment have deteriorated materially. We believe the decline is other than temporary through the dates for which the contracts apply. Wines that were previously contracted at $10–$15 per gallon now trade for as little as $2 per gallon in the spot market, reflecting approximately a 4% category-wide volume decline and oversupply across key varietals. As a result, the realizable value of the wine under contract has decreased significantly. To address these excess commitments, we are actively evaluating a range of mitigation strategies, including negotiated contract terminations, resale into the bulk market, and alternative production uses. During 2024, we recognized approximately $3.7 million in anticipated losses associated with these contracts. In 2025, we recognized an additional $0.1 million in anticipated losses associated with these contracts. No material losses were recognized in the three months ended March 31, 2026.

Supplier contracts

In June 2023, the Company entered into an Asset Purchase Agreement with Full Glass to sell substantially all assets of the Winc DTC business. The total purchase consideration was approximately $11.0 million, consisting of $0.25 million in cash, a $5.25 million senior secured promissory note, a $4.0 million subordinated note, and penny warrants in Full Glass’s parent company.

Following the closing, the parties executed subsequent agreements to define the ongoing commercial terms and expand the relationship.

●	February 2024: Full Glass and AMASS entered into an agreement, under which (i) the warrants issued to AMASS were permanently cancelled and forfeited, (ii) the subordinated note was cancelled, (iii) all prior defaults under the original notes were waived, and (iv) the two existing promissory notes were consolidated into a single Amended and Restated Secured Promissory Note with an initial principal balance of $1.884 million, bearing interest at 8% per annum with monthly $150 thousand payments beginning in March 2024. The restatement reflected an agreed purchase-price reduction of approximately $1.6 million, which was estimated in 2023. For such considerations, Full Glass accelerated repayment of the Secured Promissory Note that existed prior to this amendment. On the same date, AMASS and Full Glass executed a Multi-Year Wine Purchase Agreement under which Full Glass committed to purchase approximately 111,000 cases of finished wine (aggregate value ≈$4 million) through February 2026 at a price of $36 per case, subject to a semi-annual $1 million take-or-pay minimum and 30-day payment terms, thereby establishing AMASS as a continuing production partner for Full Glass’s portfolio. At this time Full Glass is in default of the production agreement and a settlement is being negotiated.

●	October 2024: The note balance was reduced to $718 thousand, with continued $150 thousand monthly payments and an additional $215 thousand principal pay-down linked to bank funding. A concurrent letter agreement required Full Glass to pay $695 thousand toward outstanding trade payables owed to AMASS in two tranches tied to the facility’s funding timeline.

Afterdream services

We previously provided certain operational and administrative services to Afterdream, Inc. in connection with its efforts to scale its business. As we pursued a public listing, the Company determined to discontinue these services due to potential regulatory considerations associated with NASDAQ listing requirements relating to businesses operating in the hemp-derived cannabinoid space. Accordingly, we ceased providing services to Afterdream.

In connection with the termination and settlement of these services, we sold our remaining shares of De Soi to Afterdream for $0.4 million. The transfer was intended to provide Afterdream with sufficient collateral to obtain financing and repay its outstanding obligations to us in full. Under the terms of the agreement, we retain the right to repurchase the De Soi shares from Afterdream for the purchase price plus 9% interest per annum.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3, “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.

Credit Facility Covenant Breach

In August 2025, we experienced a technical breach of certain financial covenants under our credit facility, primarily related to minimum Tangible Working Capital and Tangible Net Worth requirements. On March 10, 2026, we and our lender, Merchant Factors Corp., entered into the Credit Facility Amendment, which (i) waived defaults arising from our non-compliance with the Tangible Working Capital covenant and the Tangible Net Worth covenant for each calendar month during the period from September 30, 2025 through March 10, 2026, (ii) reduced the maximum credit available under the facility from $8,000,000 to $5,000,000, (iii) reset the minimum Tangible Working Capital and Tangible Net Worth covenants to $2,500,000 each, tested at the end of each fiscal quarter, (iv) extended the initial term of the facility to September 30, 2026, with automatic one-year renewal periods, and (v) required payment of a $5,000 amendment fee. In connection with the Credit Facility Amendment, we reaffirmed all covenants and representations under the Loan and Security Agreement and executed a general release in favor of the lender.

The Credit Facility Amendment became effective upon execution by each guarantor (including AMASS Brands, Inc. and Project Crush Acquisition Corp., LLC as corporate guarantors, and Mark T. Lynn and Geoffrey McFarlane as individual guarantors) and satisfaction of all conditions. The covenant breach and related amendment underscore our dependence on continued access to liquidity and the importance of maintaining compliance with our debt agreements. Although the prior defaults have been waived, the reduced availability under the facility may limit our borrowing capacity. Failure to maintain compliance with the amended covenants could require us to seek additional waivers, restructure our indebtedness, raise additional capital, or curtail operations.

The covenant breach and related waiver underscore our dependence on continued access to liquidity and the importance of maintaining compliance with our debt agreements. Failure to maintain compliance could require us to seek additional waivers, restructure our indebtedness, raise additional capital, or curtail operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP), which require management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures. These estimates are inherently uncertain, and actual results may differ from those estimates. The following accounting policies and estimates are material to our financial condition and results of operations and require significant management judgment.

Critical Accounting Policies

Fair Value Option

ASC 825, Financial Instruments (ASC 825), allows for entities to elect the “fair value option,” which permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value. The decision to elect the fair value option is: (a) applied on an instrument-by-instrument basis (except as delineated within the guidance of ASC 825); (b) irrevocable, unless a new election date occurs; and (c) applied to an entire instrument.

Entities may elect the fair value option for several defined items, including a recognized financial asset and financial liability (with certain specified exceptions). The fair value option may not be elected for several items as defined in ASC 825, including an investment in a subsidiary or an interest in a variable interest entity that is required to be consolidated.

The election of recognition under the fair value option is irrevocable unless another election date occurs. The fair value option need not be applied to all instruments issued or acquired in a single transaction. A financial instrument that is legally a single contract may not be separated into parts for purposes of applying the fair value option. An investor in an equity security may elect the fair value option for its entire investment in that security, including fractional shares.

The Company has elected the fair value option on its equity investment in De Soi, Inc. (“De Soi”). Management determined to elect the fair value option on these investments in order to provide more useful information to the shareholders regarding the performance of its investment.

Business combinations

The Company accounts for business combinations under ASC 805, Business Combinations, which requires that the assets acquired and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that direct costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method and consist of components, finished goods, and products in transit from the Company’s suppliers. Costs of finished goods inventories include all costs incurred to bring inventory to its current condition, including inbound freight and duties. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of net revenues to reflect the lower of cost or net realizable value. If actual market conditions are less favorable than those projected by the Company, further adjustments may be required that would increase the cost of goods sold in the period in which such a determination was made.

Impairment of long-lived assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (ASC 360). In accordance with ASC 360, the Company reviews its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount the carrying value of the asset exceeds its fair value. In addition, the Company evaluates goodwill for impairment in accordance with ASC 350, Intangibles-Goodwill and Other (ASC 350). Goodwill is tested at least annually, or more frequently if a triggering event occurs. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, not to exceed the total amount of goodwill.

Stock-based compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, advisors, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as they occur. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Revenue recognition

The Company recognizes revenue under FASB ASC 606, Revenue from Contracts with Customers. The Company derives its revenue primarily through the sale of alcohol and non-alcoholic spirits, wine, seltzers, and personal care products in both wholesale and direct to consumer channels. Spirits and wine end customers consist primarily of retailers, bars, and restaurants. The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue generating activities have a single performance obligation and are recognized when the ordered goods are shipped to the end customer, which is when control transfers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of its product. The Company’s sales terms do not typically allow for a right of return on sales to wholesale and distributor customers except for matters related to any manufacturing defects. Amounts billed to customers for shipping and handling are included in net revenues.

As the Company’s standard payment terms are less than one year, the Company has elected, as a practical expedient, to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable source that depicts the price as if sold to a similar customer in similar circumstances. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing component as payments are received at or shortly after the point of sale.

Costs incurred to obtain a contract are expensed as incurred when the amortization period is less than a year. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefit of those costs to be longer than one year. The Company has concluded that none of the costs it has incurred to obtain and fulfill its sales contracts meet the capitalization criteria, and as such, there are no costs deferred and recognized as assets on the consolidated balance sheets as of March 31, 2026 and December 31, 2025.

Net revenues reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates. This variable consideration is recognized as a reduction of the transaction price based upon expected amounts at the time revenue for the corresponding product sale is recognized. For example, customer promotional discount programs are entered into with certain distributors for certain periods of time. The amount ultimately reimbursed to distributors is determined based upon agreed-upon promotional discounts which are applied to distributors’ sales to retailers. Other common forms of variable consideration include volume rebates for meeting established sales targets, including discounts offered to the end customer. The determination of the reduction of the transaction price for variable consideration requires certain estimates and assumptions that affect the timing and amounts of revenue and liabilities recognized. Management estimates this variable consideration by taking into account factors such as the nature of the promotional activity, historical information, and current trends, availability of actual results, and expectations of customer and consumer behavior. All such estimates were not material for the three months ended March 31, 2026 and March 31, 2025.

Further, the Company offers discounts on e-commerce transitions such as first order discounts, free shipping on sales over certain thresholds, subscription discounts, and bundled set discounts. All e-commerce discounts are included as part of net revenues on the statements of operations and known at the time of the transaction.

Critical estimates

Inventory valuation

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method and includes materials, labor, and applicable overhead. We regularly evaluate inventory for potential obsolescence, slow-moving or excess quantities, spoilage, shrinkage, and changes in net realizable value. These estimates require management judgment and are influenced by factors such as changes in consumer demand, supply chain disruptions, inflation, and raw material price volatility, any of which could materially impact our results.

Estimation in the three months ended March 31, 2026 and 2025, as well as the years ended 2025 and 2024, included   expected losses on long-term supply contracts where the net realizable value of certain inventoriable goods are believed to be below the contractual purchase price. As it pertains to the Company’s bulk wine purchase, this includes consideration of the varietal, vintage, and volume of product versus the market price.

Long-term contracts

We evaluate long-term supply and purchase contracts to determine whether the expected costs to fulfill our obligations exceed the anticipated economic benefits. When estimated costs under a supply contract exceed its realizable value, we recognize a loss for the difference in accordance with U.S. GAAP. These estimates require management judgment regarding future market prices, utilization, and recoverability, and actual results may differ from those estimates. Changes in these assumptions could materially affect the amount of expense recognized in our financial statements.

Impairment on goodwill

We allocate the purchase price in business combinations to net assets, including identifiable intangible assets and goodwill. Goodwill and indefinite-lived intangible assets are not amortized, but are tested for impairment at least annually or whenever indicators of impairment arise. Definite-lived intangible assets are amortized over their useful lives and tested for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Inputs to impairment tests include market multiples, forecasted cash flows, growth rates, margins, allocations between reporting units, and long-term projections.

Intangible asset valuation

The determination of the fair value of identifiable intangible assets acquired in business combinations requires significant management judgment. The Company values trademarks and other brand-related intangible assets using the relief-from-royalty method, which estimates the present value of future after-tax cash flows saved by owning the asset rather than licensing it.

Key inputs include projected revenues attributable to the acquired brands, an assumed royalty rate, and a discount rate that reflects the time value of money and the risk characteristics of the underlying cash flows. These assumptions are inherently subjective and based on management’s best estimates at the acquisition date. Changes in the royalty rate, discount rate, or projected revenue growth could materially impact the resulting fair value and related amortization or impairment conclusions.

Fair value of equity awards

We grant equity-based awards for compensation purposes. The measurement of compensation expense for these awards requires management to estimate the fair value of the underlying common stock, for which there is no market, as well as the awards on the grant date, which require assumptions regarding expected term, volatility, dividend yield, and forfeiture rates. Changes in these assumptions could materially affect the amount of expense recognized in our financial statements.

Fair value measurements of investments

The Company measures certain investments at fair value on a recurring basis under ASC 820, using Level 3 inputs due to significant unobservable assumptions. Fair value is determined using a market-based approach that considers comparable company multiples, liquidity discounts, and recent transactions, including partial investment sales. Further, the investment’s management’s projections are utilized in the analysis, which is also subject to significant estimation. Changes in these assumptions could materially affect the valuation. There were no changes in valuation methodologies during the three months ended March 31, 2026 and fiscal year 2025.

Accounts receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. The Company evaluates the creditworthiness of its customers prior to extending credit and monitors the aging and collectability of receivables on a continuous basis. The Company establishes an allowance for expected credit losses on financial assets, including trade and other receivables, at each reporting date. The allowance reflects management’s estimate of lifetime expected credit losses based on historical collection experience, the type and credit quality of the customer, the age of outstanding receivables, and current and expected future economic conditions. Management uses the best information available to make these estimates; however, future adjustments may be required if there are significant changes in customer financial condition or broader economic trends.

Derivative liabilities

The accounting for the Company’s derivative liabilities requires the use of significant estimates and management judgment. These derivative liabilities arise from embedded features within certain convertible debt instruments and associated warrants that do not qualify for equity classification under applicable accounting guidance. As a result, the Company records these instruments as liabilities at fair value and remeasures them at each reporting date, with changes in fair value recognized in earnings. The fair value of these derivative instruments is determined using valuation models that incorporate probability-weighted scenarios, including “with and without” methodologies, to estimate potential settlement outcomes. These models require the use of significant unobservable inputs, including assumptions regarding the probability and timing of conversion or listing events, expected volatility, discount rates, and other market participant assumptions. Because these inputs are not directly observable in the market, the derivative liabilities are classified as Level 3 within the fair value hierarchy. Changes in these assumptions could materially affect the estimated fair value of the derivative liabilities and result in significant non-cash gains or losses recognized in the Company’s consolidated statements of operations.

Convertible debt

The accounting for the Company’s convertible promissory notes and associated warrants requires the application of complex accounting guidance and the use of significant estimates and assumptions. The Company evaluated the embedded conversion features and related warrants under applicable accounting standards to determine whether these instruments qualify for equity classification or must be accounted for as derivative liabilities. This evaluation requires judgment regarding the interpretation of contractual terms, the potential settlement outcomes under various triggering events, and whether the instruments may require cash settlement or variable share settlement outside the Company’s control. For those features that do not qualify for equity classification, the Company records them at fair value as derivative liabilities, with changes in fair value recognized in earnings until settlement or expiration. Estimating the fair value of these instruments requires the use of valuation models that incorporate significant assumptions, including the Company’s expected volatility, estimated equity value, probability and timing of potential financing or change-of-control events, and other market-based inputs. Changes in these assumptions could materially impact the estimated fair value of the derivative liabilities and the amount of non-cash gains or losses recognized in the Company’s results of operations.

SAFE notes

The accounting for the Simple Agreement for Future Equity (“SAFE”) issued in connection with the Good Twin business requires the application of significant judgment and the use of estimates. The Company evaluated the contractual terms of the SAFE to determine the appropriate classification under applicable accounting guidance, including whether the instrument qualifies for equity classification or must be accounted for as a liability. Because the SAFE contains contingent settlement provisions that could require cash settlement upon certain events outside the Company’s control, the Company concluded that the instrument should be classified as a liability and measured at fair value, with changes in fair value recognized in earnings until conversion or settlement. Estimating the fair value of the SAFE requires the use of valuation models and significant assumptions, including the estimated equity value of Good Twin, expected volatility, the probability and timing of potential equity financings or liquidity events, and other market-based inputs. Changes in these assumptions could materially impact the estimated fair value of the SAFE liability and the amount of non-cash gains or losses recognized in the Company’s results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Global Trade Environment

We continue to monitor developments in global trade policy, including the potential for new or increased tariffs and retaliatory actions by trading partners. These factors may impact our sourcing, cost structure, and international growth strategy, and we actively evaluate mitigation strategies to limit potential adverse effects.

We expect certain market conditions and their related impacts to persist through fiscal 2026, which could materially affect our results of operations and financial condition. We will continue to closely monitor evolving consumer demand trends and broader economic conditions and assess their effects on our business. We regularly evaluate margin profiles on all of our imported products and action on mitigation strategies to reduce the impact of tariffs or other global market factors. Our mitigation strategies include pricing actions, productivity improvements, inventory management, and optimized marketing, which may not be sufficient in all cases. Additionally, severe weather events such as wildfires, droughts, floods, extreme heat, or late frosts could adversely impact both our supply chain and consumer purchasing behavior, potentially resulting in a material effect on our operations and financial results.

Inflation Risk

Inflationary pressures have the potential to adversely affect our business operations, financial condition, and results of operations. Rising costs associated with cost of labor, research and development costs, and raw materials can lead to increased production and operational expenses. If we are unable to pass these increased costs onto our customers through pricing adjustments, our profit margins may be negatively impacted.

Furthermore, inflation can influence consumer behavior, particularly in discretionary spending categories such as premium beverages. Economic pressures may lead consumers to reduce, trade down, or delay purchases of non-essential or higher-priced beverage products, which could adversely affect demand for our offerings.

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result of this election, our consolidated financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

AMASS Brands Inc (“AMASS,” the “Company,” “we,” “our,” or “us”) is a Delaware corporation with our principal place of business in Santa Maria, California. Founded in 2016, AMASS is building a diversified premium beverage platform at the intersection of craft, wellness, and functionality. Our mission is to modernize drinking occasions with products that are premium, health-conscious, and culturally resonant.

We operate across multiple categories—spirits, wine, and non-alcoholic alternatives—creating a uniquely diversified portfolio aligned with long-term consumer shifts toward moderation, premiumization, and wellness. Our brands are distributed primarily in the United States through wholesale, on-premise and direct-to-consumer (“DTC”) channels.

For the year ended December 31, 2025, we generated $17.8 million in net revenues and incurred a net loss of $17.2 million. For the year ended December 31, 2024, we generated $21.7 million in net revenues and incurred a net loss of $15.2 million. Since inception, we have generated more than $80 million in cumulative revenue across our portfolio.

Our Corporate Structure & History

AMASS is a corporation formed on September 22, 2016, under the laws of the State of Delaware. With a principal place of business in Santa Maria, California, we sell alcoholic and non-alcoholic beverages through wholesale and online platforms and invest in and acquire different companies and entities in the aforementioned categories and industries.

In the past, we offered a limited selection of personal and self-care products (e.g., lotions, soaps, candles) which were historically included in our spirits category and accounted for less than 5% of annual revenue. As of the date of this prospectus, such products are not a priority on a go-forward basis.

In 2022, AMASS entered into an Asset Purchase Agreement (the “Asset Purchase”) for substantially all assets and liabilities of GEM&BOLT, LLC (“GEM&BOLT”); which was accounted for as a business acquisition. As part of the Asset Purchase, AMASS acquired all of the equity interest in ART+ PLANTS HEALS DE RL DE CV (“Art+ Plants”), a wholly owned Mexican subsidiary. Located and formed in Oaxaca, Mexico, the Art+ Plants company manages mezcal production.

In December 2022, AMASS formed three wholly-owned subsidiaries, Project Crush Acquisition Corp LLC (“PCAC”), Project Crush DTC Sub LLC (“DTC Sub”), and Project Crush Wholesale Sub, LLC for its anticipated asset purchase of Winc, Inc. (“Winc”). In February 2023, the Project Crush Wholesale Sub, LLC changed its legal name to Maison Thomas, LLC (“Maison Thomas”).

The asset purchase of substantially all of the assets of Winc, Inc., a producer of innovative alcoholic beverage products (primarily wines) available for sale through direct-to-consumer (“Winc.com DTC”) e-commerce and wholesale channels, occurred in January 2023. In June 2023, the Winc.com DTC subscription-based e-commerce portion was sold to Full Glass Wine Co, leaving Natural Merchants and Domestic Wholesales wine portfolio products which are either purchased from other manufacturers or developed and manufactured in conjunction with winemakers, vineyards, and distillers domestically and internationally.

In September 2024, the Company purchased 50.0001% of 222 Spirits Holdco, LLC, and its two wholly owned subsidiaries, 222 Spirits Company, LLC, and 222 Spirits Management Holdco, LLC (collectively, “222 Spirits”).

Portfolio of Brands

AMASS manages a diversified portfolio of wholly owned brands, acquisitions, and minority interests spanning spirits, wine and non-alcoholic wine:

- AMASS – The flagship brand of spirits and non-alcoholic alternatives. AMASS is known for its clean formulations and design-forward positioning.

- GEM&BOLT Mezcal – A premium mezcal brand infused with damiana herb blending traditional craftsmanship with modern branding.

- Calirosa Tequila (via 222 Spirits) – A premium tequila brand co-founded with Adam Levine of Maroon 5. Calirosa is uniquely aged in red wine barrels, which impart its signature pink hue and nuanced flavor profile.

- Wine & Non-Alcoholic Wine

- Summer Water – A lifestyle rosé brand that resonates strongly with millennial and Gen Z consumers.

- Folly of the Beast – An accessible Pinot Noir emphasizing quality and sustainability.

- Organic & Biodynamic Imports – Partnerships with producers including Pizzolato (Italy), Biokult Österreich (Austria), and Maison Raymond (France).

- Good Twin – A premium non-alcoholic wine option designed for the growing “sober-curious” and moderation segments, offering consumers wine-style ritual and flavor without alcohol.

- Non-Alcoholic Aperitifs & Functional Water (Minority Interests)

- De Soi – A non-alcoholic aperitif co-founded by AMASS alongside Katy Perry. AMASS now holds a minority interest in the company, which targets the premium no/low-alcohol segment with sophisticated, occasion-based offerings.

- HpO – A pea protein sparkling water brand where AMASS holds a minority interest, combining plant-based protein with hydration to meet functional beverage demand.

Business Model

We operate through a multi-channel platform, generating revenue via:

- Wholesale distribution through national retailers, distributors, and on-premise accounts.

- Direct-to-consumer (DTC) via online channels and brand websites.

- International expansion (under evaluation), initially focusing on Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America.

Our model is designed to balance scale with consumer engagement while leveraging acquisitions and brand incubation to accelerate portfolio growth.

Competitive Strengths

- Functional innovation – Differentiated use of clean-label ingredients and adaptogens.

- Established distribution – Over 40,000 points of sale worldwide.

- Diverse portfolio – Multi-category platform spanning spirits, wine, and non-alcoholic.

- Experienced leadership – Management team with strong track record in beverage operations, brand-building, and acquisitions.

Growth Strategy

Our strategy for long-term growth includes:

- Expanding distribution across wholesale, retail, and on-premise accounts.

- Scaling direct-to-consumer and e-commerce platforms.

- Investing in innovation and new product launches.

- Executing strategic acquisitions to broaden our portfolio.

- Targeting international expansion, including Global Travel Retail and targeted new markets.

Current Markets

At present, our commercial operations are concentrated in the United States. Our products are distributed domestically through a network of third-party distributors, retail partners, and direct-to-consumer channels, subject to applicable regulatory restrictions.

We have had limited international sales activity, including certain historical or brand-specific sales in Canada, Europe, and Asia. These activities have been conducted through third-party partners and have not represented a significant portion of our revenues. In addition, we utilize a fully owned Mexican subsidiary and third-party production arrangements in Mexico for certain agave-based spirits products, but we do not currently maintain dedicated international sales teams, distribution infrastructure, or regulatory licenses outside the United States.

International Expansion Strategy

International expansion represents a long-term growth opportunity rather than a current operating focus. We are in the early stages of evaluating potential expansion into select international markets, including Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America. These efforts are currently limited to market research, potential distributor discussions, and strategic evaluation.

We have not entered into definitive distribution agreements, committed material capital, or commenced material commercial sales activities outside of the United States. Any future international expansion is subject to regulatory approvals, distributor arrangements, market conditions, and the availability of capital, and there can be no assurance that such expansion will occur on favorable terms or at all.

Our Current Stage

AMASS is in the growth stage, having successfully expanded its product line and market reach. We have secured significant funding through various investment rounds, enabling us to scale operations and enhance our marketing efforts as well as complete several acquisitions. Our planned presence in key international markets and robust domestic performance highlight our successful expansion strategy. We continue to build on our achievements with new product launches and strategic partnerships.

With 10+ core distinctive brands, our portfolio spans the entire spectrum of spirits and wine, underscoring AMASS’s commitment to variety and quality. Some of our notable brands include, Calirosa, Summer Water Rosé, Folly of the Beast, GEM&BOLT Mezcal, Good Twin, Pizzolato Organic Wine, Biokult Österreich and Maison Raymond.

Future Roadmap

We intend to broaden our presence in non-alcoholic and functional beverages, and expand our international distribution footprint. By leveraging our platform capabilities, distribution scale, and innovation pipeline, we aim to establish AMASS as a leading next-generation beverage company.

Competition

We compete against large global conglomerates such as Diageo, Pernod Ricard, Constellation Brands, and Brown-Forman, as well as regional and craft producers. Our differentiation lies in premium positioning, health-conscious innovation, and a multi-category approach that allows us to appeal to younger consumers and evolving drinking habits.

Chief Operating Officer Prior Bankruptcy Disclosure

AMASS Brands Inc’s Chief Operating Officer, Erin Green, previously worked as Chief Operating Officer for BWSC LLC, D/B/A Winc (“Winc”), which filed for bankruptcy in November of 2022 as a result of several market factors and the COVID pandemic. Ms. Green began working for Winc as Vice President of Operations in 2015 and became COO in 2021. While Ms. Green did not serve on Winc’s board of directors, she was involved in the management and strategy of its business. See the Risk Factors section of this prospectus, below, for how this may affect your investment.

Our Customer Base

We sell our portfolio of beverage alcohol and non-alcohol products to a diverse group of customers across the United States. Our customer base includes national and regional distributors, wholesalers, and direct-to-consumer (“DTC”) customers through our e-commerce platforms. No single customer accounted for more than 9.9% of our net revenues in 2024 and our top ten customers together represented approximately 46.6% of net revenues. In 2025, two customers accounted for 10.2% and 10.1% of net revenues, respectively. In the first quarter of 2026, we had one customer that accounted for 15.4% of net revenues.

Notwithstanding this diversification, one of our customers, Full Glass, is party to multiple commercial arrangements with us that have resulted in loss-making sales and adverse cash flow effects. In 2024 and 2025, we recognized $0.8 million and $0.1 million, respectively, of losses on sales under the Full Glass supply contract for which we sell finished wine below current costs. Full Glass is also in default under a multi-year wine purchase agreement that includes fixed pricing and take-or-pay minimums through February 2026, and we are negotiating a potential settlement.

While Full Glass did not exceed 10% of net revenues in 2024 nor 2025 nor the first quarter of 2026, our exposure to this customer may be significant in certain periods due to the pricing of these arrangements and the concentration of related accounts receivable. These arrangements, and Full Glass’s default, have negatively affected our gross profit and operating cash flows and may continue to do so while the commitments remain outstanding. Brief descriptions of the material terms of our agreements with Full Glass can be found immediately below.

Asset Purchase Agreement (June 11, 2023)

AMASS and its affiliates (as sellers) agreed to sell to Full Glass the DTC wine business assets (the “Asset Purchase Agreement”), including inventory, trademarks, technology, marketing materials, data, and specified contracts, subject to stated exclusions and with Full Glass assuming defined liabilities; closing required execution of ancillary transfer documents and a transition services and license arrangement, with customary representations, indemnification (including survival and caps), and cooperation covenants governing post-closing matters and transfer mechanics. The agreement provides non-assignment procedures where third-party consents are required, restricts public announcements prior to closing, allocates transfer taxes, and includes confidentiality and trademark use covenants.

Amendment to Agreement (June 21, 2023)

AMASS and Full Glass amended the Asset Purchase Agreement to provide that Full Glass would advance $150,000 to AMASS affiliates before closing, creditable against closing cash if the transaction closes, and otherwise treated as an “Extension Deposit” under the parties’ LOI upon termination; all other terms of the Asset Purchase Agreement remained in effect.

Second Amendment and Waiver to Asset Purchase Agreement (June 11, 2023)

AMASS and Full Glass amended schedules to the Asset Purchase Agreement (including transferred trademarks and contracts), added clarifying provisions related to the prior bankruptcy acquisition by BWSC, and included a new “No Other Representations” section for seller acknowledgments; with seller indemnification for any resulting damages, and certain estimated post-closing adjustment amounts were set. The amendment provides that its terms control over any conflict with the Asset Purchase Agreement and confirms continued application of the agreement’s miscellaneous provisions.

Disclosure Schedule to Asset Purchase Agreement (June 11, 2023)

The disclosure schedule sets forth exceptions, supplemental details, and lists supporting the representations, warranties, and schedules to the Asset Purchase Agreement, including title and condition matters, permit and licensing inventories across jurisdictions, and a comprehensive register of material contracts and assignments relevant to the transferred assets and assumed liabilities.

Amended and Restated Secured Promissory Note (February 29, 2024)

Full Glass (as borrower) issued to AMASS (as lender) an amended and restated senior secured promissory note in the principal amount of $1,884,023.62, bearing interest at 8.0% per annum, requiring $150,000 monthly payments beginning March 1, 2024, and maturing on the earlier of April 30, 2025 or acceleration, with customary default interest, offset rights tied to indemnification under the Asset Purchase Agreement, and security interests over defined collateral subject to covenants and events of default. The note reflects the Restatement Agreement’s reduction of principal and cancellation of the subordinated note, and includes a waiver of any defaults existing prior to the effective date.

Restatement Agreement (February 29, 2024)

AMASS and Full Glass agreed that upon a “Payment Event” (receipt by AMASS Parties of $3,500,000 in cash by March 1, 2024), the AMASS warrant would be cancelled, the senior and subordinated notes would be collectively amended and restated into a single $1,884,023.62 note with prior defaults waived, all guaranties would terminate, and certain purchase price adjustment provisions under the Asset Purchase Agreement would be deleted; AMASS retained a limited board observer right until the restated note is satisfied. The parties also terminated the transition services agreement (with specified survivals and no further amounts owing), set storage and landlord acknowledgment obligations for company inventory at AMASS facilities, and established delivery and payment schedules for “Ordered Inventory”; tax treatment was agreed as purchase price adjustments.

Multi-Year Wine Purchase Agreement (February 29, 2024)

AMASS (as seller) and a Full Glass affiliate (as buyer) entered into a multi-year agreement for the manufacture, purchase, and sale of wine products through February 28, 2026, providing for quarterly demand forecasts, minimum purchase order quantities per SKU and production run, and FCA (Incoterms 2020) delivery terms with title and risk of loss passing upon loading at the delivery point; a schedule reflects committed bulk wine volumes by varietal/SKU.

Second Amended and Restated Promissory Note (October 23, 2024)

Full Glass (as borrower) issued to AMASS (as lender) a second amended and restated senior promissory note in the principal amount of $717,714.38, bearing interest at 8.0% per annum, requiring $150,000 monthly payments beginning November 1, 2024 and an additional $215,000 principal payment upon specified bank facility funding, with maturity on the earlier of April 30, 2025 or acceleration and a waiver of all prior defaults as of the effective date. The note incorporates offset rights tied to indemnification under the Asset Purchase Agreement and provides that, upon receipt of a $550,000 repayment in respect of the prior amended and restated note, the security interests automatically terminate and UCC and IP security filings may be terminated.

Our Employees

As of March 31, 2026, we employed approximately 25 full-time employees, primarily located across the continental United States. Our employees are engaged across functions including sales, marketing, operations, finance, and product development. We believe our ability to attract, develop, and retain top talent is critical to our long-term success, particularly given the competitive nature of the consumer products and beverage alcohol industries. None of our employees are represented by a labor union, and we consider our relationship with our employees to be strong. In addition, we supplement our workforce with independent contractors and consultants where specialized expertise is required. We are committed to fostering a culture that emphasizes collaboration, accountability, and innovation, while investing in employee development and engagement to support the continued growth of our business.

Outsourcing

We rely on a network of third-party service providers and strategic partners to support key aspects of our operations. These include contract manufacturers for production and bottling, third-party logistics providers for warehousing and fulfillment, and specialized vendors for functions such as information technology, customer service, and compliance. Outsourcing these functions allows us to maintain a scalable and capital-efficient operating model, focus our resources on brand building and innovation, and access specialized expertise without incurring significant fixed costs. We maintain relationships with multiple suppliers and partners to help mitigate concentration risk, but the loss of, or disruption at, a key outsourced partner could have an adverse effect on our business.

Distribution and Brokerage Arrangements

We distribute our alcoholic beverage products primarily through third-party licensed wholesalers and distributors pursuant to distribution agreements that generally grant exclusivity for specified brands and territories, while in certain cases permitting us to retain direct-to-consumer sales rights (where permitted by law). These agreements typically include: (i) pricing set forth in agreed price lists, with advance notice of price changes (often 60–90 days); (ii) customary payment terms (including net payment terms) and late charges on past-due amounts; (iii) an initial term (often three years) with renewal provisions that in some cases are tied to achievement of agreed sales targets; (iv) termination rights for cause (including non-payment, insolvency, loss of required licenses, or other material breach) subject to notice and cure periods, and in some cases termination without cause by the distributor upon advance notice; (v) post-termination obligations, which may include the resale or transfer of remaining inventory at laid-in cost and cessation of use of our trademarks; and (vi) ongoing performance and reporting obligations, including commercially reasonable or “best efforts” promotion of the brands and periodic (often monthly) sales and depletion reporting. Certain of our agreements also include minimum performance thresholds tied to renewal and/or liquidated-damages style payments in limited circumstances if terminated early without cause. Certain distribution agreements also include provisions that may be triggered by a change of control or sale of a brand or related intellectual property, including requirements that a purchaser assume the agreement and/or that we pay a fee or termination payment in specified circumstances, which may survive termination.

Suppliers

We source raw materials, packaging, and finished goods from a network of domestic and international suppliers. Key inputs include bulk wine, spirits, glass, closures, and packaging materials. We work with both long-term strategic suppliers and spot market vendors to maintain flexibility and manage costs. In certain cases, we rely on a limited number of suppliers for specific ingredients or components, and disruptions in the availability or quality of these materials could adversely affect our operations. However, we do not rely on any one particular supplier and believe we can find suitable replacements in the event we lose any particular supplier. We actively manage supplier relationships and diversify sourcing where feasible to mitigate concentration risk and supply chain volatility. We believe our supplier base is generally stable and provides us with access to the quality and innovation required to support our brands.

Our principal raw materials include grapes and bulk wine, spirits and packaging inputs such as glass bottles, closures, labels, and other packaging materials. For our wine portfolio, we source grapes and bulk wine entirely from third parties through a combination of contracted grapes, contracted bulk wine, spot grapes, and spot bulk wine, and we utilize a mix of longer-term strategic relationships and spot market purchases to support continuity of supply.

We also procure certain bulk wine, finished wine, and storage and bottling services pursuant to written agreements such as those filed as exhibits to this registration statement. Under a bulk wine purchase agreement for a rosé program (Exhibit 10.30), we agreed to purchase 150,000 gallons for harvest years 2024 through 2028 at $13.50 per gallon, with pricing increasing by 3% per annum in the evergreen renewal period and capped at $14.00 per gallon. Payments are made in four installments (25% due September 1 and December 1 of the harvest year and 25% due March 1 and June 1 of the following year). We are required to accept the bulk wine by December 1 following harvest; bulk wine not paid for and shipped within 30 days after December 1 is subject to storage charges of $0.14 per gallon per month. Title does not transfer until all amounts owed are paid in full, and risk of loss shifts at acceptance as defined in the agreement. The agreement provides for interest on late payments at 1.5% per month, and if an invoice is more than 45 days past due, then the supplier may sell all or a portion of the bulk wine to a replacement buyer, with us remaining responsible for any decrease in the sale price. The agreement automatically renews annually after the initial term unless timely notice of intent to terminate is delivered during the specified annual notice window, and includes termination rights, including termination following a force majeure event preventing performance for 30 or more consecutive days, and the supplier’s right to terminate immediately for nonpayment, other noncompliance, or insolvency/bankruptcy. The agreement also grants the supplier a security interest in the bulk wine and proceeds to secure payment obligations.

We also have finished bulk wine purchase agreements (E.g. Exhibits 10.32 and 10.33) providing for the purchase of specified annual volumes across multiple vintages at fixed prices per gallon. For example, one agreement provides for 77,000 gallons per vintage of a California Red Wine Blend for the 2021–2023 vintages at $9.00 per gallon, and another provides for 60,000 gallons per vintage of California Cabernet Sauvignon for the 2021–2023 vintages at $9.85 per gallon. Under these agreements, we pay 100% net 30 days from the date of shipment or bottling; storage fees of $0.08 per gallon per month beginning on April 1 following harvest, and wine must be shipped or bottled and paid for in full by December 31 one year following harvest. Delinquent amounts are subject to a late charge of 1.5% per month, and failure to pay does not constitute a default until the seller makes written demand and we fail to pay within 10 days after receipt of the demand. Title and risk of loss transfer upon shipment, and the seller represents that it is the sole owner of the wine and will deliver it free of liens; the agreements also include assignment restrictions requiring the other party’s written consent.

In addition, we rely on third-party storage and bottling services under a custom storage and bottling agreement (Exhibit 10.31) that expires on December 31, 2028, and applies to vintages 2024–2027. Under that agreement, we commit to deliver approximately 120,000 gallons per vintage for storage and to bottle approximately 50,000 9L equivalent cases per vintage, and the service provider may charge for the greater of cases actually bottled or 80% of the aggregate bottling commitment if bottling volumes fall short. Bottling charges are due 15 days after each bottling event and other charges are due 30 days after billing; past due amounts bear a late charge of 1.5% per month. The agreement includes scheduling requirements (completed bottling work orders due 30 days prior to bottling; bulk wine delivered 14 days prior; packaging delivered no later than two business days prior), and provides that delays caused by late or defective wine or packaging may result in cancellation fees as specified in the agreement. We supply all packaging materials (including bottles, labels, closures and boxes) and are responsible for packaging condition/quality and label compliance, and bottled wine must be removed within five business days after bottling. The agreement includes limited cancellation rights for later vintages subject to notice and buy-out fees (including $221,450 payable by September 1, 2026 if cancelled after the 2025 bottling and before the 2026 vintage, and $136,000 payable by September 1, 2027 if cancelled after the 2026 bottling and before the 2027 vintage), as well as default provisions (including a 30-day notice period for payment defaults and cure provisions for other breaches) and dispute resolution through arbitration in California.

Strategic Acquisitions

In December 2022, the Company entered into a debtor-in-possession credit facility (“DIP”) to fund Winc during the Company’s section 363 asset acquisition. Under the DIP, the Company paid $2,000,000 in December 2022 and an additional $1,500,000 in January 2023. Total interest and credits earned on the DIP was $133,832 and was considered part of the purchase consideration on January 23, 2023, along with the principal, as part of the Company acquisition of Winc.

In January 2023, the Company finalized the Asset Purchase Agreement to acquire substantially all of the assets and liabilities from Winc out of bankruptcy through a Section 363 sale. The Company considers the net assets acquired through the Winc transaction to be two business units: wholesale and Winc.com DTC.

On September 19, 2024, the Company entered into an Asset Purchase Agreement to acquire 50.0001% of the equity stake in 222 Spirits Holdings, LLC. The Company issued 2,220,150 shares of Series B-3 Preferred Stock as total consideration for the transaction. 222 Spirits houses the IP for the brand Calirosa, a brand backed by Adam Levine in which the tequila is aged in red wine barrels.

Regulatory Environment

Our operations, together with those of our distributors, retail accounts, and ingredient and packaging suppliers, are subject to extensive regulation by federal, state, and local authorities in the United States and in foreign jurisdictions where our products are sold. In the United States, the production, distribution, marketing, and sale of our craft spirits, canned cocktails, and other beverage alcohol products are overseen by agencies including the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the U.S. Food and Drug Administration (“FDA”), and various state-level alcohol beverage control boards. We must comply with a wide range of requirements relating to labeling, advertising, formulation, permitting, packaging, storage, and distribution, as well as state and local tax obligations in all jurisdictions where our products are sold and federal excise taxes on spirits removed from bond. We continuously monitor regulatory developments to maintain compliance with all applicable tax, licensing, and reporting requirements, and in states where we operate, we are also subject to city and county building, land use, and other local codes and regulations.

Maison Thomas maintains 24 active wholesale permits for the states in which it directly conducts sales and distribution. In 13 additional states, operations are conducted either through third-party entities that hold the requisite licenses (8 states) or through our distributor partner, which maintains the relevant licenses (5 states). Certain jurisdictions, including Alaska, Florida, Hawaii, and South Dakota, do not require a state-level license for our activities. The Company’s spirits portfolio is distributed exclusively through third-party partners that possess and maintain all required state and federal approvals.

We utilize Avalara, a third-party software platform, to manage state-level compliance, excise tax filings, and reporting obligations. Avalara assists us in ensuring adherence to applicable federal and state regulations and enables us to scale operations efficiently while reducing the administrative burden of multi-jurisdictional compliance and product registration.

Alcohol-related regulation

We are subject to extensive regulation in the United States by federal, state and local laws and regulations regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the TTB and the FDA. The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing labeling guidelines, including input and alcohol content requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of spirits and alcoholic beverages through interstate commerce. We carefully monitor compliance with TTB rules and regulations, as well as the state laws of each state in which we sell our products. In the states in which our distilleries are located, we are subject to alcohol-related licensing and regulations by many authorities, including the state department of alcohol beverage control or liquor control. State agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce state alcoholic beverages laws. We are subject to municipal authorities with respect to aspects of our operations, including the terms of our use permits. These regulations may limit the production of alcoholic beverages and control the sale of alcoholic beverages, among other elements.

Employee and occupational safety regulation

We are subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions. These regulations require us to comply with manufacturing safety standards, including protecting our employees from accidents, providing our employees with a safe and non-hostile work environment and being an equal opportunity employer. We are also subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

Due to our production activities, we and certain third parties with which we work are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform similar purposes.

Privacy and security regulation

We collect personal information from individuals. Accordingly, we are subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; and the General Data Protection Regulation (“GDPR”). In addition, the Federal Trade Commission and many state attorneys general have interpreted existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. In response to such data privacy laws and regulations and those in other countries in which we do business, we have implemented several technological safeguards, processes, contractual third-party provisions, and employee trainings to help ensure that we handle information about our employees and customers in a compliant manner. We maintain a global privacy policy and related procedures and train our workforce to understand and comply with applicable privacy laws.

Intellectual Property

We rely on a combination of trademarks, domain names, copyrights, and trade secrets to protect our brands and proprietary rights. We believe the trademarks, including brand names, logos, and distinctive packaging designs, we use are valuable assets that help differentiate our products in the marketplace and build consumer loyalty. We actively manage and maintain registrations for our key marks in the United States and in select international jurisdictions where our products are sold. In addition, we rely on confidentiality agreements, non-disclosure agreements, and other contractual protections with employees, contractors, and business partners to safeguard our proprietary information, formulations, and know-how. Although we consider our intellectual property protections to be robust, we cannot be certain that they will prevent others from misappropriating our rights or developing competing products that do not infringe on our intellectual property. From time to time, we may be required to enforce or defend our intellectual property rights, which could result in significant costs or diversion of resources.

Following the April 12, 2024 transaction, legal ownership of the AMASS® trademark (U.S. Reg. No. 5,498,634; Serial No. 87-215,668) and associated goodwill resides with Resonant Subholdings Inc., a Delaware corporation. We hold an exclusive, worldwide, royalty-free license from Resonant permitting the continued use of the AMASS® name for our product lines and marketing operations. The license includes customary quality-control provisions under which we must maintain specified product quality standards and comply with brand usage guidelines, and provides the licensor with customary approval rights designed to protect the goodwill of the mark. All goodwill generated from our continued use of the AMASS® mark accrues to Resonant as the trademark owner. The license contains standard commercial terms, including provisions addressing termination for cause and other customary remedies, as well as assignability and successor-in-interest concepts intended to support continuity of our rights; however, the effectiveness of such provisions against purchasers or successors in the event of an enforcement or insolvency proceeding may be subject to applicable law and the circumstances of any transfer, as described in Risk Factors. We do not have any ownership interest in the AMASS® trademark following the transaction.

We own registrations for GOOD TWIN in the United States, and our affiliate, Project Crush Acquisition Corp., LLC, owns registrations in the United States for its brands, including SUMMER WATER and associated logos.

Property

We do not maintain a traditional brick-and-mortar corporate headquarters office. Our executive team primarily works remotely. Our primary mailing address is in Santa Maria, California, and our primary operating facility is our leased warehouse in Santa Maria described below.

Santa Maria, California (Operating Warehouse and Primary Mailing Address): We lease a warehouse facility located in Santa Maria, California, which we use to store wine and spirits inventory, dry goods, and point-of-sale items (the “Santa Maria Warehouse”), serving both our wine and spirits segments. The on-site team performs inventory management, wholesale wine order fulfillment, and direct-to-consumer order fulfillment for Good Twin. The Santa Maria Warehouse is licensed under AMASS Brands Inc as a federal wholesaler and holder of California Type 02 and Type 14 licenses, authorizing the storage and distribution of wine and spirits. Through our wholly owned subsidiary, Maison Thomas LLC, the same location is licensed as a federal importer and wholesaler and holds California Type 09, Type 17, and Type 18 licenses, authorizing the importation into California and distribution of alcoholic beverages. The Santa Maria Warehouse lease expired in December 2023 and was renewed in January 2024, January 2025, and January 2026, each time for a one-year term. The Santa Maria Warehouse is currently operational and supports our ongoing wholesale and direct-to-consumer activities.

Bethel Township, Pennsylvania (Former Warehouse Facility): As part of the Winc acquisition in January 2023, we assumed contracts for two warehouse facilities: the Santa Maria Warehouse and a warehouse facility located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania (the “Former Warehouse Facility”). The Former Warehouse Facility lease was terminated in July 2024, and we surrendered the premises and ceased operations at the facility. In March 2025, we entered into a Lease Termination and Settlement Agreement with the landlord of the Former Warehouse Facility. The final scheduled payment under that agreement was due in October 2025, and all obligations under the Lease Termination and Settlement Agreement have been satisfied and no amounts remain due. As a result, we no longer lease or operate the Former Warehouse Facility.

Los Angeles, California (Former Office Location): We previously maintained office space at 927 Santa Fe Avenue, Los Angeles, California, which was terminated by mutual consent with the landlord, and we do not have any remaining obligations under that lease. We do not currently maintain a separate executive office location.

Legal Proceedings

From time to time, we may become involved in claims, litigation, regulatory inquiries, audits, or other legal proceedings arising in the ordinary course of business. These matters may include commercial disputes with suppliers or distributors, employment-related claims, intellectual property matters, or regulatory compliance issues. We are not currently a party to any material pending legal proceedings, and, to our knowledge, no such proceedings have been threatened against us. While the outcome of legal proceedings is inherently uncertain, we do not believe that any existing claims or proceedings, individually or in the aggregate, would have a material adverse effect on our business, financial condition, or results of operations.

On July 12, 2024, we filed a civil action against VV1515 LLC, the landlord of our former Pennsylvania facility, in the United States District Court for the Eastern District of Pennsylvania, captioned AMASS Brands Inc. v. VV1515 LLC, Case No. 2:24-cv-04299, relating to a dispute concerning the termination of our lease for premises located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania. In March 2025, we entered into a Lease Termination and Settlement Agreement with the landlord that resolves the dispute and provides for the dismissal with prejudice of the litigation. The landlord retained our $300,000 security deposit, and we agreed to make additional cash payments totaling $75,000 on a scheduled basis through October 2025. Subject to our timely performance under the Settlement Agreement, the parties exchanged mutual releases. Other than the matter described above, we are not currently a party to any legal proceedings that we believe are material to our business.

Recent Developments

Since December 31, 2025, we have undertaken a number of significant initiatives and experienced developments that we believe position us for future growth. These include (i) the launch of new product innovations, (ii) the expansion of our distribution footprint into additional states and key national retail accounts, (iii) continued growth of our direct-to-consumer channel, supported by targeted digital marketing campaigns, and (iv) capital raising activities. In addition, we have implemented cost optimization measures to improve gross margin and operating efficiency. These actions, together with our ongoing brand investments, have strengthened our platform as we prepare for the next stage of our growth as a public company.

MANAGEMENT

Executive Officers

The following table sets forth certain information, as of the date of this prospectus, concerning our executive officers:

Name	Age	Position
Mark T. Lynn	42	Chairman & Chief Executive Officer
Erin K. Green	42	Chief Operating Officer
Zachary Ament	31	Chief Financial Officer

The following is a biographical summary of the experience of our executive officers.

Mark T. Lynn is our Chief Executive Officer, Founder, Principal Accounting Officer, and a director. Mr. Lynn has served as our Chief Executive Officer and a director since January 2019, when he founded AMASS. Since founding the Company, he has overseen strategy, operations, and brand development across the portfolio. In addition, Mr. Lynn has served as a member of the Board of Directors of Digital Brands Group (NASDAQ: DBGI) since September 2015. Prior to founding AMASS, Mr. Lynn held leadership positions in the consumer products sector, focusing on brand building, go-to-market execution, and scaling operations. Because of his deep knowledge of the beverage and consumer industries, his entrepreneurial background, and his leadership experience as both a founder and a board member of a public company, we believe Mr. Lynn is well qualified to serve on our board of directors.

Erin K. Green Ms. Green has served as our Chief Operating Officer since 2023, overseeing supply chain, operations, and commercial execution across our wine, spirits, and emerging beverage businesses. She is responsible for strategy and execution across multiple channels, including direct-to-consumer and wholesale, driving scalable growth and operational alignment across diverse routes to market. Ms. Green has also served as a member of our Board of Directors since 2025. Prior to AMASS, she joined Winc in 2015, where she served as served as Chief Operating Officer from 2023 to 2021. Ms. Green led multi-brand operations across wholesale and DTC, and before that held senior leadership roles at several consumer and retail companies. Throughout her career, she has built and executed wholesale strategies, optimized supply chains, and scaled consumer brands, bringing significant expertise in logistics, process management, and strategic execution. Ms. Green holds a Bachelor’s degree in fine arts from Indiana University.

Zachary Ament is our Chief Financial Officer. Mr. Ament has served as our Chief Financial Officer since 2025, after previously serving as Director of Finance. Mr. Ament joined the Company’s finance and accounting team in May 2020 and has held roles of increasing responsibility since that time. In his current role, he is responsible for all aspects of finance, accounting, capital markets, financial planning and analysis, M&A activity, and strategic planning, including leading the Company’s readiness for a potential public listing. Prior to joining AMASS, Mr. Ament worked as an auditor for CohnReznick LLP across technology, media, food and beverage sectors. Mr. Ament earned his Masters of Accountancy degree from the University of Southern California and is a CPA (inactive).

Non-Employee Directors

The following table sets forth certain information, as of the date of this prospectus, concerning our non-employees who serve on our board of directors:

Name	Age	Position
Christopher Bridges	46	Director
Edoardo Piscopo Di Ciccolini	37	Director
Jed MacArthur	46	Director

The following is a biographical summary of the experience of our non-employee directors.

Christopher Bridges serves as a director of AMASS, a position which he has held since 2025, and is the Chief Executive Officer of AMARA Rewards Inc., a fintech company focused on consumer credit and payments innovation. Prior to AMARA, Mr. Bridges was CEO of Vital Card from January 2020 through June 2025, overseeing product development, technology strategy, and capital raising. Prior to his current roles, Mr. Bridges held senior positions in financial services and technology companies, where he gained extensive experience in payments, consumer credit, and business development. Because of Mr. Bridges’ leadership in financial services, his experience scaling technology-driven consumer businesses, and his governance expertise, we believe Mr. Bridges is well qualified to serve on our board of directors.

Edoardo Piscopo di Ciccolini serves as a director of AMASS, a position which he has held since 2025. Mr. Piscopo di Ciccolini is the Founder and Chief Executive Officer of Forte Technologies, a consumer technology company founded in 2024. From 2020 to 2023 he served as Chief Operating Officer of O’Gara Coach, one of the largest luxury automobile dealership groups in the world, representing brands such as McLaren, Lamborghini, Rolls Royce, and Aston Martin. Since 2023, Mr. Piscopo di Ciccolini has served on the board of Italcost S.R.L., a strategic Italian LPG import and distribution company, and Italmare S.p.A., a national retail business. We believe Mr. Piscopo di Ciccolini’s extensive leadership experience in luxury consumer brands, international distribution, and global operations provides valuable insights and expertise to our Board.

Jed MacArthur serves as a director of AMASS, a position which he has held since 2025. Jed is the operator of Westbound & Down Brewery, which he founded in 2015, the most award-winning Colorado craft brewery recognized nationally for quality and innovation. He has scaled the brand from a single brewpub into a multi-location business with medals from the Great American Beer Festival and a loyal consumer following. As a board member, Jed brings founder-level experience in alcohol CPG, with expertise in brand building, distribution strategy, fundraising, and operating in regulated markets. He combines creative vision with disciplined execution, offering strategic guidance on scaling, capital planning, and long-term brand growth.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business and affairs and providing strategic guidance to our executive leadership team. The Board is currently composed of 5 members, including 3 independent directors within the meaning of the applicable listing standards of The Nasdaq Stock Market. Our directors bring a diverse range of expertise across consumer products, beverage alcohol, finance, operations, and corporate governance. The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each composed entirely of independent directors. We believe the collective experience, industry knowledge, and leadership skills of our Board members position us well to execute on our strategic priorities and support our transition to the public market.

Director Independence

Our board of directors has determined that Christopher Bridges, Edoardo Piscopo di Ciccolini, and Jed MacArthur are independent under the NASDAQ listing standards, and that a majority of our board is currently independent. Our board has made independence determinations under Nasdaq Listing Rule 5605(a)(2) and Item 407(a) of Regulation S-K, and our independent directors have held regularly scheduled executive sessions as required by Nasdaq Listing Rule 5605(b)(2).

Board Leadership Structure

Our Chief Executive Officer, other executive officers and other members of our management team regularly report to the non-executive directors and the audit committee to discuss any financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities.

Committees of our Board of Directors

Audit Committee

The members of our audit committee are Jed MacArthur, Edoardo Piscopo Di Ciccolini, and Christopher Bridges. Jed MacArthur serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our board of directors has determined that Jed MacArthur is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

The members of our compensation committee are Edoardo Piscopo di Ciccolini, Jed MacArthur, and Christopher Bridges. Christopher Bridges serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in Nasdaq rules and is a “non-employee director” under Rule 16b-3 under the Exchange Act. In addition, our board of directors has determined that each member of the compensation committee meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation committee’s responsibilities include:

•	reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

•	making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

•	reviewing and assessing the independence of compensation advisors;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	preparing the compensation committee reports required by the SEC, including our “compensation discussion and analysis” disclosure.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Edoardo Piscopo di Ciccolini, Jed MacArthur, and Christopher Bridges. Christopher Bridges serves as the chairperson of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying and screening individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Code of Conduct

We have adopted a written code of business conduct and ethics, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, a current copy of the code will be posted on our website at www.amass.com, www.amassbrandsgroup.com or www.amassbrands.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “— 2025 Summary Compensation Table” below. For the fiscal year ended December 31, 2025, our “named executive officers” and their positions were as follows:

•	Mark T. Lynn, Chief Executive Officer

•	Zach Ament, Chief Financial Officer

•	Erin K. Green, Chief Operating Officer

•	Geoffrey McFarlane, Former Interim Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” and a “smaller reporting company,” each as defined under SEC rules, we are not required to include a compensation discussion and analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

2025 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended December 31, 2024 and December 31, 2025:

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Total ($)
Mark T. Lynn, Chief Executive Officer	2025	200,600		-	200,600
	2024	167,240		-	167,240

Zach Ament, Chief Financial Officer(2)	2025	161,225	(3)	620,000	781,225

Erin K. Green, Chief Operating Officer	2025	200,600		992,000	1,192,600
	2024	200,000		-	200,000

Geoffrey McFarlane, Former Interim Chief Financial Officer(2)	2025	240,000	(4)	-	240,000
	2024	241,904	(5)	-	241,904

(1)	Amounts disclosed in the Option Awards column for 2025 relate to grants of stock options made under the 2016 Stock Option Plan. With respect to each award, the amounts disclosed generally reflect the grant date fair value computed in accordance with ASC Topic 718, determined using a Black-Scholes option valuation model. The assumptions used in calculating the grant date fair value of all awards are disclosed in the notes to the consolidated financial statements.

(2)	Mr. Ament was appointed as the Company’s chief financial officer in August 2025. Mr. McFarlane held the position of interim chief financial officer from July 2024 until August 2025.

(3)	Mr. Ament’s salary includes amounts earned in fiscal year 2025 in his role as Director of Finance, prior to his appointment as chief financial officer in August 2025.

(4)	Mr. McFarlane served as a consultant to the Company following the end of his term as interim chief financial officer and earned a base salary of $20,000 per month in his role as consultant.

(5)	Mr. McFarlane earned $121,904 in consulting fees prior to his appointment as interim chief financial officer and $120,000 in base salary as interim chief financial officer.

Narrative Disclosure to the Summary Compensation Table

Base Salaries

Base salaries are paid to our named executive officers to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal year ended December 31, 2024, although Mr. Lynn’s employment agreement provides for an initial base salary of $200,000. However, Mr. Lynn and the Company came to a mutual understanding to adjust his annualized cash base salary from time to time during 2024 due to business needs. Mr. Lynn’s annualized cash base salary was $66,560 at the beginning of 2024 and was increased to an annualized rate of $200,000 in April 2024. Ms. Green’s annual base salary was $200,600. Mr. McFarlane was appointed interim chief financial officer in July 2024 with a base salary of $20,000 per month.

For the fiscal year ended December 31, 2025, Ms. Green and Mr. McFarlane’s base salary rates remained the same. Mr. Lynn’s base salary rate was increased from $200,000 to $200,600 on January 1, 2025. Effective upon his appointment as Chief Financial Officer in August 2025, Mr. Ament’s annual base salary is $200,000, in accordance with his employment agreement.

In connection with the direct listing, the Board anticipates reviewing and potentially adjusting the base salaries of the Company’s executive officers to better align with market practices for similarly situated executives at publicly traded companies. Any such adjustments would be intended to ensure the Company remains competitive in attracting and retaining key executive talent.

Bonuses

None of the Company’s named executive officers received bonuses for the fiscal years ended December 31, 2024 and December 31, 2025.

Equity Compensation

None of the Company’s named executive officers received equity compensation grants during the fiscal year ended December 31, 2024.

In the fiscal year ended December 31, 2025, the Company granted incentive stock options to Mr. Ament and Ms. Green. The Company granted Mr. Ament 16,667 options on May 12, 2025, and 66,667 on November 11, 2025. The Company granted Ms. Green 133,334 options on June 3, 2025. All options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date.

For additional information about the Company’s equity compensation plans, please see the section titled “Equity Compensation Plans” below.

Other Elements of Compensation

Retirement Plans

The Company is a participating employer under the Justworks Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer plan intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The named executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The Code allows eligible employees to contribute, on a pre-tax basis, a portion of their salary, within prescribed limits, through contributions to the 401(k) Plan. Contributions are allocated to each participant’s account and are then invested in selected investment alternatives according to each participant’s directions. The Company has discretion to make employer matching and/or nonelective contributions to the 401(k) Plan on participants’ behalf; however, the Company did not make any such contributions to the 401(k) Plan in the fiscal years ended December 31, 2024 and December 31, 2025.

Employee Benefits and Perquisites

The Company’s named executive officers are eligible to receive the same employee benefits that are generally available to all full-time, U.S.-based employees, subject to the satisfaction of certain eligibility requirements. In structuring these benefit plans, the Company seeks to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Agreements with our Named Executive Officers

Mark T. Lynn

We entered into an employment agreement with Mr. Lynn, effective March 16, 2020, pursuant to which Mr. Lynn serves as our Chief Executive Officer. Pursuant to his agreement, Mr. Lynn is entitled to receive an initial base salary of $200,000. However, Mr. Lynn and the Company came to a mutual understanding to adjust his annualized cash base salary from time to time during 2024 due to business needs. Mr. Lynn’s annualized cash base salary was $66,560 at the beginning of 2024 and was increased to an annualized rate of $200,000 in April 2024. Mr. Lynn’s employment pursuant to the employment agreement is “at-will” and is terminable by either party for any reason and with or without notice.

The Company anticipates entering into a revised employment agreement with Mr. Lynn in connection with or following the completion of the direct listing. The terms of any such agreement are expected to reflect Mr. Lynn’s role and responsibilities at the Company and to be consistent with market practices for similarly situated executives at publicly traded companies. As of the date of this prospectus, no such agreement has been finalized.

Erin K. Green

We entered into an offer letter with Ms. Green, dated January 19, 2023, pursuant to which Ms. Green serves as our Chief Operating Officer. Pursuant to her agreement, Ms. Green is entitled to receive an initial base salary of $200,000. Ms. Green’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without notice.

The Company anticipates entering into an employment agreement with Ms. Green in connection with or following the completion of the direct listing. The terms of any such agreement are expected to reflect Ms. Green’s role and responsibilities at the Company and to be consistent with market practices for similarly situated executives at publicly traded companies. As of the date of this prospectus, no such agreement has been finalized.

Zachary Ament

We entered into an employment letter with Mr. Ament dated August 21, 2025, pursuant to which Mr. Ament was promoted to serve as our Chief Financial Officer. Pursuant to the employment letter, Mr. Ament is entitled to receive an annual base salary of $200,000. Mr. Ament received $91,613 upon the completion of the Company’s direct listing, which amounts were earned on a pro rata basis upon the closing of the direct listing, subject to Mr. Ament’s continued employment through such date, and were payable within thirty (30) days following the closing. Mr. Ament is also eligible to receive an additional transaction-related bonus in connection with the completion of the direct listing and to participate in the Company’s standard employee benefit programs as in effect from time to time. Mr. Ament’s employment is at-will and may be terminated by either party at any time, with or without cause or notice.

In November 2025, Mr. Ament has been granted an option to purchase 66,667 shares of the Company’s common stock pursuant to the Company’s equity incentive plan, as amended or adopted from time to time, with vesting and other terms to be determined by the Board and set forth in the applicable award agreement.

The Company anticipates entering into a revised employment agreement with Mr. Ament in connection with or following the completion of the direct listing. As of the date of this prospectus, no such agreement has been finalized.

Geoffrey McFarlane

We did not enter into any agreements with Mr. McFarlane during or following his employment as interim chief financial officer.

Following his term as interim chief financial officer, Mr. McFarlane continued to serve as a consultant. The Company anticipates entering into a consulting agreement with Mr. McFarlane in the near future. As of the date of this prospectus, no such agreement has been finalized.

Equity Compensation Plans

The following summarizes the material terms of the AMASS equity compensation plans.

2016 Stock Option Plan

On September 22, 2016, our Board and stockholders approved the AMASS 2016 Stock Plan (the “2016 Stock Plan”). The 2016 Stock Plan is intended to offer select employees, directors, and consultants with the opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by acquiring shares of the Company’s common stock.

The 2016 Stock Plan authorizes the grant of shares, incentive stock options, and nonstatutory stock options, or any combination of the foregoing, each as determined by the plan administrator.

The 2016 Stock Plan initially reserved 4,666,667 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2016 Stock Plan.

The Board administers the 2016 Stock Plan and may delegate its authority to a committee of the Board. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options granted under the 2016 Stock Plan must have an exercise price at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term.

Upon a subdivision of the outstanding stock, a declaration of a dividend payable in shares, a combination or consolidation of the outstanding stock into a lesser number of shares, a reclassification, or any other increase or decrease in the number of issued shares, the proportional adjustments will automatically be made to the number and type of shares reserved under the 2016 Stock Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices and any repurchase price that applies to shares granted pursuant a Company repurchase right under the applicable award agreement). In connection with the declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect of the fair market value of the Company’s common stock, a recapitalization, a spin-off, or other similar occurrence, the administrator may, in its discretion, make appropriate adjustments to the number and type of shares reserved under the 2016 Stock Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices and any repurchase price that applies to shares granted pursuant a Company repurchase right under the applicable award agreement). In connection with a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, the administrator may, in its discretion, provide for the acceleration, assumption, substitution, or cash-out of outstanding awards, or for their termination if the optionee has been given notice and an opportunity to exercise vested options for period of no less than five business days preceding the effective date of the transaction.

The 2016 Stock Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise.

Unless earlier terminated by the Board, the 2016 Stock Plan will remain in effect until the tenth (10th) anniversary of the later of (i) the date the 2016 Stock Plan was approved by the Board or (ii) the date when the Board approved the most recent increase in the number of shares reserved under the 2016 Stock Plan that was also approved by the Company’s stockholders. No awards may be granted under the plan thereafter.

The foregoing summary of the 2016 Stock Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

2026 Omnibus Incentive Plan

On April 7, 2026, our Board and stockholders, approved the 2026 Omnibus Plan. The 2026 Omnibus Plan is intended to promote the long-term success of the Company by aligning the interests of employees, directors and consultants with those of our stockholders, encouraging individual performance, fostering teamwork and enabling us to attract and retain the talent necessary to drive our growth following the direct listing of our common stock.

The 2026 Omnibus Plan authorizes the grant of a broad array of equity and cash-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (including performance-conditioned restricted stock and restricted stock units), other share-based awards and other cash-based awards, or any combination of the foregoing, each as determined by the plan administrator.

The 2026 Omnibus Plan initially reserves 1,220,000 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Beginning January 1, 2027 and on the first trading day of each calendar year thereafter, the share reserve will automatically increase by a number of shares equal to four (4%) percent of the total outstanding shares of our common stock on the last day of the immediately preceding calendar year, unless the Board determines prior to the date of increase that no such increase (or a lesser increase) will occur. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2026 Omnibus Plan; however, shares tendered to pay an exercise price, withheld to satisfy tax obligations, or repurchased on the open market with option proceeds will not again become available for issuance.

The Board administers the 2026 Omnibus Plan and may delegate its authority to a committee of the Board or, within prescribed limits, to one or more officers. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including performance goals, vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options and stock appreciation rights (“SARs”) granted under the 2026 Omnibus Plan must have an exercise price (or base price, in the case of SARs) at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options and SARs may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term. The administrator determines vesting schedules for all awards; however, stock options and other full-value awards are generally expected to vest over time or upon achievement of performance goals.

Upon certain changes in our capitalization (for example, stock splits, mergers or similar events), the administrator will make equitable adjustments to the number and type of shares reserved under the 2026 Omnibus Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices). In connection with a change in control, the administrator may, in its discretion, provide for the assumption, substitution, or cash-out of outstanding awards, or for their termination if the exercise price equals or exceeds the consideration payable to stockholders. If a participant’s employment is terminated without Cause or resigns for Good Reason (as each term is defined in the applicable award agreement or other applicable agreement) within twelve months after a change in control, the participant’s awards under the 2026 Omnibus Plan will become fully vested.

The 2026 Omnibus Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise, vesting or settlement, or by accepting previously owned shares. Awards may be settled in shares, cash, or a combination of both, as provided in the applicable award agreement.

Unless earlier terminated by the Board, the 2026 Omnibus Plan will remain in effect until the day immediately preceding the tenth (10th) anniversary of the earlier of (a) its effective date or (b) the date the Plan was adopted by the Board, and no awards may be granted under the Plan thereafter.

The foregoing summary of the 2026 Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Outstanding Equity Awards at June 4, 2026(1)

The following table presents information regarding outstanding equity awards held by our named executive officers as of June 4, 2026:

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Mark T. Lynn	156,249	(2)	77,085	$0.18	October 30, 2033
Zach Ament	25,389	(2)	1,945	$0.18	October 30, 2033
	5,000	(3)	-	$0.18	October 30, 2033
	7,986	(4)	8,681	$0.24	May 11, 2035
	12,500	(5)	54,167	$0.24	November 11, 2035
Erin K. Green	151,388	(2)	48,613	$0.18	October 30, 2033
	47,222	(6)	86,112	$0.24	June 2, 2035
Geoffrey McFarlane	—		—	—	—

(1)	All stock options were granted under the 2016 Stock Plan, as described in more detail under “Equity Compensation Plans — 2016 Stock Option Plan” above. All of the stock options were granted with a per share exercise price equal to the fair value of one share of the Company’s common stock on the date of grant, as determined in good faith by the Board. In making this determination, the Board relied on an independent third-party valuation prepared in accordance with Code Section 409A to assess the fair market value of the Company’s common stock as of the applicable grant date. All options are classified as incentive stock options.

(2)	On October 31, 2023, the Company granted to Mr. Lynn, Mr. Ament and Ms. Green the option to purchase the number of shares of common stock reflected above. All options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. For Mr. Lynn, 66,667 stock options began vesting as of January 23, 2023, and 166,667 stock options began vesting as of January 1, 2024. For Mr. Ament, 11,667 stock options began vesting as of January 23, 2023, 10,000 stock options began vesting as of November 17, 2021, and 5,667 stock options began vesting as of May 26, 2021. For Ms. Green, 66,667 options began vesting as of January 23, 2023, and 133,334 stock options began vesting as of January 1, 2024.

(3)	On October 31, 2023, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 36 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of October 1, 2022.

(4)	On May 12, 2025, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of July 1, 2024.

(5)	On November 11, 2025, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of August 16, 2025.

(6)	On June 3, 2025, the Company granted Ms. Green the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of January 1, 2025.

Director Compensation

Christopher Bridges, Edoardo Piscopo Di Ciccolini and Jed MacArthur served as non-employee directors for the fiscal year ended December 31, 2025. No cash or equity compensation was granted to our non-employee directors in the during that period. We intend to begin granting equity compensation to our non-employee directors, contingent upon completion of the Direct Listing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2022 to which we were or are a party in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors or executive officers, holders of more than 5% of our voting securities, or any immediate family member of, or entity affiliated with, any of the foregoing persons, had or will have a direct or indirect material interest.

Name of Person: Mark T. Lynn

Relationship to Company: Chief Executive Officer, Founder and director.

Nature / amount of interest in the transaction: Mark T. Lynn is the Company’s founder.

Material Terms: Mark T. Lynn has received various advances from the Company. In January 2022, the Company entered into a loan agreement with Mark T. Lynn in which the balance outstanding is incurring interest at a rate of 1.6% per annum. As of December 31, 2025 and 2024, net amount due from Mark T. Lynn was $1,389,996 and $1,268,341, respectively. Interest earned in the years ended December 31, 2025 and 2024, on the advances was $22,333 and $18,095, respectively. These advances were payable on demand.

In March 2026, the Company purchased 155,375 shares of Mr. Lynn’s common stock at $8.97 per share, the price equal to the most recent financing price. The full amount owed by Mr. Lynn to the Company was satisfied through a non-cash offset against the purchase price of such shares. Following this transaction, no amounts remain outstanding from Mr. Lynn to the Company.

Name of Entity: Nitehous LLC

Relationship to Company: Directors and Officers.

Nature / amount of interest in the transaction: Mark Lynn is executor but not investor, and Geoffrey McFarlane.

Material Terms: In January 2023, the company took out a loan from Nitehous LLC to finance the purchase of substantially all of Winc’s assets. The loan amount was for the principal balance of $500,000. The note accrues interest at a monthly rate of 15% for the first month and a monthly rate of 2% for each subsequent month. The loan initially matured in December 2023 was extended to June 2026. In 2024 when Geoffrey McFarlane became interim CFO, the Company deemed this loan to be with a related party. As of December 31, 2025 and 2024, the balance on the note was $97,854 and $325,866, respectively. Interest incurred in the years ended December 31, 2025 and 2024, on the advances was $58,988 and $123,768, respectively. The terms of the loan were at the same terms as other arms-length lenders during that time. In March 2026, the outstanding balance was fully repaid.

Name of Entity: MVL Inc. (f/k/a Alchemi Project Inc.).

Relationship to Company: Beneficial owner of more than 5% of Common Stock.

Nature / amount of interest in the transaction: On January 30, 2025, we issued a promissory note in the principal amount of $1,000,000 to MVL Inc. (f/k/a Alchemi Project Inc.) (the “MVL Note”). The MVL Note bears a 6.25% on issuance discount. The MVL Note matures on the earliest to occur of January 30, 2026 or an event of default (as defined in the note). In February 2026, the balance of the MVL Note was transferred to a convertible note in the principal amount of $1,000,000 (the “MVL Convertible Note”), issued pursuant to a Convertible Note Purchase Agreement dated February 13, 2026, by and between the Company and MVL Inc. The purchase price for the MVL Convertible Note was satisfied through the contribution and cancellation of the MVL Note. The MVL Convertible Note bears simple interest at 9% per annum and matures on the earlier of (i) February 13, 2028 or (ii) a Change of Control Transaction (as defined therein). The MVL Convertible Note may not be prepaid without the consent of the holder. Upon a Qualified Financing, including the Company’s initial public offering or Direct Listing, the outstanding principal and accrued interest will automatically convert into shares of Common Stock at a conversion price equal to 80% of the price per share of equity securities sold by the Company in the Qualified Financing. Upon a Change of Control Transaction, the holder may elect either (a) repayment equal to two times the outstanding balance or (b) conversion into Common Stock at a price derived from a $30,000,000 fully-diluted valuation. If no conversion event occurs prior to maturity, the outstanding balance will automatically convert into Common Stock at a price derived from the same $30,000,000 fully-diluted valuation. In connection with the issuance of the MVL Convertible Note in February 2026, the Company issued to MVL Inc. a warrant to purchase a number of shares of Common Stock equal to the quotient of $1,000,000 divided by the Exercise Price. The Exercise Price is equal to the greater of (a) the volume-weighted average trading price of the Common Stock for the five Trading Days ending on the applicable date and (b) $10.00 per share. The warrant is exercisable beginning on the fifth Trading Day after the Common Stock is listed on a Trading Market and expires 180 days from the Listing Date. Exercise of the warrant is subject to a 19.99% beneficial ownership limitation and a 19.99% exchange cap absent stockholder approval. See “Selling Stockholders” and “Management’s Discussion and Analysis of Financial Results and Condition Liquidity and Capital Resources” for additional information. For a description of the Selling Stockholders affiliated with the MVL Note and related Item 507 disclosures, see “Selling Stockholders”.

Name of Entity: Resonant LLC

Relationship to Company: Special purpose entity whose director is a related party; consolidated variable interest entity.

Nature / amount of interest in the transaction: The Company sold the AMASS trademark to Resonant and entered into a secured promissory note arrangement in connection with a financing transaction.

Material Terms: In April 2024, the Company sold the AMASS trademark to Resonant LLC, a special purpose vehicle, whose director is Geoffrey McFarlane, the Company’s former Interim Chief Financial Officer, and concurrently entered into an arrangement pursuant to which the Company will repurchase the trademark following repayment of a secured promissory note entered into in connection with the transaction. At the same time, the Company entered into an exclusive, worldwide, royalty-free license permitting its continued use of the AMASS name for its products and marketing operations.

Concurrently with the trademark sale, a third-party investor loaned funds to Resonant, which were secured by the trademark. The Company received the loan proceeds, which were memorialized in a secured promissory note described in Note 9 to the consolidated financial statements. Because Resonant is a variable interest entity whose director is a related party and the Company is the primary beneficiary, Resonant is consolidated with the Company. Accordingly, the sale of the trademark had no impact on the Company’s consolidated financial statements; however, the Company recognized the secured promissory note and related interest expense.

The Secured Promissory Note has been amended on four occasions since its original issuance:

Amendment No. 1 (February 14, 2025) and Amendment No. 2 (February 26, 2025) extended the maturity date from its original date to December 15, 2025, reduced certain monthly payment obligations, and settled outstanding default interest. As consideration for the foregoing amendments, the Company transferred $1,000,000 of its investment in De Soi, Inc. at fair value and issued a $500,000 Simple Agreement for Future Equity (“SAFE”) in Drink WKND, Inc. (d/b/a Good Twin), a wholly-owned subsidiary of the Company, to Half Church. The SAFE provides Half Church with the right to receive shares of Good Twin’s capital stock upon the occurrence of a qualifying equity financing, liquidity event, or dissolution event, subject to a post-money valuation cap of $5.0 million. The SAFE does not bear interest and has no stated maturity date. The Note also contains a post-closing provision requiring the Company to transfer additional equity interests in Good Twin to Half Church if Half Church’s ownership interest falls below ten percent (10%) upon SAFE conversion, with the fair market value of any such shares transferred applied as a dollar-for-dollar reduction to the outstanding principal balance.

Amendment No. 3 (December 15, 2025) extended the maturity date from December 15, 2025 to April 15, 2026. As consideration for the extension, Mark Lynn, the Company’s Chief Executive Officer, transferred 500,000 shares of common stock of Afterdream, Inc. to Half Church pursuant to a Share Transfer Agreement dated December 15, 2025 (Exhibit 10.50). The transferred shares had an agreed fair market value of $300,000, which was applied as an in-kind interest payment under the Note. Concurrently, the Company made a prepayment of $143,750 in principal. Mr. Lynn held 7,650,000 shares of Afterdream common stock prior to the transfer, and Half Church held 1,000,000 shares of Afterdream capital stock.

Amendment No. 4 (January 23, 2026) extended the maturity date from April 15, 2026 to June 30, 2027, cancelled the monthly payments of $50,000 due in February, March, and April 2026, and reduced the outstanding principal balance by $150,000. As consideration for the principal forgiveness, the Company issued to Half Church approximately 102,425 shares of Series B Preferred Stock upon a partial exercise of Half Church’s outstanding warrant to purchase Series B Preferred Stock at an exercise price of $1.4644 per share, with the $150,000 Forgiven Amount applied as payment of the aggregate exercise price.

Mr. Lynn has also provided a personal guaranty of Resonant’s obligations under the Note. As of the date of this prospectus, the outstanding principal balance of the Note, as amended, is approximately $1,067,000.

See Note 9 to our consolidated financial statements for additional information regarding the Secured Promissory Note and Note 11 for the SAFE in Good Twin.

Name: Various

Relationship to Company: Stockholders of the Company

Material Terms: In connection with our preferred stock financings, we entered into an Amended and Restated Investors’ Rights Agreement, and Amended and Restated Voting Agreement and an Amended and Restated Right of First Refusal and Co-Sale Agreement, containing, among other things, registration rights, information and observer rights, rights of first refusal, and rights of co-sale with certain holders of our capital stock, including MVL Inc. (f/k/a Alchemi Project Inc.), Mark Lynn (also our CEO) and Desmond Lynn. The foregoing rights are expected to terminate upon the direct listing, except for the registration rights under the Amended and Restated Investors’ Rights Agreement, as more fully described under “Description of Capital Stock”.

Name: Kayus LLC

Relationship to Company: Beneficial owner of more than 5% of Common Stock.

Material Terms: In December 2024, we sold 340,864 shares of De Soi common stock to Kayus LLC, a beneficial owner of more than 5% of our voting securities, for aggregate consideration of $500,000 ($1.47 per share). See “Selling Stockholders” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding Kayus LLC’s beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Security Ownership of Certain Beneficial Owners and Management

The following table sets forth:

•	certain information with respect to the beneficial ownership of our Common Stock as of June 4, 2026 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group; and

•	the number of shares of our Common Stock held by the Selling Stockholders and registered as Common Stock for resale by means of this prospectus for the Selling Stockholders.

The Selling Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their Common Stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days and (ii) our employees. The Selling Stockholders may, or may not, elect to sell their Common Stock covered by this prospectus, as and to the extent they may determine. The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Common Stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Stockholders may elect to sell their shares in connection with this Direct Listing and in market transactions following this Direct Listing. As such, we will have no input if and when any Selling Stockholders may, or may not, elect to sell their Common Stock or the prices at which any such sales may occur. See “Plan of Distribution.” See “Selling Stockholders” for additional information regarding Selling Stockholders, including Item 507 information for entities and the identity of natural person(s) who exercise voting and/or investment control over their securities, and “Certain Relationships and Related Person Transactions” for descriptions of material relationships.

Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Selling Stockholders may sell all, some, or none of the Common Stock covered by this prospectus, we cannot determine the number of shares of Common Stock that will be sold by the Selling Stockholders, or the amount or percentage of shares of Common Stock that will be held by the Selling Stockholders upon consummation of any particular sale. In addition, the Selling Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our Common Stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

We currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Selling Stockholders or any broker-dealer with respect to sales of Common Stock by the Selling Stockholders. However, we have engaged Maxim Group LLC, as our financial advisor to provide advice and otherwise assist us with respect to certain matters relating to our listing, including in defining objective, analyzing, structuring and planning the direct listing, developing and assisting with investor communication strategy and consulting with Nasdaq. See “Plan of Distribution.”

We have based percentage of beneficial ownership for the following table on 11,595,081 shares of Common Stock outstanding as of June 4, 2026. In addition, in accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities issuable within 60 days of June 4, 2026. As such, shares of Common Stock issuable pursuant to options and warrants that may be exercised or settled within 60 days of June 4, 2026 are deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by the person holding such securities but are not deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by any other person.

Each share of our Common Stock is entitled to 1 vote per share on all matters submitted to a vote of the stockholders, including the election of directors.

The Selling Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion and Analysis of Financial Results and Condition” and “Certain Relationships and Related Party Transactions” for further information regarding the Selling Stockholders.

Except as otherwise indicated in the footnotes to the table set forth below, all persons listed have sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership of their common stock. Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o AMASS Brands Inc, 860 E Stowell Road Santa Maria, CA, 93454.

	Shares Beneficially Owned^				Percentage of Total	Shares of Common Stock
	Common Stock		Preferred Stock†		Voting	Being
Name of Beneficial Owner	Number	%	Number	%	Power†	Registered
Executive Officers and Directors
Mark T. Lynn(1)	353,498	3.0%	0	0%	3.0%	0
Geoffrey McFarlane (2)	0	0%	0	0%	0%	0
Erin K. Green (3)	212,500	1.8%	0	0%	1.8%	0
Zachary Ament (4)	54,832	0.5%	0	0%	0.5%	0
Christopher Bridges (5)	0	0%	0	0%	0%	0
Edoardo Piscopo Di Ciccolini (6)	0	0%	0	0%	0%	0
Jed MacArthur (7)	0	0%	0	0%	0%	0
All executive officers and directors as a group (7 persons)	620,830	5.2%	0	0%	5.2%	0
5% Stockholders other than Executive Officers and Directors
Desmond Lynn (8)	1,250,001	10.8%	0	0%	10.8%	0
MVL Inc. (f/k/a Alchemi Project Inc.)(9)	1,929,409	16.2%	0	0%	16.2%	0
Kayus LLC(10)(13)	683,322	5.9%	0	0%	5.9%	0
Z1967 Limited(11)	871,227	7.5%	0	0%	7.5%	0
Kukus LLC(12)(13)	799,990	6.9%	0	0%	6.9%	0
Kayus Limited(13)	1,483,312	12.8%	0	0%	12.8%	0
Davies Holdings Europe Kft.(14)	627,663	5.4%	0	0%	5.4%	0

* Represents beneficial ownership of less than one percent.

^ Percentages are calculated using individualized denominators and that certain shares are attributed to more than one beneficial owner, such that the percentages are not additive to 100%.

†	On April 8, 2026, upon the initial public filing of our registration statement on Form S-1 in connection with our direct listing, all outstanding shares of Preferred Stock (other than the Series C Convertible Preferred Stock) automatically converted into an aggregate of 7,483,093 additional shares of Common Stock, without any further action by the holders, in accordance with the terms of our Seventh A&R Certificate of Incorporation. Following the conversion, 11,116,358 shares of Common Stock were issued and outstanding, and no shares of any series of Preferred Stock other than the Series C Convertible Preferred Stock remain outstanding.
(1)	Common Stock holdings consist of (i) 187,526 shares of Common Stock held directly, (ii) 165,972 shares of Common Stock issuable upon conversion of vested options and (iii) 877 shares of Common Stock issuable upon the exercise of Common Stock warrants held by Mr. Lynn. Mark T. Lynn is currently a director and Chief Executive Officer of the Company. The address for Mark T. Lynn is 3900 Alton Rd, Apt 805, Miami Beach, FL 33140. Mr. Lynn is also party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(2)	Geoffrey McFarlane is the former Interim Chief Financial Officer of the Company.
(3)	Common Stock holdings consist of 212,500 shares of Common Stock issuable upon conversion of vested options held by Erin K. Green. Ms. Green currently serves as Chief Operating Officer and as a director of the Company.
(4)	Common Stock holdings consist of 54,832 shares of Common Stock issuable upon conversion of vested options held by Zachary Ament. Mr. Ament currently serves as Chief Financial Officer of the Company.
(5)	Christopher Bridges currently serves as a director of the Company.
(6)	Edoardo Piscopo Di Ciccolini currently serves as a director of the Company.
(7)	Jed MacArthur currently serves as a director of the Company.
(8)	Common Stock holdings consist of (i) 1,050,001 shares of Common Stock held directly and (ii) 200,000 shares of Common Stock held by E Technologies LLC. Desmond Lynn, as manager, may be deemed to have voting and dispositive power over such shares held by E Technologies LLC. Mr. Lynn disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for Desmond Lynn is 16 R. Eduardo Paulo Ericeira, Lisbon Portugal. Desmond Lynn is a family member of Mark T. Lynn. Desmond Lynn is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(9)	Common Stock holdings consist of (i) 1,639,284 shares of Common Stock held directly by MVL Inc., (ii) 227,625 shares of Common Stock issuable upon the exercise of Common Stock warrants, and (iii) up to 62,500 shares of Common Stock issuable upon the exercise of a warrant issued in connection with the convertible note held by MVL Inc. (f/k/a Alchemi Project Inc.). The convertible note warrant is subject to a 19.99% beneficial ownership limitation and an exchange cap. The natural person exercising voting and/or investment control over the securities held by MVL Inc. is Michael V. Lewis. The address for MVL Inc. is 119 Malibu Colony Rd, Malibu, CA 90265.

(10)	Common Stock holdings consist of 683,322 shares of Common Stock held directly by Kayus LLC. Kayus LLC is a limited liability company organized under the laws of the State of Nevada. Kayus LLC is directly controlled by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez, each of whom may be deemed to share voting and dispositive power over the shares held by Kayus LLC. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. See also footnote (13) below regarding Kukus LLC, which is also indirectly controlled by Kayus Limited. The address for Kayus LLC and Kayus Limited is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kayus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(11)	Common Stock holdings consist of 871,227 shares of Common Stock held directly by Z1967 Limited. Z1967 Limited is a limited liability company organized under the laws of the British Virgin Islands. Z1967 Limited is controlled by its directors Glenn Barnett, Jill Carpenter, Alexis Sautereau and BXR Management Pte. Limited. BXR Management Pte. Limited is a limited liability company organized under the laws of Singapore and is controlled by its directors Glenn Barnett and Richard Gati. As such, Glenn Barnett, Jill Carpenter, Alexis Sautereau and Richard Gati may be deemed to share voting and dispositive power over the shares held by Z1967 Limited. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address for Z1967 Limited and BXR Management Pte. Limited is 25 Duxton Hill, Singapore 089608. Z1967 Limited is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(12)	Common Stock holdings consist of 799,990 shares of Common Stock held directly by Kukus LLC. Kukus LLC is a limited liability company organized under the laws of the State of Delaware. Kukus LLC is indirectly controlled by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez, each of whom may be deemed to share voting and dispositive power over the shares held by Kukus LLC. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. See also footnote (10) above regarding Kayus LLC, which is also directly controlled by Kayus Limited. The address for Kukus LLC and Kayus Limited is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kukus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(13)	Each of Kayus LLC and Kukus LLC is controlled, directly and indirectly, respectively, by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the 683,322 shares of Common Stock beneficially owned by Kayus LLC (held directly) and the 799,990 shares of Common Stock beneficially owned by Kukus LLC (held directly), for an aggregate of 1,483,312 shares of Common Stock, representing approximately 12.9% of the outstanding shares of Common Stock. Each such individual disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The business address of Kayus Limited, Kayus LLC and Kukus LLC is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kukus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(14)	Common Stock holdings consist of (i) 559,376 shares of Common Stock held of record by Davies Holdings Europe Kft. and (ii) 68,287 shares of Common Stock issuable upon the exercise of Common Stock warrants held by Davies Holdings Europe Kft. Dr. Csaba Konkoly is the natural person exercising sole voting and sole investment control over the securities held by Davies Holdings Europe Kft. The address for Davies Holdings Europe Kft. is 30/A Bródy Sándor Street, 2nd floor, Apt 15, 1088 Budapest, Hungary. Davies Holdings Europe Kft. is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified in the table below of up to 8,915,895 shares of our Common Stock (the “Resale Shares”). The transactions by which the Selling Stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act. The Selling Stockholders may sell some, all, or none of the Resale Shares.

We have prepared the following table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Unless otherwise indicated in the footnotes to the table below, we believe that (i) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, and (ii) no Selling Stockholders has direct or indirect agreements or understandings with any person to distribute their Resale Shares. To the extent any Selling Stockholders identified below are, or is affiliated with, a broker-dealer, it could be deemed, individually, but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time.

The following table presents information regarding the Selling Stockholders and the Resale Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their respective holdings immediately prior to the date of this prospectus, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table, to our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholders, based on its ownership of Resale Shares prior to this offering. The percentage of shares beneficially owned before and after this offering is based on shares of our Common Stock issued and outstanding as of the date of the prospectus.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Names of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After this Offering(1)	Percent of Shares of Common Stock Beneficially Owned After this Offering(1)
Streeterville Capital, LLC(2)	3,528,125	8,750,000	0	0
Maxim Partners LLC(3)	302,704	170,766	0	0
Zachary Wilson(4)	4,462	4,462	0	0
John Irwin(5)	10,000	10,000	0	0
Martha Lynn(6)	16,667	16,667	0	0

*	Represents less than 1%.

(1)	Assumes that the Selling Stockholders sell all shares of Common Stock beneficially owned as of the date hereof.

(2)

Streeterville Capital, LLC (“Streeterville”) -- Streeterville acquired the securities described in this footnote, and the shares being registered for resale hereby, pursuant to the Securities Purchase Agreement, dated March 17, 2026, as amended by the Global Amendment dated April 7, 2026 (as amended, the “Securities Purchase Agreement”), by and between the Company and Streeterville. The Securities Purchase Agreement provides for the issuance and sale by the Company to Streeterville of up to $30.0 million in aggregate of Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”), across an initial closing (the “First Closing”) and a subsequent closing (the “Second Closing”). Capitalized terms used within this footnote, but not defined herein, shall have the meaning as set forth in the Securities Purchase Agreement.

At the First Closing, which occurred on April 8, 2026, the Company issued to Streeterville (i) 28,125 shares of Common Stock as a commitment fee (the “Commitment Shares”) and (ii) a warrant to purchase up to 3,500,000 shares of Common Stock at an exercise price per share equal to 110% of the Nasdaq Valuation Price (the “Warrant”), for which Streeterville paid a warrant purchase price of $10,000. The number of Commitment Shares was calculated as $450,000 divided by the Expected Reference Price of $16.00 per share, rounded down to the nearest whole share.

At the Second Closing, which occurred on May 20, 2026, the Company issued to Streeterville 7,000 shares of Series C Stock, for which Streeterville paid $6,990,000.

The shares of Common Stock being registered for resale by Streeterville under this prospectus consist of up to 8,750,000 shares of Common Stock issuable upon conversion of the Series C Stock (the “Conversion Shares”). The Series C Stock is convertible into Common Stock at the election of Streeterville at an initial conversion price equal to the Nasdaq Valuation Price (the “Fixed Price”). After the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the conversion price will be the lesser of the Fixed Price and the Market Price (defined as 90% of the lowest daily volume-weighted average price during the ten trading days prior to conversion), subject to a floor price equal to 40% of the Nasdaq Valuation Price; provided, however, that in no event will the floor price be less than $4.00 per share. Conversions are subject to a limitation that Streeterville, together with its affiliates, may not beneficially own in excess of 9.99% of the outstanding shares of Common Stock, and to the Exchange Cap under Nasdaq Listing Rule 5635(d), which requires stockholder approval for issuances in excess thereof. John M. Fife has voting and dispositive power over the shares held by Streeterville. The address for Streeterville Capital, LLC is 297 Auto Mall Drive Suite #4, St. George, Utah 84770.

(3)

Maxim Partners LLC -- Shares beneficially owned consist of 302,704 shares of Common Stock held directly. Maxim Partners LLC is the record and beneficial owner of the securities set forth in the table. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and has dispositive power over the securities held by Maxim Partners LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners LLC and MJR Holdings LLC except to the extent of his pecuniary interest therein. Maxim Partners LLC is an affiliate of Maxim Group LLC, a registered broker-dealer and member of FINRA. Maxim Partners LLC acquired the securities registered hereby in the ordinary course of business and, at the time of acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address for Maxim Partners LLC is Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

Within the past three years, Maxim Partners LLC and its affiliates have had the following material relationships with the Company. Maxim Group LLC, the parent of Maxim Partners LLC, serves as the Company’s financial advisor in connection with the Direct Listing pursuant to an engagement letter dated August 7, 2025. In its capacity as financial advisor, Maxim Group LLC (the “Advisor”) is responsible for, among other things, determining when the Company’s shares of Common Stock are ready to trade and approving proceeding with the opening trade price under Nasdaq Rule 4120(c)(8). In connection with its advisory engagement, Maxim Partners LLC received 131,938 shares of Common Stock, equal to 1.0% of the Company’s outstanding Common Stock on a fully diluted basis at the time of issuance, as partial compensation, and 170,766 shares of Common Stock upon the successful consummation of the Direct Listing, equal to 1.0% of the Company’s outstanding Common Stock on a fully diluted basis at the time of issuance. The Advisor will also be entitled to a cash fee of $250,000 (payable upon the closing of the Company’s first financing either concurrent to or post Direct Listing), together with expense reimbursement of up to $50,000. In addition, the Advisor holds a right of first refusal for a period of 12 months after the consummation of the Direct Listing to act as the lead underwriter, placement agent, or advisor for any public offering of the Company’s equity or equity-linked securities.

In addition, Maxim Group LLC has been separately engaged as the Company’s exclusive lead placement agent for proposed future offerings of the Company’s securities pursuant to a Placement Agency Agreement dated March 17, 2026 (the “Placement Agency Agreement”). Under the Placement Agency Agreement, the Placement Agent is entitled to a cash fee equal to 7% of the aggregate gross proceeds raised in any placement and 6% of the aggregate gross proceeds received upon the exercise of any warrants issued in connection with such placement, together with expense reimbursement. The Placement Agency Agreement also includes a 12-month tail provision entitling the Placement Agent to full compensation on financings completed with investors it introduced during the term of the engagement.

Prior to the financial advisory services provided by Maxim Group LLC in connection with the Direct Listing, neither Maxim Group LLC nor any of its affiliates had provided services of any kind to the Company. See “Plan of Distribution” for a description of the material terms of the advisory and placement agency arrangements.

(4)	Zachary Wilson-- Shares beneficially owned consist of 4,462 shares of Common Stock held directly. The 4,462 shares of Common Stock were received upon exercise of warrants in Apil 2026, such warrant were originally issued in December 2021. The address for Zachary Wilson is 970 W. Broadway Ave STE E486 Jackson WY 83001.

(5)	John Irwin -- Shares beneficially owned consist of 10,000 shares of Common Stock held directly and were received as a gift from Mark Lynn in April 2026. The address for John Irwin is 10111 Angelo View Drive, Los Angeles, CA 90210.

(6)	Martha Lynn -- Shares beneficially owned consist of 16,667 shares of Common Stock held directly and were received as a gift from Mark Lynn in October 2021. The address for Martha Lynn is Flat 38, Buttercup House, Springfield Drive, SW17, OSX, UK. Martha Lynn is the cousin of Mark T. Lynn, the Company’s Chief Executive Officer.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. This description summarizes the provisions of our Certificate of Incorporation and our bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our Certificate of Incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

As provided in our Certificate of Incorporation, we are authorized to issue 291,192,462 shares of capital stock, which consist of: (i) 250,000,000 shares of Common Stock, par value $0.00001 per share, and (ii) 41,192,462 shares of Preferred Stock, par value $0.00001 per share.

As provided in our Eighth A&R Certificate of Incorporation, each outstanding share of non-voting Common Stock was automatically converted into one share of Common Stock. We no longer have the authority to issue shares of Non-Voting Common Stock.

Pursuant to our Certificate of Incorporation, our board of directors has the authority, subject to the rights of the holders of our Preferred Stock and applicable law, to issue additional shares of our capital stock without further stockholder approval.

Common Stock

As of June 4, 2026, after giving effect to the automatic conversion on April 8, 2026 of all outstanding shares of our Preferred Stock (other than the Series C Convertible Preferred Stock) into shares of Common Stock, there are 11,595,081 shares of our Common Stock issued and outstanding.

Our Certificate of Incorporation provides that:

•	holders of Common Stock have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders and are also entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

•	the payment of dividends, if any, on the Common Stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Voting Rights

Under our Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock, and a separate class vote of our Common Stock is not required for such a change. In other instances, as provided by Delaware law, holders of our Common Stock are entitled to vote as a separate class on certain amendments to our Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Common Stock in a manner that would adversely affect them.

Warrants

In connection with the First Closing under the SPA, as amended by the Amendment, we issued to Streeterville Capital, LLC the Warrant to purchase up to 3,500,000 shares of Common Stock, for a purchase price of $10,000 (the “Warrant Purchase Price”). The Warrant is filed as Exhibit 10.54 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of the Warrant, which is qualified in its entirety by reference to the full text of the Warrant.

Exercise Price and Duration. The exercise price per share under the Warrant is equal to 110% of the Nasdaq Valuation Price. The Warrant is exercisable in whole or in part at any time from the date of issuance until the fifth anniversary of the Initial Listing Date, unless earlier terminated by the Company. At any time following the date that is one year from the Initial Listing Date, the Company may terminate the Warrant upon ten days’ prior written notice to the holder, during which notice period the holder may exercise all or any portion of the Warrant.

Warrant Amendment. On May 29, 2026, the Company entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”) with the holder. The Warrant Amendment modifies the exercise price to provide for a reduced exercise price of $5.00 per Warrant Share for any exercise occurring during the period commencing on June 1, 2026 and ending ninety (90) days thereafter (the “Reduced Exercise Price Period”); provided, that the Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice. For any exercise occurring after the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per Warrant Share. All other terms and conditions of the Warrant remain unchanged and in full force and effect.

Exercise Mechanics. The Warrant is exercisable by delivery of a completed notice of exercise and payment of the exercise price in cash, certified or official bank check, or wire transfer. Upon exercise, the Company is required to deliver the applicable shares of Common Stock electronically via the DWAC system within two Trading Days of receipt of the exercise price.

Beneficial Ownership Limitation. The Warrant contains a 9.99% beneficial ownership limitation, pursuant to which the Company is not required to issue shares of Common Stock to the extent such issuance would cause the holder (together with its affiliates) to beneficially own more than 9.99% of the outstanding shares of Common Stock.

Anti-Dilution Adjustments. The number of shares issuable upon exercise of the Warrant and the exercise price are subject to proportional adjustment in the event of stock splits, stock dividends, combinations, or similar capital adjustments. In the event of a reclassification, reorganization, or change in capital stock, the holder will be entitled to receive the kind and amount of securities and property receivable by holders of Common Stock in such transaction.

No Stockholder Rights. The holder of the Warrant does not have any rights of a stockholder of the Company by virtue of holding the Warrant, including voting rights or rights to dividends, until shares of Common Stock are issued upon exercise.

Transferability. The Warrant is transferable to affiliates of the holder without restriction and to non-affiliates subject to compliance with the Securities Act (either pursuant to an effective registration statement or an opinion of counsel).

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 41,192,462 shares of Preferred Stock, $0.00001 par value per share, divided into multiple series. Each series of Preferred Stock is granted specific rights, preferences, privileges, and restrictions, as detailed below. The rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

Authorized Series of Preferred Stock

As of June 4, 2026, the following series of Preferred Stock are authorized under our Certificate of Incorporation. No shares of any of the following series are issued or outstanding, as all previously outstanding shares of each series automatically converted into shares of Common Stock on April 8, 2026 in connection with the initial public filing:

●	Series Seed Preferred Stock: 1,362,530 shares authorized, 0 shares outstanding

●	Series Seed-1 Preferred Stock: 2,412,297 shares authorized, 0 shares outstanding

●	Series Seed-2 Preferred Stock: 4,323,248 shares authorized, 0 shares outstanding

●	Series Seed-3 Preferred Stock: 1,579,994 shares authorized, 0 shares outstanding

●	Series Seed-4 Preferred Stock: 2,346,635 shares authorized, 0 shares outstanding

●	Series Seed-5 Preferred Stock: 504,316 shares authorized, 0 shares outstanding

●	Series A Preferred Stock: 873,734 shares authorized, 0 shares outstanding

●	Series B-1 Preferred Stock: 18,198,578 shares authorized, 0 shares outstanding

●	Series B-2 Preferred Stock: 4,262,724 shares authorized, 0 shares outstanding

●	Series B-3 Preferred Stock: 5,328,406 shares authorized, 0 shares outstanding

All outstanding shares of Preferred Stock automatically converted into shares of Common Stock on April 8, 2026 upon the initial public filing of this registration statement on Form S-1 in connection with our direct listing, as required by our Eighth A&R Certificate of Incorporation. Under the terms of our Certificate of Incorporation, automatic conversion was also triggered by a qualified initial public offering.

On May 19, 2026, our Board designated 35,000 shares of Series C Convertible Preferred Stock, par value $0.00001 per share, with a stated value of $1,086.96 per share, in connection with the SPA with Streeterville. The Series C Stock ranks senior to all Common Stock and all other capital stock of the Company with respect to dividends, distributions, and liquidation (absent Required Holder consent for parity or senior stock). Each share of Series C Stock accrues a preferred return at 2% per quarter, compounding daily, payable quarterly in cash or additional shares of Series C Stock at the Company’s election. The Series C Stock is convertible into Common Stock at the applicable conversion price (initially the Fixed Price, and after six months or upon a Trigger Event or Event of Default, the lesser of the Fixed Price and the Market Price), subject to a 40% of the applicable Nasdaq pricing metric (but in no event less than $4.00 per share) and a 9.99% beneficial ownership limitation. The Company may optionally redeem the Series C Stock at 115% of the liquidation amount after six months. The Series C Stock does not vote on matters submitted to Common Stock holders but requires majority consent of holders for amendments to its Certificate of Designation. The Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 19, 2026.

Dividends

The terms of each series of our Preferred Stock described below (including the dividend rates, liquidation preferences, conversion rights, voting rights, and protective provisions of the Series Seed, Series Seed-1 through Series Seed-5, Series A, and Series B-1 through Series B-3 Preferred Stock) were in effect prior to the automatic conversion on April 8, 2026. Because no shares of any of these series remain issued or outstanding following the conversion, these terms are no longer operative, but are described below because each such series remains an authorized series of our capital stock under our Certificate of Incorporation. References in this description to “Preferred Stock” refer to these legacy series only and not to the Series C Convertible Preferred Stock, the terms of which are described separately below.

Holders of each series of Preferred Stock are entitled to receive dividends prior to any dividends declared or paid on Common Stock, unless the dividend on Common Stock is payable in additional shares of Common Stock. The dividend amount for each series is calculated based on the “Original Issue Price” for that series, which is as follows:

●	Series Seed: $3.7994 per share

●	Series Seed-1: $0.2332 per share

●	Series Seed-2: $0.3732 per share

●	Series Seed-3: $1.1664 per share

●	Series Seed-4: $3.0395 per share

●	Series Seed-5: $0.5198 per share

●	Series A: $4.15806 per share

●	Series B-1: $1.4644 per share

●	Series B-2: $2.8150 per share

●	Series B-3: $2.2521 per share

Liquidation Preferences

In the event of any liquidation, dissolution, winding up, or a “Deemed Liquidation Event,” holders of Series B Preferred Stock (Series B-1, B-2, and B-3) are entitled to receive, on a pari passu basis and before any payment to other series of Preferred Stock or the Common Stock, an amount per share equal to their respective Original Issue Price plus any declared but unpaid dividends.

After full payment to the holders of Series B Preferred Stock, the holders of the remaining series of Preferred Stock (Series Seed, Seed-1, Seed-2, Seed-3, Seed-4, Seed-5, and Series A) are entitled to receive, on a pari passu basis among themselves and before any payment to Common Stock, their respective Original Issue Price plus any declared but unpaid dividends.

Any remaining assets are distributed pro rata among Common Stockholders.

Deemed Liquidation Events

A Deemed Liquidation Event includes certain mergers, consolidations, asset sales, or similar transactions. The allocation of proceeds in such events follows the same order of priority as in a standard liquidation.

Conversion Rights

Each share of Preferred Stock is convertible at the option of the holder into Common Stock at a rate determined by dividing the Original Issue Price by the applicable Conversion Price (initially set at the Original Issue Price for each series). Conversion rights are subject to adjustment for stock splits, combinations, dividends, and certain dilutive issuances. All outstanding Preferred Stock automatically converted into Common Stock upon the occurrence of certain trigger events, such as the initial public filing of this registration statement or a vote of the requisite holders. On April 8, 2026, upon the initial public filing of our registration statement on Form S-1 in connection with our direct listing, all outstanding shares of Preferred Stock automatically converted into an aggregate of 7,483,093 additional shares of Common Stock, without any further action by the holders, in accordance with the terms of our Eighth- A&R Certificate of Incorporation; accordingly, immediately following such automatic conversion triggered by the direct listing, we had no shares of Preferred Stock outstanding, although we may in the future issue additional shares of Preferred Stock, which would increase the number of Preferred Stock outstanding.

Voting Rights

Holders of Preferred Stock vote together with holders of Common Stock on an as-converted basis, except as otherwise required by law or the Certificate of Incorporation. Certain actions require the separate consent of the holders of a majority of the outstanding shares of Preferred Stock (the “Requisite Holders”), voting as a single class, including:

●	Liquidation, dissolution, or winding up of the corporation

●	Amendments to the Certificate of Incorporation or Bylaws that adversely affect Preferred Stock

●	Changes to the authorized number of shares of Preferred Stock

●	Certain redemptions or dividends

●	Changes to the size of the Board of Directors

Series B Preferred Stock (B-1, B-2, B-3) holders have additional protective provisions, including the right to approve the creation of any new class or series of equity security senior to Series B, or amendments that adversely affect Series B specifically.

Redemption

Preferred Stock is generally not redeemable at the option of the holder or the corporation, except in connection with certain Deemed Liquidation Events where holders may require redemption if the corporation does not dissolve within a specified period.

Any shares of Preferred Stock that are redeemed, converted, or otherwise acquired by the corporation are automatically cancelled and may not be reissued. The rights, powers, preferences, and other terms of each series of Preferred Stock may be waived by the affirmative written consent or vote of the requisite holders of that series.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Board Structure and Director Removals

Our bylaws determine the number of directors on our board of directors (the “Board”), and each director is entitled to one vote on matters before the Board. The holders of Common Stock, exclusively and as a separate class, are entitled to elect one director. Any director elected by a class or series may be removed without cause by the affirmative vote of the holders of a majority of the shares of that class or series, and vacancies in such directorships are filled only by the holders of that class or series or by any remaining director(s) elected by that class or series.

Advance Notice Requirements

Our bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will specify that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken, and define what is considered timely. Our bylaws will also specify the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Preferred Stock Authorization and Rights

Our Certificate of Incorporation authorizes 41,192,462 shares of Preferred Stock, divided into multiple series (Series Seed, Seed-1, Seed-2, Seed-3, Seed-4, Seed-5, Series A, Series B-1, B-2, and B-3), each with specific rights, preferences, and privileges. Pursuant to our Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Board of Directors is expressly authorized, by resolution, to provide, out of the unissued shares of Preferred Stock that have been designated but for which the rights, preferences, privileges and restrictions have not been established, or out of the shares of Preferred Stock of any series that have not been issued, for one or more additional series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The existence of authorized but unissued Preferred Stock may enable the Board to discourage attempts to obtain control of the corporation by means such as mergers, tender offers, or proxy contests. The issuance of Preferred Stock could dilute the voting or other rights of existing stockholders and may delay, deter, or prevent a change in control.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our Certificate of Incorporation provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Certificate of Incorporation. Our choice of forum provision may impose additional litigation costs on stockholders in pursuing claims and may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits with respect to such claims.

Renunciation of Corporate Opportunities

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, certain business opportunities (“Excluded Opportunities”). Excluded Opportunities include any matter, transaction or interest that is presented to, or acquired, created or developed by, or otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any holder of our Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, in each case other than individuals who are employees of the Company or its subsidiaries (collectively, “Covered Persons”), unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such person’s capacity as a director of the Company.

Under this provision, Covered Persons generally have no duty to communicate or offer Excluded Opportunities to the Company, and may pursue such opportunities for their own benefit or for the benefit of other entities, including entities that may compete with the Company.

The Certificate of Incorporation further provides that any repeal or modification of this renunciation of corporate opportunities will apply only prospectively and will not affect rights with respect to actions or omissions occurring prior to such amendment or repeal. In addition, notwithstanding anything to the contrary in the Certificate of Incorporation, the affirmative vote of the requisite holders of the Company’s capital stock is required to amend or repeal, or adopt any provision inconsistent with, this renunciation of corporate opportunities.

Limitation of Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, and we are authorized to advance expenses to them as incurred in connection with legal proceedings.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and insurance are necessary to attract and retain talented and experienced directors and officers. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Section 203 of the DGCL

As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of Common Stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Amended and Restated Investors’ Rights Agreement

Our Amended and Restated Investors’ Rights Agreement (the “IRA”) provides for demand and piggyback registration rights, including Form S-1 demand rights after the earlier of five years from the IRA date or 180 days after the Company’s IPO or Direct Listing, upon request by holders of at least 50% of the registrable securities then outstanding, for at least 40% of the registrable securities with an anticipated net offering size of at least $10 million, and Form S-3 demand rights (when eligible) upon request by holders of at least 30% of the registrable securities then outstanding for offerings with at least $5 million in anticipated net proceeds, in each case subject to customary deferral and cutback provisions and limits on the number and frequency of demands. The Company may defer a filing once in any 12-month period for up to 120 days if the Board determines filing would be materially detrimental to the Company and its stockholders, and underwriting cutbacks allocate pro rata among selling holders and prioritize registrable securities over other Selling Stockholders securities, subject to specified IPO limitations. The Company bears registration expenses (other than selling expenses) and will indemnify selling holders for Securities Act liabilities, subject to standard exceptions, and holders provide reciprocal indemnity limited to offering proceeds. These registration rights terminate upon the earliest of a Deemed Liquidation Event (as defined in the certificate), the time Rule 144 permits sale of all holder shares within three months without volume limits, or the third anniversary of the IPO or Direct Listing. The IRA also includes a market standoff for holders of up to 180 days applicable only to an underwritten IPO and not to a Direct Listing.

The registration rights could result in resales by existing investors that increase the supply of shares and affect the trading price or volatility upon and after listing, and underwriter cutbacks in a Company-initiated offering may limit stockholder participation. Because the IRA’s market standoff applies only in an underwritten IPO and does not apply to a Direct Listing, absent other restrictions, investors may sell freely at listing, which could increase volatility; this aligns with the existing S-1 disclosure noting the absence of contractual lock-ups in a Direct Listing. In addition, information and observer rights could facilitate coordinated stockholder action and provide certain investors with access to non-public information prior to an IPO, though those rights terminate at IPO or upon Exchange Act reporting.

Amended and Restated Right of First Refusal and Co-Sale Agreement

Our Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR/Co-Sale Agreement”) provides that the Company has a right of first refusal to purchase the offered shares on the terms of a bona fide offer; to the extent the Company declines or only partially exercises, investors have a secondary refusal right to purchase their pro rata share, with an oversubscription mechanism among exercising investors. Notices and election periods are specified (including a Company response within 15 days and an investor election within 10 days following the Company’s secondary notice), and closing occurs within the later of the intended transfer date or 45 days after the original notice, with non-cash consideration payable in cash equivalents at fair market value as determined by the Board. To the extent Transfer Stock is not purchased under the right of first refusal, investors have tag-along rights to sell a pro rata portion on the same terms, with consideration in a change-of-control sale allocated consistent with the certificate’s liquidation preference waterfall; if a proposed buyer will not purchase from participating investors, the selling key holder must purchase the investors’ tendered shares on the same terms concurrently with its sale, and violations trigger a purchase remedy in favor of investors. Certain transfers by key holders, including transfers to affiliates or for estate planning purposes and sales in a registered public offering or deemed liquidation event, are exempt subject to joinder requirements, while transfers to competitors or certain customers or distributors may be prohibited if deemed competitively harmful by the Board. Certain key holders agree to an underwritten initial public offering lock-up of up to 180 days (and any additional period required to accommodate FINRA research quiet periods), applicable only if officers, directors and 1% stockholders are subject to similar restrictions; this lock-up does not apply to a direct listing, and the Company may impose stop-transfer instructions during the lock-up. The ROFR/Co-Sale Agreement terminates immediately prior to an underwritten initial public offering, upon the initial trade in a direct listing, or upon a deemed liquidation event.

The ROFR/Co-Sale Agreement provisions restrict certain key holders’ liquidity and can delay or condition private transfers, while providing investors with downside protection and participation in private sales, which could limit strategic transfers by certain key holders. In addition, because the IPO lock-up in this agreement does not apply to a direct listing, and as disclosed elsewhere, the absence of lock-ups in a Direct Listing can increase volatility and supply uncertainty at listing.

Amended and Restated Voting Agreement

Our Amended and Restated Voting Agreement (the “Voting Agreement”) provides that stockholders agree to vote their shares, and grant an irrevocable proxy, to elect designated directors consistent with the certificate of incorporation, including a common director elected by holders of Common Stock voting as a separate class, with removal and vacancy provisions tracking designation rights, and they further covenant to vote to increase authorized common shares as needed to permit conversion of preferred stock. If a Sale (as defined in the Voting Agreement) of the Company is approved by (i) holders of a majority of the shares of Common Stock then issuable upon conversion of the preferred (Selling Investors), (ii) the Board, and (iii) holders of a majority of outstanding Common Stock (other than as-converted), and the approval specifies application of the drag, each stockholder agrees to vote for and to participate in the Sale of the Company on the same terms and conditions, subject to customary stockholder-level limitations, including several and limited representations on authority and title, no non-compete for non-employees, several indemnity caps at proceeds received, the same form and amount of consideration within each class or series, and cash in lieu where securities consideration would require registration or non-customary information. To ensure compliance with these voting covenants on board composition, share increases and Sale of the Company approvals, stockholders grant the Company’s Chief Executive Officer an irrevocable proxy and power of attorney (coupled with an interest) to vote shares or execute documentation if the stockholder fails to do so or attempts to vote inconsistently. The Voting Agreement terminates upon the earlier to occur of the consummation of the Company’s first underwritten public offering of its Common Stock, the initial trade in a direct listing or the consummation of a Sale of the Company.

The Voting Agreement concentrates governance outcomes by contract, including the ability of specified majorities to approve a Sale of the Company and compel participation by all stockholders, subject to investor-friendly protections, which may limit minority stockholders’ ability to oppose or condition a sale once the drag triggers are met. In addition, the irrevocable proxy and power of attorney ensure enforceability of voting covenants and may limit a stockholder’s discretion in director elections, share authorizations and Sale of the Company approvals.

Listing

We have been approved to list our Common Stock on the Nasdaq Global Market under the symbol “AMSS”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Odyssey Transfer and Trust Company. The transfer agent and registrar’s address is 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125. The transfer agent and registrar can be contacted by phone at: 1-855-584-2880.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Common Stock on Nasdaq, there was no public market for our Common Stock. Sales of a substantial number of shares our Common Stock in the public market , or the perception that such sales could occur, could adversely affect the public price of our Common Stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Subject to the lock-up agreements and market standoff restrictions as described below, we will have no input if and when the Selling Stockholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

A total of 11,424,315 shares of our Common Stock are outstanding, and up to 8,951,895 shares of our Common Stock will be registered for resale under the registration statement of which this prospectus forms a part. Any shares not registered hereunder will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. With the exception of shares owned by our directors, officers and certain stockholders, substantially all of our Common Stock may be sold after our initial listing on Nasdaq, either by the Selling Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of Common Stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of Common Stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Common Stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal approximately shares immediately after our registration; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of Common Stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

 Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock subject to outstanding stock options or reserved for issuance under our 2025 Omnibus Incentive Plan, as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements or are subject to other contractual restrictions on transfer, as described in the footnotes to the “Selling Stockholders” table in our final prospectus filed with the SEC on May 18, 2026. These restrictions vary by stockholder and generally provide for staged release schedules over periods ranging from 90 to 180 days following the Direct Listing. In particular: (a) MVL Inc. — Of the 2,186,126 shares being registered, 940,569 shares are freely tradeable from and after the Direct Listing, and the remaining 1,245,557 shares are subject to a lock-up with 20% released on Day 91, an additional 50% on Day 141, and the remainder on Day 170. (b) Davies Holdings Europe Kft. — Of the 627,663 shares beneficially owned, 41,301 shares are freely tradeable and the remaining 586,362 shares are subject to a lock-up with staged releases at Days 45, 90, 115, and full release at Day 180. (c) Kukus LLC — 799,990 shares are subject to a lock-up with staged releases at Days 45, 90, 115, and full release at Day 180. (d) Kayus LLC — 683,322 shares are subject to a lock-up with the same staged release schedule as Kukus LLC. (e) Z1967 Limited — 871,227 shares are subject to a lock-up with the same staged release schedule as Kukus LLC and Kayus LLC. (f) Mark T. Lynn — Shares are subject to a lock-up for 90 days following the Initial Listing Date, and thereafter Mr. Lynn may sell no more than 1% of the weekly trading volume in any given week. In addition, certain other Registered Stockholders are subject to lock-up agreements expiring December 31, 2026, with staged releases beginning on Day 91. Because a significant number of shares held by Registered Stockholders are not subject to lock-up restrictions, there can be no assurance that selling pressure will be moderated following the Direct Listing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

 The following discussion is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our Common Stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this registration statement. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Common Stock pursuant to this registration statement and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our stock;

•	persons that acquired our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	tax-qualified retirement plans;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Common Stock;

•	persons holding our Common Stock as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement;

•	Non-U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Common Stock and the partners in such partnerships are urged to consult their own tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under the section titled “Dividend Policy,” we have never declared or paid dividends on our Common Stock and do not anticipate paying dividends in the foreseeable future. However, if we make cash or other property distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Common Stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described under the section titled “—Gain On Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined under the section titled “—Withholding on Foreign Entities” below), dividends paid to a non-U.S. holder of our Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Common Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Common Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Common Stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Common Stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock, and our Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Common Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Common Stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our Common Stock. Prior to the issuance of proposed Treasury regulations described below, withholding taxes under FATCA would have also applied to gross proceeds from sales or other disposition of our Common Stock. However, the U.S. Treasury Department’s proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers (including withholding agents) may generally rely on the proposed regulations until they are revoked or final regulations are issued.

Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA on an investment in our Common Stock.

PLAN OF DISTRIBUTION

We are registering (i) 8,750,000  shares of Common Stock issuable to Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), (ii) 170,766 shares of Common Stock held by Maxim Partners LLC (“Maxim”) and (iii) 31,129 shares of Common Stock held by various registered holders of the Company (the “Registered Holders, together with Streeterville, and Maxim, the “Selling Stockholders”). We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by the Selling Stockholders and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of the Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer their securities by other means not described in this prospectus. If the Selling Stockholders affect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by the Selling Stockholders and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate their securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders will be deemed to be “underwriters” within the meaning of the Securities Act. Any broker-dealers or agents that may become involved in selling the registered shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any commission received, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Securities Purchase Agreement, estimated to be $2,620.86 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for us by Winston Taylor LLP, Houston, Texas.

EXPERTS

The financial statements for the fiscal years December 31, 2025 and 2024 included in this prospectus have been audited by dbbmckennon, an independent registered public accounting firm, as set forth in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Common Stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain websites at www.amass.com, www.amassbrandsgroup.com and www.amassbrands.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Common Stock.

INDEX TO FINANCIAL STATEMENTS

Amass Brands, Inc. and Subsidiaries

March 31, 2026 and 2025

F-1

Amass Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31, 2026	December 31, 2025

Assets

Current Assets
Cash and cash equivalents	$991,806	$824,962
Accounts receivable, net	3,107,561	2,317,514
Due from related parties	-	1,389,996
Inventory, net	11,940,537	10,873,408
Interest receivable	68,112	68,112
Prepaid expenses and other current assets	310,305	178,205

Total current assets	16,418,321	15,652,197

Property and equipment, net	8,287	12,369
Intangible assets, net	1,959,039	2,202,579
Goodwill	2,972,280	2,972,280
Securities pledged as collateral, at fair value	3,347,564	3,347,564
Investments at cost	862,419	823,746
Deposits	13,640	14,015

Total assets	$25,581,550	$25,024,750

See accompanying notes to these condensed consolidated financial statements.

F-2

Amass Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31, 2026	December 31, 2025

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$9,588,404	$8,257,052
Accrued expenses	5,182,409	4,306,428
Secured credit facility, current	2,928,161	3,277,034
Loans payable, current	750,000	897,854
Contract liabilities	2,961,166	3,042,044
Promissory notes payable, current	1,650,000	2,498,714
Derivative liabilities	1,207,705	37,962
Customer deposits	413,838	417,000
Interest payable	484,522	694,649
Obligation under repurchase agreement	400,000	400,000

Total current liabilities	25,566,205	23,828,737

Loans payable	681,570	831,568
Promissory notes payable, net	-	100,000
Convertible notes payable	1,731,710	378,725
SAFE notes	530,668	520,242

Total liabilities	28,510,153	25,659,272

Commitments and contingencies (Note 15)

Stockholders’ deficit:
Series B Preferred Stock, $0.00001 par, 27,789,708 shares authorized, 9,044,513 and 8,304,185 shares issued and outstanding and liquidation value of $15,718,978 and $14,634,844 as of March 31, 2026 and December 31, 2025, respectively	89	82
Series A Preferred Stock, $0.00001 par, 873,734 shares authorized, 873,734 shares issued and outstanding and liquidation value of $3,633,038 as of March 31, 2026 and December 31, 2025	9	9
Series Seed Preferred Stock, $0.00001 par, 12,529,020 shares authorized, 12,529,020 shares issued and outstanding and liquidation value of $15,741,343 as of March 31, 2026 and December 31, 2025	125	125
Common stock, 0.00001 par, 250,000,000 and 66,700,000 shares authorized, 3,600,420 and 3,364,984 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	38	34
Additional paid-in capital	39,802,580	37,661,354
Treasury stock, 158,700 and 0 shares at cost as of March 31, 2026 and December 31, 2025, respectively	(1,393,713)	-
Accumulated other comprehensive income	55,172	55,172

Accumulated deficit	(43,740,731)	(40,705,027)

Total Amass stockholders’ deficit	(5,276,431)	(2,988,251)
Non-controlling interest	2,347,828	2,353,729

Total stockholders’ deficit	(2,928,603)	(634,522)

Total liabilities and stockholders’ deficit	$25,581,550	$25,024,750

See accompanying notes to these condensed consolidated financial statements.

F-3

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three months ended
	March 31,
	2026	2025
Net revenues
Spirits & wine revenues	$3,986,436	$4,159,776
Other revenues	162,910	180,768

Total net revenues	4,149,346	4,340,544

Cost of net revenues
Cost of spirits & wine revenues	2,809,393	2,786,867
Cost of other revenues	267,009	338,917

Total cost of net revenues	3,076,402	3,125,784

Gross profit	1,072,944	1,214,760

Operating expenses
Sales and marketing	967,477	993,405
General and administrative	2,516,805	2,118,102
Impairment loss	110,402	-

Total operating expenses	3,594,684	3,111,507

Loss from operations	(2,521,740)	(1,896,747)

Other income (expense)
Interest income	3,709	6,483
Interest expense	(454,856)	(1,544,260)
Change in fair value of derivative liabilities	(49,216)	-
Change in fair value of SAFEs	(10,426)	-
Other expense, net	(9,076)	(285,097)

Total other income (expense)	(519,865)	(1,822,874)

Net loss	(3,041,605)	(3,719,621)

Net loss attributable to noncontrolling interest	(5,901)	(62,579)

Net loss attributable to parent	(3,035,704)	(3,657,042)

Total comprehensive loss	$(3,035,704)	$(3,657,042)

Weighted average common shares outstanding - basic and diluted
Basic	3,470,628	3,029,130
Diluted	3,470,628	3,029,130
Net loss per common share

Basic	$(0.87)	$(1.21)
Diluted	$(0.87)	$(1.21)

See accompanying notes to these condensed consolidated financial statements.

F-4

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

(Unaudited)

															Total
	Series B		Series A		Series Seed				Additional	Treasury		Other			Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Common Stock		Comprehensive	Accumulated	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Deficit	Capital	Shares	Amount	Income	Deficit	Interest	(Deficit)
Balances at December 31, 2024	8,304,185	$82	873,734	$9	12,529,020	$125	2,899,343	$29	$35,881,552	-	$-	$57,459	$(26,127,313)	$4,987,142	$14,799,085
Exercise of stock options	-	-	-	-	-	-	2,084	-	375	-	-	-	-	-	375
Exercise of stock warrants	-	-	-	-	-	-	214,229	2	51,406	-	-	-	-	-	51,408
Stock-based compensation - options	-	-	-	-	-	-	-	-	44,548	-	-	-	-	-	44,548
Warrants issued with promissory notes payable	-	-	-	-	-	-	-	-	615,427	-	-	-	-	-	615,427
Offering costs	-	-	-	-	-	-	-	-	(106,970)	-	-	-	-	-	(106,970)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	(62,579)	(62,579)
Net loss attributable to controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	(3,657,042)	-	(3,657,042)

Balances at March 31, 2025	8,304,185	$82	873,734	$9	12,529,020	$125	3,115,656	$31	$36,486,338	-	$-	$57,459	$(29,784,355)	$4,924,563	$11,684,252

Balances at December 31, 2025	8,304,185	$82	873,734	$9	12,529,020	$125	3,364,984	$34	$37,661,354	-	$-	$55,172	$(40,705,027)	$2,353,729	$(634,522)
Issuance of Common Stock	-	-	-	-	-	-	77,776	1	693,658	-	-	-	-	-	693,659
Exercise of stock options	-	-	-	-	-	-	4,667	-	1,260	-	-	-	-	-	1,260
Exercise of stock warrants	740,328	7	-	-	-	-	222,026	2	986,217	-	-	-	-	-	986,226
Shares issued for extinguishment of interest payable	-	-	-	-	-	-	86,342	1	276,474	-	-	-	-	-	276,475
Repurchase of Common Stock	-	-	-	-	-	-	-	-	-	(155,375)	(1,393,713)	-	-	-	(1,393,713)
Stock-based compensation - options	-	-	-	-	-	-	-	-	220,932	-	-	-	-	-	220,932
Offering costs	-	-	-	-	-	-	-	-	(37,315)	-	-	-	-	-	(37,315)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,901)	(5,901)
Net loss attributable to controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	(3,035,704)	-	(3,035,704)

Balances at March 31, 2026	9,044,513	$89	873,734	$9	12,529,020	$125	3,755,795	$38	$39,802,580	(155,375)	$(1,393,713)	$55,172	$(43,740,731)	$2,347,828	$(2,928,603)

See accompanying notes to these condensed consolidated financial statements.

F-5

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended
	March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(3,041,605)	$(3,719,621)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	137,220	150,269
Stock-based compensation	220,932	44,548
Issuance of advisory common stock shares	693,659	-
Amortization of debt discounts	173,124	102,571
Reserve for expected credit losses	17,864	(44,413)
Impairment of intangible assets and goodwill	110,402	-
Change in fair value of derivative liabilities	49,216	-
Change in fair value of SAFE	10,426	-
Noncash amortization of debt financing costs	42,051	118,340
Inventory obsolescence	(259,387)	(6,615)
Loss on sale of securities at fair value	-	280,143
Changes in operating assets and liabilities
Accounts receivable	(807,911)	77,640
Inventory, net	(807,742)	1,032,963
Prepaid expenses and other current assets	(177,867)	(121,239)
Accounts payable	1,331,352	(401,196)
Accrued expenses	576,356	(218,326)
Interest payable	16,348	1,986,281
Customer deposits	(3,162)	-
Contract liabilities	(80,878)	(2,122)

Net cash used in operating activities	(1,799,602)	(720,777)

Cash flows from investing activities
Advances to related parties	-	(26,172)
Sale of investment	-	500,000
Proceeds from notes receivable	-	143,517
Proceeds from deposit on investment repurchase	300,000	-
Purchase of SAFE	(38,673)	-
Purchase of investment	-	(43,118)

Net cash provided by investing activities	261,327	574,227

See accompanying notes to these condensed consolidated financial statements.

F-6

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended
	March 31,
	2026	2025
Cash flows from financing activities
Proceeds from (repayments of) secured credit facility, net	(348,873)	(849,994)
Repayments of loans payable	(97,854)	(61,835)
Proceeds from issuance of promissory note	-	945,000
Proceeds from issuance of convertible notes payable	1,351,675	-
Offering costs	(37,315)	(106,970)
Proceeds from exercise of stock options	1,260	375
Proceeds from exercise of warrants	836,226	51,408

Net cash provided by financing activities	1,705,119	(22,016)

Net change in cash and cash equivalents	166,844	(168,566)

Cash and cash equivalents, beginning of the period	824,962	693,946

Cash and cash equivalents, end of the period	$991,806	$525,380

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$15,739	$26,408

Cash paid for interest	$96,830	$1,245,542

Noncash Investing and Financing Activities

Conversion of promissory note to Preferred Stock	$-	$293,398

Warrant exercise for reduction of loans payable	$150,000	$-

Repurchase of common stock through cancellation of balance due from related-party	$1,393,713	$-

Discount from derivative liability	$1,120,527	$-

Issuance of SAFE for reduction of promissory note principal	$-	$500,000

See accompanying notes to these condensed consolidated financial statements.

F-7

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 1 – Organization and Nature of Business

Amass Brands, Inc. (“Amass” or the “Company”), is a corporation formed on September 22, 2016, under the laws of the State of Delaware. Headquartered in Los Angeles, California, the Company sells primarily alcoholic and non-alcohol beverages through wholesale and online platforms globally.

In September 2024, the Company purchased 50.0001% of 222 Spirits Holdco, LLC, and its two wholly owned subsidiaries, 222 Spirits Company, LLC, and 222 Spirits Management Holdco, LLC (collectively, 222 Spirits), which is accounted for as a business acquisition.

Further, see Note 12 for effectiveness of reverse stock split.

Note 2 – Liquidity and Capital Resources

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred losses and used cash flow from operations since inception and has limited available capital. These factors, among others, raise substantial doubt   about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional working capital.

The Company plans to raise additional capital as necessary to support its operating losses through the issuances of stock and loans. No assurances can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities as a result of this uncertainty.

F-8

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 3 – Summary of Significant Accounting Policies

Basis of accounting – The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as found in the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC applicable to interim period financial statements and do not include all of the information and disclosures required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and the results of operations for the periods presented.

These unaudited condensed   consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2025. Interim results are not necessarily indicative of the results that may be expected for a full year.

Concentrations of credit risk – Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may, at times, exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. As of March 31, 2026   and December 31, 2025, all the Company’s cash and cash equivalents were held at accredited financial institutions.

Additionally, the Company had the following concentrations in net sales and accounts receivable during the three months ended March 31, 2026.

For the three months
ended March 31,
2026
Customer A
Net Sales	15.4%
Accounts Receivable	15.4%

Fair value measurements – Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

F-9

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Derivative liabilities, warrant liabilities, SAFEs, investments at fair value, and securities pledged as collateral are measured using Level 3 inputs. Measurement of fair value using Level 3 inputs necessitates the use of estimates and assumptions that are inherently subjective, and the values determined by management as a result of using such inputs may differ from the values that would have been used had observable quotations in an active market existed, the differences could be material.

Except for investments at fair value, securities pledged as collateral, derivative liabilities, warrant liabilities, and SAFEs, the carrying amounts of the Company’s assets and liabilities, which are defined as financial instruments pursuant to U.S. GAAP, approximate fair value due to their short-term nature.

The following tables present changes in investments in fair value, securities pledged as collateral, derivative liabilities, and SAFEs, which are Level 3 assets and liabilities measured at fair value for the three months ended March 31, 2026. Note that during the fiscal year 2025, the Company sold their Investment in De Soi as part of a secured borrowing and, as such, the investment is a security pledged as collateral as of March 31, 2026; the first table below is presented comprehensive of both financial statement line items as they are interrelated:

Investments at Fair Value/Securities Pledged as Collateral at Fair Value	Amount
Balance, December 31, 2025	$3,347,564
Balance, March 31, 2026	$3,347,564

Derivative Liabilities at Fair Value	Amount
Balance, December 31, 2025	$37,962
Issuance of Convertible Notes and Warrants	1,120,527
Change in fair value	49,216
Balance, March 31, 2026	$1,207,705

SAFEs at Fair Value	Amount
Balance, December 31, 2025	$520,242
Change in fair value	10,426
Balance, March 31, 2026	$530,668

F-10

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Derivative liabilities arose from convertible notes November 2025 and were initially recorded at fair value of $37,046. There was a change in fair value of $916 during the   year ended December 31, 2025. In 2026, there were additional derivative liabilities incurred of $1,068,790 from the issuance of more convertible notes. Additionally, stock warrants issued in connection with the Company’s convertible notes from November 2025 through March 2026 are accounted for as derivative liabilities under ASC 815-40. The Company also recognized a warrant derivative liability of $51,737 during the three months ended March 31, 2026. There was a change in fair value of $49,216   for all derivative liabilities during the   three months ended March 31, 2026. Further, changes in the fair value of derivative liabilities are recognized in the consolidated statements of operations within other income (expense).

In February 2025, the Company issued a Simple Agreement for Future Equity (SAFE), which was marked to the fair value of $500,000 at issuance. There was a change in fair value of $10,426 and $0 as of the three months ended March 31, 2026 and March 31, 2025, respectively. Changes in the fair value of SAFEs are recognized in the consolidated statement of operations within other income (expense).

There were no transfers between Levels 1, 2, or 3 during the three months ended March 31, 2026 nor March 31, 2025.

Valuation techniques and inputs – The Company’s financial instruments measured at fair value on a recurring basis include investments at fair value, which are classified as Level 3 due to significant unobservable inputs used in their valuation.

The fair value of the Company’s investment at fair value/securities pledged as collateral is sensitive to changes in key unobservable inputs such as public company comparables for multiples, the weighting of various models, volatilities, discount rates, and financial projections. If these assumptions were to change materially, it could significantly impact the fair value conclusions.

To value the investment at fair value, the Company used a market based approach by identifying similar companies, applying multiples of revenues and liquidation waterfall to reach the Company’s equity value in the investment, considering discounts for lack of marketability and including weighting for transactions where we sold stock. Further, the Company considers recent transactions that occurred with the investment as evidence of fair value.

The Company sold a portion of its investments during the three months ended March 31, 2025, which caused losses. These losses were incurred for strategic reasons and not necessarily the value the Company would get for its highest and best use. However, such was used as an input in determining fair value as described above.

The Company’s derivative liabilities relate to embedded features in convertible debt instruments. These instruments are measured at fair value using a with-or-without probability weighted model. Significant unobservable inputs used in valuing derivative liabilities include the probability of conversion, the timeline for which the events are expected to occur, and discount rates applied. The fair value of the derivative liabilities is sensitive to changes in these significant unobservable inputs.

Additionally, the convertible debt instruments include embedded warrants. The Company values the warrant liabilities at fair value using a Monte Carlo simulation, which captures the path-dependent cash settlement mechanic under the Exchange Cap and the probability-weighted outcomes associated with a qualified financing event. Because the valuation relies on significant unobservable inputs, the warrant derivative liability is classified within Level 3 of the fair value hierarchy.

F-11

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

The Company’s SAFE is measured at fair value using a probability-weighted expected return valuation method. Significant unobservable inputs used in valuing the SAFE include the probability of each scenario, timeline for which the events are expected to occur, and discount rates. Because these inputs are unobservable and involve management judgement, the SAFE is classified as Level 3.

The fair value of the SAFE is sensitive to changes in these significant unobservable inputs. Increases in expected volatility, expected term, discount rates or probability of outcomes would generally increase the fair value of the SAFE, while decreases in these assumptions would generally decrease the fair value.

There were no changes in the valuation techniques used to determine the fair value of Level 3 instruments during the three months ended March 31, 2026 nor the three months ended March 31, 2025.

Accounts receivable, net – Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. The Company evaluates the creditworthiness of its customers prior to extending credit and monitors the aging and collectability of receivables on a continuous basis. Accounts receivable are generally written off when deemed uncollectible, and recoveries of receivables previously written off are recognized when received. Generally, no interest is charged on past-due accounts. The accounts receivable on Maison Thomas serve as collateral for the credit facility.

In accordance with ASC 326, the Company establishes an allowance for expected credit losses on financial assets, including trade and other receivables, at each reporting date. The allowance reflects management’s estimate of lifetime expected credit losses based on historical collection experience, the type and credit quality of the customer, the age of outstanding receivables, and current and expected future economic conditions.

Management uses the best information available to make these estimates; however, future adjustments may be required if there are significant changes in customer financial condition or broader economic trends. As of March 31, 2026 and December 31, 2025, the Company had a reserve for expected credit losses of $101,253 and $83,389, respectively.

Property and equipment, net – Property and equipment, net includes long-term fixed assets such as machinery, equipment, furniture, and fixtures reported, net of depreciation. Property and equipment are recorded at cost. Depreciation is expensed using the straight-line method over the estimated useful lives of the assets. During the three months ended March 31, 2026 and March 31, 2025, the Company’s property and equipment were depreciated over five years, and leasehold improvements are amortized over the shorter of one to five years or the lease life. Additions and improvements are capitalized, while routine repairs and maintenance are charged to expense as incurred.

Intangible assets, net – Intangible assets consist of capitalized website development costs, tradenames and transferred intellectual property, customer base, and non-competes. Intangible assets have been determined to have definite lives and are amortized on a straight-line bases over their estimated economic lives which range from 5 to 15 years. Website development costs are amortized over two years.

F-12

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Impairment of long-lived assets – The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (ASC 360). In accordance with ASC 360, the Company reviews its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount the carrying value of the asset exceeds its fair value. In addition, the Company evaluates goodwill for impairment in accordance with ASC 350, Intangibles-Goodwill and Other (ASC 350). Goodwill is tested at least annually, or more frequently if a triggering event occurs. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, not to exceed the total amount of goodwill. During the three months ended March 31, 2026 and March 31, 2025, impairment loss of $110,402 and $0, respectively, was recognized.

Customer deposits – Customer deposits represent cash received from customers in advance of the Company satisfying its performance obligations and are recorded as a liability within accrued expenses and other current liabilities. The balance as of December 31, 2025 relates to a single customer deposit that is expected to be earned in   2026  , as the related performance obligation had not been fulfilled as of year-end. The obligation was not fully satisfied as of March 31, 2026.

Revenue recognition – The Company recognizes revenue under FASB ASC 606, Revenue from Contracts with Customers. The Company derives its revenue primarily through the sale of alcohol and non-alcoholic spirits and wine products in both wholesale and direct to consumer channels. Spirits and wine end customers consist primarily of retailers, bars, and restaurants. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer,

●	Identification of the performance obligations in the contract,

●	Determination of the transaction price,

●	Allocation of the transaction price to the performance obligations in the contract, and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue generating activities have a single performance obligation and are recognized when the ordered goods are shipped to the end customer, which is when control transfers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of its product. The Company’s sales terms do not typically allow for a right of return on sales to wholesale and distributor customers except for matters related to any manufacturing defects. Amounts billed to customers for shipping and handling are included in net revenues.

F-13

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

As the Company’s standard payment terms are less than one year, the Company has elected, as a practical expedient, to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable source that depicts the price as if sold to a similar customer in similar circumstances. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing component as payments are received at or shortly after the point of sale.

Costs incurred to obtain a contract are expensed as incurred when the amortization period is less than a year. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefit of those costs to be longer than one year. The Company has concluded that none of the costs it has incurred to obtain and fulfill its sales contracts meet the capitalization criteria, and as such, there are no costs deferred and recognized as assets on the consolidated balance sheets as of March 31, 2026 and December 31, 2025.

Net revenues reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates. This variable consideration is recognized as a reduction of the transaction price based upon expected amounts at the time revenue for the corresponding product sale is recognized. For example, customer promotional discount programs are entered into with certain distributors for certain periods of time. The amount ultimately reimbursed to distributors is determined based upon agreed-upon promotional discounts which are applied to distributors’ sales to retailers. Other common forms of variable consideration include volume rebates for meeting established sales targets, including discounts offered to the end customer. The determination of the reduction of the transaction price for variable consideration requires certain estimates and assumptions that affect the timing and amounts of revenue and liabilities recognized. Management estimates this variable consideration by taking into account factors such as the nature of the promotional activity, historical information, and current trends, availability of actual results, and expectations of customer and consumer behavior. All such estimates were not material for the three months ended March 31, 2026 and March 31, 2025.

Further, the Company offers discounts on e-commerce transitions such as first order discounts, free shipping on sales over certain thresholds, subscription discounts, and bundled set discounts. All e-commerce discounts are included as part of net revenues on the statements of operations and known at the time of the transaction.

Sales tax collected from customers is not considered revenue and is included in accrued expenses until remitted to the taxing authorities. Excise taxes were not material to the consolidated financial statements for the three months ended March 31, 2026, nor March 31, 2025.

Cost of net revenues – Cost of net revenues consists of the costs of inventory sold, which includes inbound freight, and production and fulfillment-related payroll. Outbound freight, third-party logistics costs, customs and duties, packaging materials, payment processing fees, and other fulfillment costs are also included in cost of net revenues. Shipping and handling costs amounted to $206,508 and $111,918 for the three months ended March 31, 2026 and March 31, 2025, respectively.

Sales and marketing expenses – Sales and marketing expenses include all expenditures incurred to market or sell products. These costs include expenditures by the sales team while in the field, marketing and advertising costs, distributor costs, and payroll costs for the sales, marketing, and digital departments.

F-14

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Advertising costs – Advertising costs are expensed in the period incurred and are included as sales and marketing expenses in the consolidated statements of operations. Advertising costs amounted to $154,038 and $30,986 for the three months ended March 31, 2026 and March 31, 2025, respectively.

Net loss per share – Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net loss per share on the consolidated statements of operations. Diluted net loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. Potentially dilutive securities include the any options, warrants, and convertible debt. The number of shares convertible debt is convertible into is indeterminable. Options and warrants outstanding are described in Note 13.

Income taxes – In December 2023, the FASB issued a standard to enhance the transparency and decision usefulness of income tax disclosures. This standard requires public companies to disclose (i) specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, (ii) the amount of income taxes paid disaggregated by federal, state, and foreign taxes and disaggregated by material individual jurisdictions, and (iii) income from continuing operations before income tax expense disaggregated between domestic and foreign and income tax expense from continuing operations disaggregated by federal, state, and foreign. We adopted the update on January 1, 2026. We expect this standard to impact our disclosures with no material impacts to our results of operations, cash flows, or financial condition.

Accounting pronouncements not yet adopted

Disaggregation of income statement expenses – In November 2024, the FASB issued a standard requiring disaggregated information about certain income statement expense line items to be disclosed on an annual and interim basis. We are required to adopt these disclosures for our annual period ending December 31, 2028, with early adoption permitted and this standard may be applied retrospectively. We expect this standard to impact our disclosures with no material impacts to our results of operations, cash flows, or financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

F-15

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 4 – Inventory, net

Inventory, net consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Raw materials	$2,360,652	$2,490,030
Work in process	4,249,102	4,627,130
Finished goods	8,530,658	7,215,511
Inventory reserve	(3,199,875)	(3,459,263)

Total inventory	$11,940,537	$10,873,408

At March 31, 2026 and March 31, 2025, the Company allocated the following amounts in inventory reserve: $371,645 and $386,439 for Raw Materials, respectively; $759,536 and $521,488 for Work in Process, respectively; and $2,068,694 and $2,551,336 for Finished Goods, respectively.

As of March 31, 2026   and December 31, 2025, the Company had no deposits for inventory purchases and production runs.

Note 5 – Long-Lived Assets

Property and equipment, net – Property and equipment, net consists of the following:

	March 31,	December 31,
	2026	2025

Plant and equipment	$113,159	$113,159
Office and storage equipment	288	288
Furniture and fixtures	468	468
Leasehold improvements	95,372	95,373

Property and equipment, gross	209,287	209,288
Less: Accumulated depreciation and amortization	(201,000)	(196,919)

Property and equipment, net	$8,287	$12,369

Depreciation and amortization expenses of $4,081 and $25,645 were included in general and administrative expenses in the accompanying consolidated statements of operations for the three months ended March 31, 2026 and March 31, 2025, respectively.

F-16

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Intangible assets, net – Intangible assets, net consist of the following:

	March 31,	December 31,
	2026	2025

Website development	$148,039	$148,039
Tradename/transferred IP	353,224	457,116
Customer base	38,251	44,267
Non-competes	3,333	3,857
Brand names	3,264,000	3,264,000

Intangible assets, gross	3,806,847	3,917,279
Less: Accumulated amortization	(1,847,808)	(1,714,700)

Intangible assets, net	$1,959,039	$2,202,579

Goodwill	$2,972,280	$2,972,280

Amortization expense was $133,139 and $124,624 for the three months ended March 31, 2026 and March 31, 2025, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

During the three months ended March 31, 2026, the Company assessed the Gem&Bolt tradename, customer base, and non-competes for impairment. The Company concluded that due to the fact that Gem&Bolt has ceased production, the remaining carrying value of these intangible assets should be fully impaired. The total impairment loss recognized in the three months ended March 31, 2026 is $110,402, and is included in impairment loss in the accompanying consolidated statements of operations .

Note 6 – Investments

De Soi – In August 2020, the Company entered into a joint venture to create De Soi, a celebrity-founded, non-alcoholic wine product company. De Soi first made its product available for sale in January 2022 through the release of three flavors available in both bottles and cans. The Company was granted 2,500,000 of 5,000,000 shares of common stock in De Soi for no consideration. In 2022, the Company acquired certain preferred stock and sold common stock, resulting in ownership of less than 50%, at which point De Soi ceased being a joint venture, as De Soi had raised outside capital in the year and the Company owned less than 50% of De Soi. In December 2024, the Company sold 340,864 shares of Common Stock to a related party for $500,000 and recognized a loss on sale of $363,982 which is included in other expenses in the accompanying consolidated statements of operations. In January 2025, the Company sold another portion of its investment in De Soi for $500,000.

F-17

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

During 2025, the Company transferred its investment in De Soi to a related party in exchange for $400,000 in cash (Note 14). The transferee pledged the investment as collateral under a third-party secured promissory note, and the Company entered into a repurchase agreement obligating it to repurchase the investment at maturity. Based on its evaluation under ASC 860, the Company concluded that it retained effective control over the investment and, therefore, the transaction did not qualify for sale accounting. The transaction has been accounted for as a secured borrowing, with the investment remaining on the consolidated balance sheet as securities pledged as collateral and a $400,000 obligation under repurchase commitment recorded. No gain or loss was recognized.

At the valuation dates of March 31, 2026 and December 31, 2025, management used the market approach to determine the fair value of the Company’s investment in De Soi was $3,347,564, which includes common stock and Series Seed holdings. The market approach was based on valuations related to financing transactions with third-party investors and market multiples of comparable companies, adjusted for certain time and market factors. See note   3 above for fair value measurement disclosures.

Full Glass – As partial consideration for the sale of the Winc.com DTC business unit, the Company received 39,500 Common Units and warrants convertible to 40,000 Common Units of the buyer with a total implied value of $1,500,000. The warrants had an exercise price of $0.01 and have a five-year maturity. During the year ended December 31, 2023, the Company elected to record the investment at cost and evaluate the investment for impairment whenever a triggering event occurs. In February 2024, 8,892 of the Common Units were converted to Series A Preferred Units and the Company was awarded an additional 41,345 Common Units in consideration for the dilution the Company took on Full Glass’ Series A as contemplated by the original contract with Full Glass. Further in February 2024, the Company entered into a Restatement Agreement in which it forfeited its warrants in exchange for a $3,500,000 lump payment on the promissory notes. As such forfeiture represented approximately half of the initial value of the investment, the Company reduced the value of the investment by $754,717 and recorded the loss as a component of other expense, net. During the three months ended March 31, 2026, the Company received $300,000 as a deposit that is expected to reduce our investment in Full Glass. The deposit is included in accrued expenses in the accompanying balance sheets as of March 31, 2026. Therefore, as of March 31, 2026 and December 31, 2025, no triggering events occurred and the investment had a value of $745,283.

HpO – The Company received a 15% equity interest in Zerra Nutrition, Inc. (“HpO”) upon HpO’s formation in April 2025 for no consideration. During 2025, the Company made certain advances to HpO to support operations. In June 2026, the Company formalized the investment a Simple Agreement for Future Equity (SAFE) issued by HpO for a purchase amount of up to $300,000 funded through July 2026. The SAFE is a post-money (valuation cap) instrument with a $5,000,000 post-money valuation cap and no discount, and is non-interest-bearing with no fixed maturity or repayment obligation. It carries no voting rights and entitles the Company to shares of HpO’s capital stock upon a future equity financing, or to a cash or as-converted payout upon a liquidity or dissolution event, ranking junior to indebtedness, on par with other SAFEs and preferred stock, and senior to common stock. The investment has historically been carried at cost, and its ultimate realization is contingent on a future conversion or liquidity event at the issuer. HpO is considered a related party because it is controlled by Geoff McFarlane, who is the majority owner and President of Resonant, an entity consolidated by the Company as a variable interest entity. The balance of the cost investment as of March 31, 2026 and December 31, 2025 was $117,136 and $78,463, respectively.

Note 7 – Contract Losses

The Company identified that evidence existed, including declining bulk wine market and demand concerns for finished goods wine, indicating that some of its long-term, unhedged purchase commitment contracts of bulk wine would incur losses in future periods. The identified contracts included bulk wine expected to be received in 2025. In accordance with ASC 330, Inventory, the Company records a provision when evidence exists that net realizable value is lower than the contractual price. The provision is measured at the best estimate of the expected loss, recorded in cost of net revenues, and will be reassessed each period for changes in estimates. Key estimates include remaining expected consideration and market pricing affecting net realizable value. The total liability associated with firm purchase commitment contracts was $2,961,166 and $3,042,044 as of March 31, 2026 and December 31, 2025, respectively, and is presented within contract liabilities and within current liabilities on the consolidated balance sheets.

In February 2024, the Company entered into a supplier agreement to sell finished goods wine to Full Glass at prices below cost. This contract was entered into as a mitigation tool for its long-term purchase commitment contracts above, and on-hand bulk wine in inventory, as the Company is not expecting there to be enough demand for utilization of the bulk wine commitments. The Company utilized the Full Glass supplier agreement in considering the net realizable value for finished goods produced through the long-term purchase commitments above. The Company recognizes losses on the fulfilment of this contract as incurred, which totaled $2,122 during the year ended December 31, 2025 and no losses were incurred during the three months ended March 31, 2026.

F-18

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 8 – Derivative Liabilities

The Company has issued convertible notes with embedded conversion features and warrants. The notes contain embedded redemption features that do not qualify for equity classification under ASC 815, Derivatives and Hedging, and must be bifurcated and carried at fair value. As a result, the embedded redemption features are recognized as derivative liabilities, measured at fair value at issuance and at each subsequent reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recorded in earnings.

Additionally, the associated warrants do not qualify for equity classification because they contain settlement features and other terms that preclude equity treatment under ASC 815. As a result, the warrants are recognized as liabilities, measured at fair value at issuance and at each subsequent reporting date in accordance with ASC 820, with changes in fair value recorded in earnings. At March 31, 2026, the Company recognized the derivative liability value of the warrants on an aggregate basis at a fair value of $51,737. As of December 31, 2025, the warrant liability was determined to be negligible. Changes in the fair value of the warrant derivative liability are recognized in the consolidated statements of operations.

As of March 31, 2026 and December 31, 2025, the carrying amount of the derivative liabilities was $1,207,705 and $37,962. There were no conversions of repayments of the underlying convertible debts during the periods presents, nor were there any warrant exercises.

The derivative liability is included in the consolidated balance sheets as of March 31, 2026 and December 31, 2025. Changes in the fair value of the derivative liability for the three months ended March 31, 2026 and March 31, 2025 were $49,216 and $0, respectively, which were recognized in the consolidated statement of operations.

Note 9 – Debt

Secured credit facility – In September 2023, the Company entered into a Loan and Security Agreement to open a credit facility with the maximum aggregate principal amount of $8,000,000 (the ABL). The maximum aggregate principal amount was reduced to $5,000,000 in 2026. Interest is accrued at the greater of (i) 12% and (ii) Prime Rate (6.75% as of March 31, 2026 and December 31, 2025) plus 3.75% per annum. The ABL matures in September 2026 with an automatic renewal for one year if not terminated before 60 days before the termination date. The outstanding balance on the ABL was $2,928,161 and $3,277,034 as of March 31, 2026 and December 31, 2025, respectively. In August 2025, the Company breached a financial covenant which put the ABL into technical default. Through the date of these financial statements, the breach has not affected the functionality of the facility and both parties are actively working to resolve the matter. The Company received a waiver of their default as of December 31, 2025.

F-19

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Loans payable – In May 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was established to provide economic relief to small businesses facing COVID-19-related economic hardships. In June 2020, the Company applied and received COVID relief funding for qualified small businesses under the Economic Injury Disaster Loan (EIDL) assistance program by the Small Business Administration (SBA). Per the terms of the EIDL agreement, the Company received total proceeds of $150,000. The loan matures in thirty years from the effective date of the loan and has a fixed interest rate of 3.75% per annum. As of March 31, 2026 and December 31, 2025, the outstanding balance was $160,389   and $160,296, inclusive of accrued interest, respectively. Interest expense for this loan was $2,286 for the three months ended March 31, 2026 and March 31, 2025.

In December 2022 and 2023, the Company obtained three Mezzanine Secured Notes with shareholders in an aggregate principal amount of $1,700,000, of which $500,000 was from a related party. The notes originally accrued interest at a rate of 15% for the first month and monthly thereafter based on a range of 12-14% per annum. The loans were past due but subsequently extended through July 2026. As of March 31, 2026 and December 31, 2025, the principal balance of Mezzanine Secured Notes was $200,000  ,and $297,854 respectively, of which $97,854 was due to a related party as of December 31, 2025. The balance due to a related party was fully repaid in March 2026. In February 2026, the Company extinguished $276,475 of interest in exchange for the exercise of 65,509 shares of Common Stock warrants for $26,479 and 20,833 shares of Common Stock for $249,996. As of March 31, 2026 and December 31, 2025, the accrued interest balance of Mezzanine Secured Notes was $266,827   and $524,125, respectively; none of the accrued interest was due to a related party.

In April 2024, the Company issued a Secured Promissory Note with the principal balance of $2,500,000. The note originally accrued interest at $72,917 per month with default interest of $2,000 per day with original maturity in April 2025. The note was amended during 2025, to include reduced monthly payments, extension of the note, and settlement of all default and past due interest. As consideration, the Company transferred $1,000,000 of its investment at fair value and issued a $500,000 SAFE under the Company’s subsidiary Good Twin. The Note also contains a post-closing provision requiring the Company to transfer additional equity interests in Good Twin to the Lender if the Lender’s ownership interest falls below ten percent (10%) upon SAFE conversion, with the fair market value of any such shares transferred applied as a dollar-for-dollar reduction to the outstanding principal balance. The Company determined this qualified as a debt modification, with the additional consideration charged to interest expense Additionally, in January 2026, the note was amended twice:

-	Amendment No. 3: Lender extended maturity to June 30, 2027, cancelled monthly payments due February through April 2026, waived accrued late-payment fees, released a contingent equity-transfer remedy, and set a revised payment schedule of seventeen $50,000 installments starting May 2026 plus a $417,000 balloon at maturity. Because the Company was in payment default and the lender granted concessions it would not otherwise have granted, the Company accounted for the amendment as a troubled debt restructuring under ASC 470-60. The total undiscounted cash flows under the restructured terms equal the pre-restructuring carrying amount, so no gain or loss was recognized. The effective interest rate on the restructured note is zero, and future cash payments will be applied entirely as reductions of the carrying amount.

-	Amendment No. 4: Lender exercised a portion of a pre-existing warrant to purchase 102,425 shares of the Company’s Series B Preferred Stock at the contractual exercise price of $1.4644 per share. The $150,000 aggregate exercise price was paid by cancelling $150,000 of principal under the Note. After this amendment, the outstanding principal balance was $1,067,000.

F-20

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

The outstanding balance was $1,067,000 and $1,267,000 as of March 31, 2026 and December 31, 2025, respectively. The Company incurred $0 and $1,033,668 of interest and late fees on the note during the three months ended March 31, 2026 and March 31, 2025, respectively.

Promissory notes payable – In 2021 and 2022, the Company issued promissory notes with a total principal amount of $1,900,000. As of March 31, 2026   and December 31, 2025, the Company had promissory notes with the total outstanding principal balance of $1,650,000 and accrue interest at a rate of 12% per annum.

The promissory notes mature between August 2026 and September 2027. Interest accrued on the notes is paid quarterly in arrears. The notes incurred $42,862 and $48,822 of interest expense for the three months ended March 31, 2026 and March 31, 2025, respectively, of which $151,937 and $149,758 was payable at March 31, 2026 and March 31, 2025, respectively.

In January 2025, the Company issued an additional Promissory Note to a shareholder with greater than 5% ownership with a principal balance of $1,000,000. The note accrues interest at 6.25% per annum and matures in January 2026 and contained warrants further discussed below.   The outstanding balance was $1,000,000 as of December 31, 2025, all of which was principal. The balance was converted to a convertible note in February 2026. The Company incurred $4,583 and $9,167of interest on the note during the three months ended March 31, 2026 and 2025  , respectively.

The promissory note contained warrants to purchase 214,229 shares of common stock at the exercise price of $0.24 or through a cashless exercise. The warrants were exercised for cash in February 2025. The warrants were allocated a relative fair value of $615,000 upon issuance, which was amortized over the life of the note. During the three months ended March 31, 2026, the Company recognized $51,286 of interest expense related to the accretion of the discount, with $0 remaining at the end of the period.

Note 10 – Convertible Debt

From November 2025 through March 2026, the Company issued unsecured convertible promissory notes (“Convertible Notes”) to investors in the principal amount of $2,766,316 and $414,641 as of March 31, 2026   and December 31, 2025, respectively. The Convertible Notes bear interest at a rate of 9% per annum and mature on the earlier of (i) 24 months from issuance or (ii) a change of control. The Convertible Notes may not be prepaid without the consent of the holder. Of the convertible notes, $1,822,415 was issued to related parties.

The Convertible Notes are convertible, at the holder’s option or automatically upon certain events, into shares of the Company’s common stock. Upon a qualified financing, the outstanding principal and accrued interest automatically convert at a price equal to 80% of the price paid by new investors. Upon a change of control, the holder may elect to receive either repayment equal to two times the outstanding balance or conversion based on an implied valuation of $30.0 million   and the Company’s fully diluted capitalization as of immediately prior to the closing of the change of control transaction. If the Notes remain outstanding at maturity and no conversion event has occurred, the outstanding balance automatically converts based on the same $30.0 million valuation framework.

In connection with the issuance of the Notes, the Company also issued warrants to purchase shares of common stock with an exercise price equal to the greater of $10.00 or the volume-weighted average trading price, exercisable following the Company’s listing on Nasdaq and expiring 180 days thereafter. Issuance of shares under the Note and Warrant is subject to a 19.99% exchange cap absent stockholder approval.

F-21

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

The Company evaluated the Notes and Warrants in accordance with applicable accounting guidance and concluded that the embedded conversion feature was required to be bifurcated and held at fair value, and the warrants qualified for liability treatment due to failing indexation guidance. Accordingly, the features of the Notes and the Warrants are recorded as liabilities at fair value, with changes in fair value recognized in earnings until conversion, settlement, or expiration. See Note 3.

The Company recorded discounts from the derivative and warrant liabilities totaling $1,120,527 and $37,346 for the three months ended March 31, 2026 and the year ended December 31, 2025,   respectively. See Notes 3 and 8 for valuation of derivative and warrant liabilities.   As of March 31, 2026 and December 31, 2025, the net carrying value of the debt was $1,731,710   and $378,725 with remaining debt discount of $1,034,606 and $35,916 and accrued interest of $55,370 and $4,551, respectively. Interest expense from accretion of the discount during the three months ended March 31, 2026 and March 31, 2025 was $120,760 and $0, respectively. Accrued interest from the related party was $32,432.

Note 11 – Simple Agreement for Future Equity (“SAFE”)

In February 2025, the Company issued a Simple Agreement for Future Equity (“SAFE”) in Good Twin to an investor in exchange for $500,000, which was applied toward the repayment of amounts outstanding under a previously issued secured promissory note. The SAFE provides the investor with the right to receive shares of the Good Twin’s capital stock upon the occurrence of a qualifying equity financing, liquidity event, or dissolution event.

The SAFE has a post-money valuation cap of $5.0 million, does not bear interest, and has no stated maturity date. Upon an equity financing, the SAFE automatically converts into equity at a price based on the lower of the valuation cap or the price paid by new investors. In the event of a liquidity or dissolution event prior to conversion, the investor is entitled to receive the greater of the original investment amount or the value of the shares issuable under the valuation cap, subject to customary liquidation priority provisions.

The Company determined that the SAFE does not qualify for equity classification. Accordingly, the SAFE is classified as a liability and recorded at fair value, with changes in fair value recognized in earnings. As of March 31, 2026 and December 31, 2025, the carrying value of the SAFE was $530,668   and $520,242, respectively.   No conversion or settlement events had occurred to date.

Note 12 – Stockholders’ Equity

Reverse stock split and capital reorganization – In January 2026, the Company filed its Seventh Amended and Restated Certificate of Incorporation with the State of Delaware, which became effective upon filing. Pursuant to the amended certificate, the Company effected a 1-for-3 reverse stock split of its issued and outstanding shares of common stock, whereby each three shares of common stock issued and outstanding immediately prior to the effective time were automatically combined into one share of common stock.

No fractional shares were issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share, and no cash was paid in lieu of fractional shares.

The reverse stock split did not affect the par value per share of the Company’s common stock, the total number of authorized shares of common stock, or the Company’s total stockholders’ equity. It also did not affect the outstanding preferred stock, but did affect the conversion ratio where it is now 3:1.

F-22

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

In connection with the effectiveness of the amended certificate, each outstanding share of the Company’s non-voting common stock was automatically converted on a one-for-one basis into a share of voting common stock, and the Company no longer has authority to issue shares of non-voting common stock. Accordingly non-voting and voting shares of common stock have been presented together in the stockholders’ equity (deficit).

All share and per-share amounts presented in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split and related reclassification.

Common stock – As of March 31, 2026 and December 31, 2025, the Company was authorized to issue a total of 250,000,000 and 66,700,000 shares of Common Stock, respectively, with $0.00001 par value, of which 250,000,000 and 63,500,000, respectively, were voting shares and 0 and 3,200,000 were non-voting shares. In January 2026, the Company eliminated the non-voting shares class and converted all outstanding shares of non-voting Common Stock to voting shares of Common Stock.

Each holder of stock (both common and preferred) is entitled to one vote for each share of stock held, with the exception of non-voting common stock. No distributions have been made as of March 31, 2026.

Preferred stock – The holders of Series B Preferred Stock are initially entitled to repayment amount at the greater of (i) the Original Issue Price of the Series B Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of the Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or Deemed Liquidation Event.

After holders of Series B Preferred Stock are repaid, the holders of shares of all other series of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a pari passu basis among each other and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of the applicable series of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or Deemed Liquidation Event. If upon any such liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall on a pari passu basis share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

F-23

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

The Company authorized and had outstanding the following shares as of March 31, 2026 and December 31, 2025:

	March 31, 2026		December 31, 2025
	Authorized	Outstanding	Authorized	Outstanding

Common Stock	250,000,000	3,600,420	63,500,000	3,273,965
Common Non-Voting Stock	-	-	3,200,000	91,019
Series Seed-1 Preferred Stock	2,412,297	2,412,297	2,412,297	2,412,297
Series Seed-2 Preferred Stock	4,323,248	4,323,248	4,323,248	4,323,248
Series Seed-3 Preferred Stock	1,579,994	1,579,994	1,579,994	1,579,994
Series Seed-4 Preferred Stock	2,346,635	2,346,635	2,346,635	2,346,635
Series Seed-5 Preferred Stock	504,316	504,316	504,316	504,316
Series Seed Preferred Stock	1,362,530	1,362,530	1,362,530	1,362,530
Series A Preferred Stock	873,734	873,734	873,734	873,734
Series B-1 Preferred Stock	18,198,578	5,977,960	18,198,578	5,237,632
Series B-2 Preferred Stock	4,262,724	104,226	4,262,724	104,226
Series B-3 Preferred Stock	5,328,406	2,962,327	5,328,406	2,962,327

Stock transactions for the three months ended March 31, 2025 – During the three months ended March 31, 2025, the Company issued 2,084 shares of common stock for the exercise of stock options and received cash proceeds of $375. Further, the Company issued 214,229 shares of common stock for the exercise of warrants and received cash proceeds of $51,408.

Stock transactions for the three months ended March 31, 2026 – During the three months ended March 31, 2026, the Company issued 77,331 shares of Common Stock in advisory shares and incurred an expense of $693,658. The value of the shares was based on the effective purchase price per share from the Company’s most recent regulation crowdfunding round.

During the three months ended March 31, 2026, the Company converted 91,019 shares of non-voting Common Stock into 91,464 shares of voting Common Stock and did not receive any additional proceeds.

The Company issued 4,667 shares of Common Stock for the exercise of stock options for $1,260. The Company issued 740,328 shares of Series-B-1 Preferred Stock and 225,351 shares of Common Stock for the exercise of warrants for an aggregate of $986,217. 362,653 shares of Series B-1 Preferred Stock were issued upon exercise by a related party for $378,000.

The Company issued 86,342 shares of Common Stock for the extinguishment of $276,474 of Mezzanine Debt Interest Payable   (Note 9).

F-24

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 13 – Stock Options and Warrants

Incentive stock options and non-qualified stock options – In September 2016, the Company adopted the 2016 Stock Plan (2016 Plan), which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. As of March 31, 2026, the 2016 Stock Plan, as amended, authorized 1,726,130 shares. The options typically have a contractual term of ten years. Stock options comprise all of the awards granted since the 2016 Plan’s inception. Stock options granted under the 2016 Plan typically vest over a four-year period with a one-year cliff, but also include grants that vest over shorter periods of time. As of March 31, 2026, the 2016 Plan had 271,687 shares available for future issuance.

A summary of information related to stock options is as follows:

		Weighted
		Average	Intrinsic
	Options	Exercise Price	Value

Outstanding as of December 31, 2025	1,213,313	0.21	$8,856,243
Granted	-
Exercised	(4,667)	0.27
Forfeited	(22,221)	0.18
Outstanding as of March 31, 2026	1,186,425	0.21	$8,659,981

Exercisable as of March 31, 2026	721,964	0.21	$5,269,777
Exercisable and expected to vest as of March 31, 2026	1,186,425	0.21	$8,659,981

The following table presents the range assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors in the three months ended March 31:

	2026	2025
Weighted average grant-date fair value of options during the period	N/A	$2.54
Weighted average duration (years) to expiration of outstanding options at period-end	N/A	8.25

There were no grants of options during the three months ended March 31, 2026. Stock-based compensation expense for stock options of $220,932 and $44,548 was recognized for the three months ended March 31, 2026 and March 31, 2025, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations. Total unrecognized compensation cost related to non-vested stock option awards amounted to $1,802,948, as of March 31, 2026. The remaining expense is expected to be recognized over a weighted-average period of approximately 33 months.

F-25

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Preferred Stock and Common Stock warrants – During the year ended December 31, 2025, the Company entered into arrangements with its vendors and investors in which it provided Preferred Stock and Common Stock warrants (the warrants) in lieu of cash for goods and services provided or embedded in the Company promissory notes (see Note 8). The warrants generally have a term of five to ten years and are typically fully vested at issuance.

As of December 31, 2025, there were 1,328,185 Preferred Stock warrants outstanding and exercisable with a weighted average exercise price of $1.46 per share. During the three months ended March 31, 2026, 531,274 shares were exercised for cash proceeds of $77,997 and 409,722 shares were exercised for a net 209,054 shares of Series B-1 Preferred Stock. Additionally, during the three months ended March 31, 2026, a total of 387,189 Preferred Stock warrants were converted to 129,063 Common Stock warrants. There was no gain or loss on the conversion as there were no material changes to the economics of the underlying warrants. Accordingly, there were no preferred stock warrants outstanding at March 31, 2026.

A summary of information related to Common Stock warrants is as follows:

	Common	Weighted
	Stock	Average
	Warrants	Exercise Price

Outstanding as of December 31, 2025	716,816	$2.19
Granted	129,063	4.39
Exercised	(290,860)	0.94
Forfeited	-	-

Outstanding as of March 31, 2026	555,019	$3.35

Exercisable as of March 31, 2026	555,019	$3.35

	2026	2025
Weighted average grant-date fair value of warrants granted during the year	$7.35	$7.35
Weighted average duration (years) to expiration of outstanding	2.79	3.67

F-26

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Common stock warrants were valued using the Black-Scholes model with the following inputs as of March 31:

Common stock warrants	2026	2025

Risk free interest rate	4.3%	4.4%
Expected dividend yield	0.0%	0.0%
Expected volatility	65.0%	65.0%
Expected life (years)	10	10

Note 14 – Related-Party Transactions

Due from related parties – The Company’s co-founder has received various advances from the Company. In January 2022, the Company entered into a loan agreement with the founder in which the balance outstanding is incurring interest at a rate of 1.6% per annum. As of March 31, 2026 and December 31, 2025, the net amount due from the founder was $0 and $1,389,996, respectively. Interest earned during the three months ended March 31, 2026 and 2025, respectively, on the advances was not material. These advances were settled in March 2026 through the repurchase of co-founder shares. The share price used for repurchase was based on the Company’s most recent crowdfunding sales price of $8.97 per share.

Secured borrowing of investment De Soi – The Company entered into an agreement with shareholder with greater than 5% ownership to transfer its investment in De Soi. Refer to Note 6 for further details.

Loan payable – related party – As discussed in Note 9, the holders of one of the Mezzanine Secured Notes was related party. The balance of Mezzanine Secured Notes due to that related party was $0 and $97,854 as of March 31, 2026 and December 31, 2025, respectively.

Promissory notes – As discussed in Note 9, the holder of a promissory note issued in 2025 was a shareholder with greater than 5% ownership. Refer therein for further details.

Convertible debt and shareholders’ equity – As discussed in Notes 10 and 12, shareholders with greater than 5% ownership exercised warrants and was issued convertible debt in the three months ended March 31, 2026. Refer therein for further details.

Investments at cost – as discussed in Note 6, the majority shareholder of HpO is a related party.

Note 15 – Commitments and Contingencies

Lease commitments – The Company’s headquarters in Los Angeles, CA was leased on a month-to-month basis through August 2025, at which time the Company moved out of its headquarters. The Company is currently operating without a corporate office lease.

As part of the Winc acquisition in January 2023, the Company acquired contracts for two warehouses: one in Santa Maria, CA and the other in Bethel Township, PA. The Santa Maria lease expired in December 2023 and was renewed in January 2024, January 2025, and January 2026, each for a term of one year.   The lease for the Bethel Township property, originally set to expire in December 2027, was terminated in July 2024. As a result, the related right-of-use (ROU) asset and lease liability were removed from the balance sheet. In addition, a lease deposit totaling $300,000 was forfeited upon termination. In March 2025, the Company entered a termination settlement agreement on the Bethel Township property in which it was required to pay an additional $75,000 between April and October 2025. The settlement agreement was fully satisfied as of December 31, 2025.

F-27

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

For the three months ended March 31, 2026 and March 31, 2025, the Company incurred office rent expense of $13,358   and $45,388, respectively, and warehouse rent expense of $153,169 and $210,668, respectively. Office and warehouse rent expense are components of general and administrative expenses in the accompanying consolidated statements of operations. No material obligations exist on the Company’s current operating leases as of March 31, 2026, nor December 31, 2025.

Contingencies – The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition, or results of operations.

Note 16 – Business Segment Information

Our internal management financial reporting consists of two business divisions: (i) Wine and (ii) Spirits and we report our operating results in two segments: (i) Wine and (ii) Spirits. In the Wine segment, our portfolio consists of premium imported and domestic wine brands across multiple varietals and price points (both alcoholic and non-alcoholic). In the Spirits segment, our portfolio includes premium and craft spirits brands across categories such as gin, vodka, mezcal, tequila, and non-alcoholic. Our CODM is our Chief Executive Officer. The business segments reflect how our operations are managed, how resources are allocated, how operating performance is evaluated by senior management, and the structure of our internal financial reporting. Our CODM utilizes segment comparable operating loss performance in deciding how to deploy capital in line with disciplined and balanced priorities. These priorities largely include investing in our people and our brands, making capital investments, and strategic acquisitions. Our CODM also monitors budgeted versus actual results in assessing segment operating performance and understanding underlying business trends.

Management excludes certain non-GAAP Comparable Adjustments from its evaluation of the results of each operating segment as these Comparable Adjustments are not reflective of core operations of the segments. Segment operating performance and the incentive compensation of segment management are evaluated based on core segment operating loss which does not include the impact of these Comparable Adjustments, collectively referred to as comparable operating loss. We evaluate segment operating performance based on comparable operating loss of the respective business units.

The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 3.

F-28

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Segment information is as follows:

			Total	Unallocated		Comparable
	Wine	Spirits	segment	amounts		Adjustments(c)		Consolidated
For the three months ended March 31, 2026
Net revenues	$3,688,329	$461,017	$4,149,346	$-		$-	(a)	$4,149,346
Cost of net revenues	$2,821,329	255,073	3,076,402	-		-	(a)	3,076,402
Gross profit, non-GAAP(d)	867,000	205,944	1,072,944	-		-		1,072,944
Sales and marketing	862,129	67,199	929,328	38,149		-	(a)	967,477
General and administrative	695,828	139,334	835,162	1,460,711	(b)	220,932	(a)	2,516,805
Research and development	-	-	-	-		-		-
Impairment loss	-	-	-	-		110,402	(a)	110,402
Loss from operations	(690,957)	(589)	(691,546)	(1,498,860)		(331,334)		(2,521,740)
Other income (expense)								(519,865)
Provision for income taxes								-
Net loss								(3,041,605)

Non-controlling interest net loss								(5,901)
Net loss attributable to parent								(3,035,704)

Foreign currency translation adjustment
Total comprehensive loss								$(3,035,704)

(a)	See comparable adjustments table discussed in this footnote for explanations surrounding items included in comparable adjustments.

(b)	Unallocated amounts include costs held in the corporate infrastructure that are not allocated to any reporting segment. Significant items included in general and administrative expenses include $523 thousand in headcount and contractor costs, $699 thousand in professional services, and $44 thousand in amortization costs.

(c)	Comparable Adjustments are determined and presented on a non-GAAP basis and are intended to reflect our current operations.

(d)	Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

F-29

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

			Total	Unallocated		Comparable
	Wine	Spirits	segment	amounts		Adjustments(c)		Consolidated
For the three months ended March 31, 2025
Net revenues	$3,754,755	$457,053	$4,211,808	$-		$128,736	(a)	$4,340,544
Cost of net revenues	2,575,491	234,798	2,810,289	-		315,495	(a)	3,125,784
Gross profit, non-GAAP (d)	1,179,264	222,255	1,401,519	-		(186,759)		1,214,760
Sales and marketing	901,696	80,547	982,243	11,162		-	(a)	993,405
General and administrative	952,946	376,602	1,329,548	685,959	(b)	102,595	(a)	2,118,102
Research and development	-	-	-	-		-		-
Impairment loss	-	-	-	-		-	(a)	-
Loss from operations	(675,378)	(234,894)	(910,272)	(697,121)		(289,354)		(1,896,747)
Other income (expense)								(1,822,874)
Provision for income taxes								-
Net income (loss)								(3,719,621)

Non-controlling interest net (loss)								(62,579)
Net income (loss) attributable to parent								(3,657,042)

Foreign currency translation adjustment
Total comprehensive loss								$(3,657,042)

(a)	See comparable adjustments table discussed in this footnote for explanations surrounding items included in comparable adjustments.

(b)	Unallocated amounts include costs held in the corporate infrastructure that are not allocated to any reporting segment. Significant items included in general and administrative expenses include $375 thousand in headcount and contractor costs, $58 thousand in professional services, $144 thousand in depreciation and amortization, and $75 thousand in warehouse lease termination costs.

(c)	Comparable Adjustments are determined and presented on a non-GAAP basis and are intended to reflect our current operations.

(d)	Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

F-30

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Comparable adjustments were as follows:

	March 31,	March 31,
	2026	2025
Net revenues
Sales of bulk wine (a)	-	128,736
Comparable adjustments. Net revenues	-	128,736

Cost of net revenues
Cost of sales of bulk wine (a)	-	146,565
Cost of write-down of unutilized wine pre-acquisition (b)	-	168,930
Comparable adjustments, Cost of net revenues	-	315,495

General and administrative
Stock-based compensation (c)	220,932	44,548
Storage on bulk wine (a)	-	58,047
Comparable adjustments, general and administrative	220,932	102,595

Impairment loss (d)	110,402	-

Comparable adjustments, Operating loss	(331,334)	(289,354)

(a)	The Company sold and is expected to sell excess bulk wine for losses. These are not part of the Company’s regular operations and thus are excluded from the CODM’s review of the wine business. This includes storage costs incurred on the excess bulk wine.

(b)	The Company wrote-down inventory that was acquired as part of the Winc acquisition in 2023. When the Company sold the winc.com business, it lost its ability to sell wine unwanted on the wholesale channel through the winc.com channel. As such, excess bulk wine that was identified and written down in 2024 was not considered to be a core/recurring operation for the business.

(c)	The Company does not include stock-based compensation nor impairment losses in its evaluation of performance.

Our principal area of operation is in the U.S. Current operations for one of the spirits brands is in Mexico. Revenues are attributed to countries based on the location of the customer.

Geographic data is as follows:

	March 31,	March 31,
	2026	2025
Net revenues
U.S.	$4,138,442	$4,337,540
Non-U.S.	$10,904	$3,003

F-31

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2026 and 2025

Note 17 – Subsequent Events

Direct Listing on the Nasdaq Global Market - On May 13, 2026, the Company’s common stock commenced trading on the Nasdaq Global Market under the ticker symbol “AMSS” pursuant to a direct listing (the “Direct Listing”) registering the resale of up to 12,432,021 shares of common stock held by existing stockholders. The Direct Listing was not underwritten on a firm-commitment basis; Maxim Group LLC served as the Company’s financial advisor under Nasdaq Rule 4120(c)(8).

Streeterville Private Placement - In connection with the Direct Listing, the Company completed a private placement (the “Private Placement”) with Streeterville Capital, LLC (“Streeterville”) pursuant to a Securities Purchase Agreement dated March 17, 2026, as amended by a Global Amendment dated April 7, 2026 (the “SPA”). The SPA provides for the issuance and sale by the Company of up to $30.0 million of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) across an initial closing (the “First Closing”) and a subsequent closing (the “Second Closing”).

At the First Closing on April 8, 2026, the Company issued to Streeterville (i) 28,125 shares of common stock as commitment fee shares and (ii) a warrant to purchase up to 3,500,000 shares of common stock at an exercise price equal to 110% of the Nasdaq Valuation Price, exercisable through the fifth anniversary of the listing date (subject to the Company’s right to terminate the warrant after one year post-listing upon ten days’ notice), for which Streeterville paid a warrant purchase price of $10,000.

At the Second Closing on May 20, 2026, the Company issued to Streeterville 7,000 shares of Series C Preferred Stock, for which Streeterville paid $6,990,000.

The Series C Preferred Stock is convertible into common stock at an initial conversion price equal to the Nasdaq Valuation Price. After the earlier of (i) six months from the listing date, (ii) a trigger event, or (iii) an event of default, the conversion price becomes the lesser of the Fixed Price and 90% of the lowest daily volume-weighted average price during the ten trading days prior to conversion, subject to a floor price equal to 40% of the Nasdaq Valuation Price. Conversions are subject to a 9.99% beneficial ownership limitation and the Exchange Cap under Nasdaq Rule 5635(d).

Stockholders’ equity – The Company opened a new Regulation Crowdfunding round in February 2026 closed in April 2026. The Company does not expect to receive funds on this round.

In connection with the Direct Listing, all outstanding shares of the Company’s Series Seed, Series Seed-1 through Seed-5, Series A, and Series B-1 through B-3 Preferred Stock automatically converted into an aggregate of 7,483,093 shares of common stock pursuant to the mandatory conversion provisions of the Company’s Eighth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on April 30, 2026. These conversions resulted in a reclassification within stockholders’ equity (deficit) with no income statement impact.

Stock-based compensation – Subsequent to March 31, 2026, and before the issuance date, warrants were exercised to 66,563 shares of Common Stock. The Company received funds of $14,211 related to the exercise of warrants.

SAFE Agreement - On June 16, 2026, the Company entered into a Simple Agreement for Future Equity (the “SAFE”) with AFTERDREAM, Inc (“Afterdream”), pursuant to which the Company invested $1,735,000 (the “Purchase Amount”) in exchange for the right to receive shares of Afterdream’s capital stock upon the occurrence of certain future events. The SAFE includes a post-money valuation cap of $7,500,000. Capitalized words used but not defined herein shall have the meaning as set forth in the SAFE. Afterdream is a related party, as the majority owner is the Company’s CEO.

If there is an Equity Financing before the termination of the SAFE, on the initial closing of such Equity Financing, the SAFE will automatically convert into the greater of (1) the number of shares of Standard Preferred Stock equal to the Purchase Amount divided by the lowest price per share of Standard Preferred Stock, or (2) the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price. If there is a Liquidity Event before the termination of the SAFE, the Company will automatically be entitled to receive a portion of Proceeds equal to the greater of (i) the Purchase Amount or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price. If there is a Dissolution Event before the termination of the SAFE, the Company will automatically be entitled to receive a portion of Proceeds equal to the Purchase Amount, subject to the liquidation priority provisions set forth in the SAFE. The SAFE is not transferable or assignable by either party without the prior written consent of the other, subject to certain customary exceptions.

On June 17, 2026, the Company entered into Amendment No. 1 to the SAFE (the “Amendment”) with Afterdream. Pursuant to the Amendment, the parties agreed to increase the Purchase Amount from $1,435,000 to $1,535,000, representing an additional investment of $100,000 by the Company. The Post-Money Valuation Cap of $7,500,000 remains unchanged. All other material terms of the SAFE remain in full force and effect as originally executed, including the conversion mechanics upon an Equity Financing, Liquidity Event, or Dissolution Event.

On June 24, 2026, the Company entered into Amendment No. 2 to the SAFE (the “Amendment”) with Afterdream. Pursuant to the Amendment, the parties agreed to increase the Purchase Amount from $1,535,000 to $1,735,000, representing an additional investment of $200,000 by the Company. The Post-Money Valuation Cap of $7,500,000 remains unchanged. All other material terms of the SAFE remain in full force and effect as originally executed, including the conversion mechanics upon an Equity Financing, Liquidity Event, or Dissolution Event.

Investment in De Soi – In June 2026, the Company repaid its repurchase commitment on its investment in De Soi discussed in Notes 6 and 14. Afterdream repaid the loan for which the De Soi equity was used as collateral, which therefore resolved the requisites to release the collateral. The Company is awaiting confirmation that the securities have been released and returned to the Company.

Subsequent to March 31, 2026, certain investments were formalized into a SAFE (see Note 6).

F-32

Amass Brands, Inc. and Subsidiaries

December 31, 2025 and 2024

F-33

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Amass Brands Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Amass Brands Inc. (the “Company”) as of December 31, 2025 and 2024 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company sustained net losses, used cash from operations and is dependent on raising additional capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2022.

Newport Beach, California

March 13, 2026

F-34

Amass Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024

Assets

Current Assets
Cash and cash equivalents	$824,962	$693,946
Accounts receivable, net	2,317,514	3,341,357
Due from related parties	1,389,996	1,268,341
Promissory notes receivable	-	421,653
Inventory, net	10,873,408	15,318,703
Interest receivable	68,112	-
Prepaid expenses and other current assets	178,205	558,179

Total current assets	15,652,197	21,602,179

Property and equipment, net	12,369	168,179
Intangible assets, net	2,202,579	3,064,240
Goodwill	2,972,280	8,705,994
Securities pledged as collateral, at fair value	3,347,564	-
Investments at fair value	-	4,926,737
Investments at cost	823,746	745,283
Deposits	14,015	13,640

Total assets	$25,024,750	$39,226,252

See accompanying notes to these consolidated financial statements.

F-35

Amass Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$8,257,052	$8,412,794
Accrued expenses	4,306,428	4,235,065
Secured credit facility, current	3,277,034	3,601,405
Loans payable, current	897,854	2,809,898
Contract liabilities	3,042,044	2,919,691
Promissory notes payable, current	2,498,714	-
Derivative liabilities	37,962	-
Customer deposits	417,000	-
Interest payable	694,649	633,744
Obligation under repurchase agreement	400,000	-

Total current liabilities	23,828,737	22,612,597

Loans payable	831,568	164,570
Promissory notes payable, net	100,000	1,650,000
Convertible notes payable	378,725	-
SAFE notes	520,242	-

Total liabilities	25,659,272	24,427,167

Commitments and contingencies (Note 16)

Stockholders’ equity (deficit):
Series B Preferred Stock, $0.00001 par, 27,789,708 shares authorized, 8,304,185 shares issued and outstanding and liquidation value of $14,634,844 as of December 31, 2025 and 2024	82	82
Series A Preferred Stock, $0.00001 par, 873,734 shares authorized, 873,734 shares issued and outstanding and liquidation value of $3,633,038 as of December 31, 2025 and 2024	9	9
Series Seed Preferred Stock, $0.00001 par, 12,529,020 shares authorized,
12,529,020 shares issued and outstanding and liquidation value of $15,741,343 as of December 31, 2025 and 2024	125	125
Common stock, 0.00001 par, 66,700,000 and 63,500,000 shares authorized, 3,364,984 and 2,899,343 shares issued and outstanding as of December 31, 2025 and 2024, respectively	34	29
Additional paid-in capital	37,661,354	35,881,552
Accumulated other comprehensive income	55,172	57,459

Accumulated deficit	(40,705,027)	(26,127,313)

Total Amass stockholders’ equity (deficit)	(2,988,251)	9,811,943
Non-controlling interest	2,353,729	4,987,142

Total stockholders’ equity (deficit)	(634,522)	14,799,085

Total liabilities and stockholders’ equity (deficit)	$25,024,750	$39,226,252

See accompanying notes to these consolidated financial statements.

F-36

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the year ended
	December 31,
	2025	2024
Net revenues
Wine and spirits revenues	$17,467,676	$19,070,546
Other revenues	370,858	2,597,979

Total net revenues	17,838,534	21,668,525

Cost of net revenues
Cost of wine and spirits revenues	11,586,860	12,182,046
Cost of other revenues	2,307,322	3,712,059
Loss on contracts	124,476	3,687,394

Total cost of net revenues	14,018,658	19,581,499

Gross profit	3,819,876	2,087,026

Operating expenses
Sales and marketing	3,174,703	4,122,121
General and administrative	8,734,621	10,039,494
Research and development	-	168,365
Impairment loss	6,064,603	322,049

Total operating expenses	17,973,927	14,652,029

Loss from operations	(14,154,051)	(12,565,003)

Other income (expense)
Interest income	98,793	117,523
Interest expense	(2,905,969)	(1,805,985)
Other expense, net	(450,870)	(1,214,303)
Unrealized gain on investments at fair value	200,970	212,240

Total other income (expense)	(3,057,076)	(2,690,525)

Provision for income taxes	-	-

Net loss	(17,211,127)	(15,255,528)

Net income (loss) attributable to noncontrolling interest	(2,633,413)	12,838

Net loss attributable to parent	(14,577,714)	(15,242,690)

Foreign currency translation adjustment	2,287	(8,479)

Total comprehensive loss	$(14,575,427)	$(15,251,169)

Weighted average common shares outstanding - basic and diluted	3,194,835	2,710,769

Net loss per common share – basic and diluted	$(4.56)	$(5.62)

See accompanying notes to these consolidated financial statements.

F-37

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Series B		Series A		Series Seed				Additional		Other		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Interest	Equity (Deficit)

Balances at December 31, 2023	5,237,632	$52	873,734	$9	12,529,020	$125	2,455,891	$25	$28,588,668	$(10,884,623)	$65,938	$-	$17,770,194
Issuance of Series B Preferred Stock for cash	742,177	7	-	-	-	-	-	-	1,671,449	-	-	-	1,671,456
Issuance of Series B Preferred Stock acquisition	2,220,150	22	-	-	-	-	-	-	4,999,978	-	-	4,999,980	9,999,980
Issuance of Series B Preferred Stock for debt	104,226	1	-	-	-	-	-	-	293,396	-	-	-	293,397
Exercise of stock options	-	-	-	-	-	-	2,917	-	525	-	-	-	525
Exercise of stock warrants	-	-	-	-	-	-	440,535	4	79,292	-	-	-	79,296
Stock-based compensation - options	-	-	-	-	-	-	-	-	14,658	-	-	-	14,658
Stock-based compensation - warrants	-	-	-	-	-	-	-	-	378,724	-	-	-	378,724
Offering costs	-	-	-	-	-	-	-	-	(145,138)	-	-	-	(145,138)
Other comprehensive income	-	-	-	-	-	-	-	-	-	-	(8,479)	-	(8,479)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(12,838)	(12,838)
Net loss attributable to controlling interest	-	-	-	-	-	-	-	-	-	(15,242,690)	-	-	(15,242,690)

Balances at December 31, 2024	8,304,185	$82	873,734	9	12,529,020	$125	2,899,343	$29	$35,881,552	$(26,127,313)	$57,459	$4,987,142	$14,799,085
Issuance of Common Stock	-	-	-	-	-	-	91,019	1	735,384	-	-	-	735,385
Offering costs	-	-	-	-	-	-	-	-	(675,915)	-	-	-	(675,915)
Exercise of stock options	-	-	-	-	-	-	105,786	1	19,037	-	-	-	19,038
Exercise of stock warrants	-	-	-	-	-	-	214,229	2	51,406	-	-	-	51,408
Stock-based compensation - options	-	-	-	-	-	-	-	-	618,359	-	-	-	618,359
Stock-based compensation - Common Stock	-	-	-	-	-	-	54,607	1	416,104	-	-	-	416,105
Warrants issued with promissory notes payable	-	-	-	-	-	-	-	-	615,427	-	-	-	615,427
Other comprehensive income	-	-	-	-	-	-	-	-	-	-	(2,287)	-	(2,287)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(2,633,413)	(2,633,413)
Net loss attributable to controlling interest	-	-	-	-	-	-	-	-	-	(14,577,714)	-	-	(14,577,714)

Balances at December 31, 2025	8,304,185	$82	873,734	$9	12,529,020	$125	3,364,984	$34	$37,661,354	$(40,705,027)	$55,172	$2,353,729	$(634,522)

See accompanying notes to these consolidated financial statements.

F-38

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the year ended
	December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(17,211,127)	$(15,255,528)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	631,349	663,492
Stock-based compensation	1,034,463	393,382
Amortization of warrants with Promissory Notes	614,558	-
Reserve for expected credit losses	(26,269)	13,992
Impairment of intangible assets and goodwill	6,064,603	322,049
Unrealized gain of investments at fair value	(200,970)	(212,240)
Change in fair value of derivative liabilities	916	-
Change in fair value of SAFE	20,242	-
Noncash amortization of debt financing costs	42,051	63,076
Forfeiture of warrants in Full Glass	-	754,717
Loss on lease termination	-	328,044
Loss on disposal of property, plant, and equipment	60,743	-
Inventory obsolescence	1,576,306	1,061,913
Loss on sale of securities at fair value	280,143	363,982
Changes in operating assets and liabilities
Accounts receivable	1,050,112	861,996
Inventory, net	2,868,989	(3,389,003)
Prepaid expenses and other current assets	342,506	1,271,882
Accounts payable	(156,117)	762,225
Accrued expenses	72,493	3,332,732
Interest receivable	(68,112)	162,689
Interest payable	593,871	(230,382)
Operating leases	-	4,915
Customer deposits	417,000	-
Contract liabilities	122,353	2,919,690

Net cash used in operating activities	(1,869,897)	(5,806,377)

See accompanying notes to these consolidated financial statements.

F-39

Amass Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the year ended
	December 31,
	2025	2024
Cash flows from investing activities
Advances to related parties	(121,655)	(326,050)
Purchase of property and equipment	-	(12,900)
Proceeds from sale of property and equipment	11,959	-
Purchase of intangible assets	(17,469)	-
Sale of investment	500,000	500,000
Proceeds from notes receivable	421,653	4,951,606
Purchase of investment	(78,463)	-

Net cash provided by investing activities	716,025	5,112,656

Cash flows from financing activities
Proceeds from (repayments of) secured credit facility, net	(324,371)	(1,415,572)
Proceeds from loans payable	-	2,500,000
Repayments of loans payable	(278,012)	(2,239,936)
Proceeds from issuance of promissory note	945,000	-
Proceeds from issuance of convertible notes payable	414,641	-
Proceeds from issuance of Series B Preferred Stock	-	1,671,456
Proceeds from issuance of Common Stock	735,386	-
Proceeds from secured repurchase agreements	400,000	-
Offering costs	(675,915)	(145,138)
Proceeds from exercise of stock options	19,038	525
Proceeds from exercise of warrants	51,408	79,296

Net cash provided by financing activities	1,287,175	450,631

Net change in cash and cash equivalents	133,303	(243,090)

Effect of exchange rate changes on cash and cash equivalents	(2,287)	(2,939)

Cash and cash equivalents at beginning of year	693,946	939,975

Cash and cash equivalents at end of year	$824,962	$693,946

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$15,739	$38,706

Cash paid for interest	$1,018,405	$1,858,764

NONCASH INVESTING AND FINANCING ACTIVITES

Transfer of investment for relief of loans payable	$1,000,000	$-

Warrants issued with promissory notes	$615,427	$-

Discount from derivative liability	$37,046	$-

Issuance of SAFE for reduction of promissory note principal	$500,000	$-

See accompanying notes to these consolidated financial statements.

F-40

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 1 – Organization and Nature of Business

Amass Brands, Inc. (“Amass” or the “Company”), is a corporation formed on September 22, 2016, under the laws of the State of Delaware. Headquartered in Los Angeles, California, the Company sells primarily alcoholic and non-alcohol beverages through wholesale and online platforms globally.

In September 2024, the Company purchased 50.0001% of 222 Spirits Holdco, LLC, and its two wholly owned subsidiaries, 222 Spirits Company, LLC, and 222 Spirits Management Holdco, LLC (collectively, 222 Spirits), which is accounted for as a business acquisition. (see Note 4 Acquisitions for additional information).

See Note 12 for effectiveness of reverse stock split.

Note 2 – Liquidity and Capital Resources

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits in the years ended December 31, 2025 and 2024. Further, the Company has incurred negative cash flows from operations for the years ended December 31, 2025 and 2024 and has limited available capital. These factors, among others, raise doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional working capital.

The Company plans to raise additional capital as necessary to support its operating losses through the issuances of stock and debt instruments. No assurances can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities as a result of this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Basis of accounting – The accompanying consolidated financial statements are prepared under the accrual method of accounting using accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s fiscal year end is December 31.

F-41

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Principles of consolidation – These consolidated financial statements include the accounts of the Company and its subsidiaries in which it owns a controlling interest in and variable interest entities where the Company was determined to be the primary beneficiary. All inter-company transactions and balances have been eliminated on consolidation. Amass, along with Art + Plants, Project Crush Acquisition Corp LLC (PCAC), Project Crush DTC Sub LLC (DTC Sub), and Project Crush DTB Sub, LLC, Maison Thomas LLC (Maison Thomas), Resonant, Drink WKND, Inc. (Good Twin), Summer Water, Inc. (Summer Water), and 222 Spirits make up the “Company.”

Use of estimates – The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to inventory and associated reserves, reserve for expected credit losses, valuation of investments at fair value and securities pledges as collateral at fair value, revenue recognition, derivative liabilities, valuation of assets in business combinations, valuation of loss contracts, impairment of goodwill and intangible assets and the valuations of common stock and related stock options and warrants. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of credit risk – Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may, at times, exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. As of December 31, 2025 and 2024, all the Company’s cash and cash equivalents were held at accredited financial institutions.

Additionally we had the following concentrations in net sales and accounts receivable, during 2025. There were no such concentrations in 2024.

For the year ended December 31, 2025
Customer A
Net Sales	10.2%
Accounts Receivable	11.0%
Customer B
Net Sales	10.0%
Accounts Receivable	8.4%

Net sales for the above customers are primarily reported within the Wine segment. Our arrangements with certain of our customers may, generally, be terminated by either party with prior notice. We perform ongoing credit evaluations of our customers’ financial position, and management is of the opinion that any risk of significant loss is reduced due to the diversity of our customers and geographic sales area.

Fair value measurements – Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

F-42

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Derivative liabilities, warrant liabilities, SAFEs, investments at fair value, and securities pledged as collateral are measured using Level 3 inputs. Measurement of fair value using Level 3 inputs necessitates the use of estimates and assumptions that are inherently subjective, and the values determined by management as a result of using such inputs may differ from the values that would have been used had observable quotations in an active market existed, the differences could be material.

Except for investments at fair value, securities pledged as collateral, derivative liabilities, warrant liabilities, and SAFEs, the carrying amounts of the Company’s assets and liabilities, which are defined as financial instruments pursuant to U.S. GAAP, approximate fair value due to their short-term nature.

The following table presents changes in investments in fair value, securities pledged as collateral, derivative liabilities, and SAFEs, which are Level 3 assets and liabilities measured at fair value for the years ended December 31, 2025 and 2024. During the year, the Company sold their Investment in De Soi, which contained a repurchase obligation as part of a secured borrowing and, as such, the investment is a security pledged as collateral as of December 31, 2025. The first table below is presented comprehensive of both financial statement line items as they are interrelated:

Investments at Fair Value/Securities Pledged as Collateral at Fair Value	Amount
Balance, December 31, 2023	$5,578,479
Sale of De Soi common stock	(500,000)
Loss on sale of De Soi common stock	(363,982)
Change in fair value	212,240
Balance, December 31, 2024	4,926,737
Sale and transfer of De Soi common stock	(1,500,000)
Loss on sale of De Soi common stock	(280,143)
Change in fair value	200,970
Balance, December 31, 2025	$3,347,564

Derivative Liabilities at Fair Value	Amount
Balance, December 31, 2024	-
Issuance of Convertible Notes and Warrants	37,046
Change in fair value	916
Balance, December 31, 2025	$37,962

SAFEs at Fair Value	Amount
Balance, December 31, 2024	-
Issuance of SAFE	500,000
Change in fair value	20,242
Balance, December 31, 2025	$520,242

F-43

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Derivative liabilities arose from the issuance of convertible debt with embedded conversion features in November and December 2025 and were initially recorded at fair value of $37,046. There was a change in fair value of $916 as of year ended December 31, 2025. Changes in the fair value of derivative liabilities are recognized in the consolidated statements of operations within other income (expense).

In February 2025, the Company issued a Simple Agreement for Future Equity (SAFE), for $500,000. There was a change in fair value of $20,242 as of year ended December 31, 2025. Changes in the fair value of SAFEs are recognized in the consolidated statement of operations within other income (expense).

The company’s Investment at fair value was reclassified to Securities pledged as collateral at fair value due to a financing arrangement. The underlying security is the same in both years.

There were no transfers between Levels 1, 2, or 3 during the years ended December 31, 2025 and 2024.

Valuation techniques and inputs – The Company’s financial instruments measured at fair value on a recurring basis include investments at fair value, which are classified as Level 3 due to significant unobservable inputs used in their valuation.

The fair value of the Company’s investment at fair value, which was reclassified to securities pledges as collateral in 2025 is sensitive to changes in key unobservable inputs such as public company comparables for multiples used in comparability metrics, the weighting of various models, volatilities, discount rates, and financial projections. If these assumptions were to change materially, it could significantly impact the fair value conclusions.

To value the investment at fair value, the Company used a market-based approach by identifying similar companies, applying multiples of revenues and liquidation waterfall to reach the Company’s equity value in the investment, considering discounts for lack of marketability and including weighting for transactions where we sold portions of the investment.

The Company sold a portion of its investments in 2025 and 2024, which caused losses. These losses were incurred for strategic reasons and not necessarily the value the Company would get for its highest and best use. However, such was used as an input in determining fair value as described above.

The Company’s derivative liabilities relate to embedded features in convertible debt instruments. These embedded features are measured at fair value using a with-or-without probability weighted model. Significant unobservable inputs used in valuing derivative liabilities include the probability of conversion, the timeline for which the events are expected to occur, and discount rates applied. The fair value of the derivative liabilities is sensitive to changes in these significant unobservable inputs: expected term, discount rates or probability of conversion.

Additionally, the convertible debt instruments include embedded warrants. The Company valued the warrant liabilities similar to a stock option described in Note 13. The value was then probability weighted consistent with the derivative liability models used to value the embedded redemption features. Management also considered the potential conversion mechanics and how a holder would derive value from exercise in determining that the overall value of the warrant liabilities was negligible. Because these inputs are unobservable and involve management judgment, the derivative liabilities and warrant liabilities are classified as Level 3. The Company determined that the value of warrants upon issuance and as of December 31, 2025 were negligible.

The Company’s SAFE is measured at fair value using a probability-weighted expected return valuation method. Significant unobservable inputs used in valuing the SAFE include the probability of each scenario, timeline for which the events are expected to occur, and discount rates. Because these inputs are unobservable and involve management judgement, the SAFE is classified as Level 3.

F-44

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The fair value of the SAFE is sensitive to changes in these significant unobservable inputs: expected timeline, discount rates, or assessed probability of settlement outcomes.

There were no changes in the valuation techniques used to determine the fair value of Level 3 instruments during the years ended December 31, 2025 and 2024.

At-cost investments – In accordance with ASC Subtopic 321-10-35-2, Investments - Others - Cost Method Investments, investments where the Company does not have a significant influence are accounted for at cost. The Company reviews all material investments on an annual basis to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of the investment. In the event the fair value of the investment declines below the cost basis, the Company records an impairment with the offset recorded in the consolidated statements of operations.

Foreign currency translation – The functional currency of the Company’s foreign subsidiaries is generally the respective local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate for the period. The resulting translation adjustments are recognized as a component of accumulated other comprehensive loss in the consolidated balance sheets. Gains or losses resulting from foreign currency denominated transactions are included in other comprehensive loss in the consolidated statements of operations.

Business combinations – The Company accounts for business combinations under ASC 805, Business Combinations, which requires that the assets acquired and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that direct costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Cash and cash equivalents – The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts receivable, net – Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. The Company evaluates the creditworthiness of its customers prior to extending credit and monitors the aging and collectability of receivables on a continuous basis. Accounts receivable are generally written off when deemed uncollectible, and recoveries of receivables previously written off are recognized when received. Generally, no interest is charged on past-due accounts. The accounts receivable on Maison Thomas serve as collateral for the credit facility.

In accordance with ASC 326, the Company establishes an allowance for expected credit losses on financial assets, including trade and other receivables, at each reporting date. The allowance reflects management’s estimate of lifetime expected credit losses based on historical collection experience, the type and credit quality of the customer, the age of outstanding receivables, and current and expected future economic conditions.

Management uses the best information available to make these estimates; however, future adjustments may be required if there are significant changes in customer financial condition or broader economic trends. As of December 31, 2025 and 2024, the Company had a reserve for expected credit losses of $83,389 and $204,957, respectively. The beginning balance of accounts receivable at January 1, 2023, was $423,285, net of a reserve for expected credit losses of $297,072.

F-45

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Inventory – Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method and consist of components, finished goods, and products in transit from the Company’s suppliers. Costs of finished goods inventories include all costs incurred to bring inventory to its current condition, including inbound freight and duties. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of net revenues to reflect the lower of cost or net realizable value. If actual market conditions are less favorable than those projected by the Company, further adjustments may be required that would increase the cost of met revenues in the period in which such a determination was made. Inventory of Maison Thomas is used as collateral for the secured credit facility described in Note 9.

Property and equipment, net – Property and equipment, net includes long-term fixed assets such as machinery, equipment, furniture, and fixtures reported, net of depreciation. Property and equipment are recorded at cost. Depreciation is expensed using the straight-line method over the estimated useful lives of the assets. During 2025 and 2024, the Company’s property and equipment were depreciated over five years, and leasehold improvements are amortized over the shorter of one to five years or the lease life. Additions and improvements are capitalized, while routine repairs and maintenance are charged to expense as incurred.

Leases – The Company accounts for leases under the provisions of FASB ASC 842, Leases, and recognizes the following for all leases (with the exception of short-term leases):

●	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis.

●	A right-of-use (ROU) asset, which represents the lessee’s right to use or control the use of a specified asset for the lease term.

Under ASC 842, the Company determines whether the arrangement is or contains a lease at inception. Operating and finance leases will be recognized on the consolidated balance sheet as ROU assets and lease liabilities. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company will utilize the risk-free rate, a rate for a U.S. Treasury security for a similar term, as permitted by ASC 842

The Company leases property under agreements classified as operating leases. Such leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of the lease liabilities and ROU assets unless the Company is reasonably certain to be exercising the options. The Company has elected the short-term lease recognition exemption for certain leases, which are less than 12 months in duration. This means, for those leases that qualify, ROU assets or lease liabilities will not be recognized. See Note 16 for details.

Intangible assets, net – Intangible assets consist of capitalized website development costs, tradenames and transferred intellectual property, customer base, and non-competes. Intangible assets have been determined to have definite lives and are amortized on a straight-line bases over their estimated economic lives which range from 5 to 15 years. Website development costs are amortized over two years.

F-46

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Impairment of long-lived assets – The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (ASC 360). In accordance with ASC 360, the Company reviews its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount the carrying value of the asset exceeds its fair value. In addition, the Company evaluates goodwill for impairment in accordance with ASC 350, Intangibles-Goodwill and Other (ASC 350). Goodwill is tested at least annually, or more frequently if a triggering event occurs. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, not to exceed the total amount of goodwill. For the years ended December 31, 2025 and 2024, impairment losses of $6,064,603 and $322,049, were recognized, respectively.

Income taxes – The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Convertible instruments – U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

Convertible preferred stock – ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

F-47

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Future equity obligations – The Company has issued Simple Agreements for Future Equity (SAFEs) in exchange for cash financing. These funds were classified as long-term liabilities prior to their conversion into shares. The Company has accounted for its SAFE investments as derivatives liabilities under the ASC 815-40 and ASC 815-10. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings, under the guidance prescribed by ASC 825-10.

Stock-based compensation – The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, advisors, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as they occur. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Customer deposits – Customer deposits represent cash received from customers in advance of the Company satisfying its performance obligations and are recorded as a liability within accrued expenses and other current liabilities. The balance as of December 31, 2025 relates to a single customer deposit that is expected to be repaid in early 2026, as the related performance obligation had not been fulfilled as of year end.

F-48

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Revenue recognition – The Company recognizes revenue under FASB ASC 606, Revenue from Contracts with Customers. The Company derives its revenue primarily through the sale of alcohol and non-alcoholic spirits, wine, seltzers, and personal care products in both wholesale and direct to consumer channels. Spirits and wine end customers consist primarily of retailers, bars, and restaurants. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer,

●	Identification of the performance obligations in the contract,

●	Determination of the transaction price,

●	Allocation of the transaction price to the performance obligations in the contract, and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue generating activities have a single performance obligation and are recognized when the ordered goods are shipped to the end customer, which is when control transfers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of its product. The Company’s sales terms do not typically allow for a right of return on sales to wholesale and distributor customers except for matters related to any manufacturing defects. Amounts billed to customers for shipping and handling are included in net revenues.

As the Company’s standard payment terms are less than one year, the Company has elected, as a practical expedient, to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable source that depicts the price as if sold to a similar customer in similar circumstances. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing component as payments are received at or shortly after the point of sale.

Costs incurred to obtain a contract are expensed as incurred when the amortization period is less than a year. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefit of those costs to be longer than one year. The Company has concluded that none of the costs it has incurred to obtain and fulfill its sales contracts meet the capitalization criteria, and as such, there are no costs deferred and recognized as assets on the consolidated balance sheets as of December 31, 2025 and 2024.

F-49

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Net revenues reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates. This variable consideration is recognized as a reduction of the transaction price based upon expected amounts at the time revenue for the corresponding product sale is recognized. For example, customer promotional discount programs are entered into with certain distributors for certain periods of time. The amount ultimately reimbursed to distributors is determined based upon agreed-upon promotional discounts which are applied to distributors’ sales to retailers. Other common forms of variable consideration include volume rebates for meeting established sales targets, including discounts offered to the end customer. The determination of the reduction of the transaction price for variable consideration requires certain estimates and assumptions that affect the timing and amounts of revenue and liabilities recognized. Management estimates this variable consideration by taking into account factors such as the nature of the promotional activity, historical information, and current trends, availability of actual results, and expectations of customer and consumer behavior. All such estimates were not material for the years ended December 31, 2025 and 2024.

Further, the Company offers discounts on e-commerce transitions such as first order discounts, free shipping on sales over certain thresholds, subscription discounts, and bundled set discounts. All e-commerce discounts are included as part of net revenues on the statements of operations and known at the time of the transaction.

Sales tax collected from customers is not considered revenue and is included in accrued expenses until remitted to the taxing authorities. Excise taxes were not material to the consolidated financial statements for the years ended December 31, 2025 and 2024. Revenue is segregated based on the segment analysis described in Note 17.

Cost of net revenues – Cost of net revenues consists of the costs of inventory sold, which includes inbound freight, and production and fulfilment-related payroll. Outbound freight, third-party logistics costs, customs and duties, packaging materials, payment processing fees, and other fulfilment costs are also included in cost of net revenues. Shipping and handling costs amounted to $545,243 and $607,256 for the years ended December 31, 2025 and 2024, respectively.

Sales and marketing expenses – Sales and marketing expenses include all expenditures incurred to market or sell products. These costs include expenditures by the sales team while in the field, marketing and advertising costs, distributor costs, and payroll costs for the sales, marketing, and digital departments.

Advertising costs – Advertising costs are expensed in the period incurred and are included as sales and marketing expenses in the consolidated statements of operations. Advertising costs amounted to $117,150 and $45,322 for the years ended December 31, 2025 and 2024, respectively.

General and administrative expenses – General and administrative expenses consist primarily of payroll and payroll-related benefits and taxes, professional services, administrative expenditures, and information technology. These costs are expensed as incurred.

Research and development expenses – Costs related to development of the Company’s products are included in research and development expenses and are expensed as incurred.

F-50

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Net loss per share – Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net loss per share on the consolidated statements of operations. Diluted net loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. Potentially dilutive securities include the any options, warrants, and convertible debt. The number of shares convertible debt is convertible into is indeterminable. Options and warrants outstanding are described in Note 13.

Accounting pronouncements not yet adopted

Income taxes – In December 2023, the FASB issued a standard to enhance the transparency and decision usefulness of income tax disclosures. This standard requires public companies to disclose (i) specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, (ii) the amount of income taxes paid disaggregated by federal, state, and foreign taxes and disaggregated by material individual jurisdictions, and (iii) income from continuing operations before income tax expense disaggregated between domestic and foreign and income tax expense from continuing operations disaggregated by federal, state, and foreign. We are required to adopt these disclosures for our annual period ending December 31, 2026, with early adoption permitted and this standard may be applied retrospectively. We expect this standard to impact our disclosures with no material impacts to our results of operations, cash flows, or financial condition.

Disaggregation of income statement expenses – In November 2024, the FASB issued a standard requiring disaggregated information about certain income statement expense line items to be disclosed on an annual and interim basis. We are required to adopt these disclosures for our annual period ending December 31, 2028, with early adoption permitted and this standard may be applied retrospectively. We expect this standard to impact our disclosures with no material impacts to our results of operations, cash flows, or financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 4 – Acquisition

222 Spirits acquisition – On September 19, 2024, the Company entered into an Asset Purchase Agreement to acquire 50.0001% of the equity stake in 222 Spirits Holdings, LLC. The Company issued 2,220,150 shares of Series B-3 Preferred Stock as total consideration for the transaction.

The acquisition transaction resulted in a change in control and Amass was determined to be the legal and accounting acquirer. Accordingly, Amass has applied the acquisition method of accounting and elected to apply pushdown accounting to establish a new basis of accounting. The assets acquired and liabilities assumed are accordingly measured at their estimated fair values.

The estimated fair values of the assets and liabilities at the date of the acquisition were determined by applying established valuation techniques, based on information that management believed to be relevant to this determination. Working capital was recorded at the net book value as of the date of the transaction, as the net book value approximates fair value.

F-51

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The identifiable intangible assets consist primarily of tradenames. The tradename was valued using the relief from royalty method considering royalty rates for the industry and projected future revenues. Goodwill represents the excess of the consideration over the fair value of the tangible and intangible net assets acquired. Goodwill is primarily attributable to synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition.

The purchase price was valued as follows:

Equity	$5,000,000
Fair value of noncontrolling interest	4,999,980
Total	$9,999,980

The new basis of assets acquired and liabilities assumed as of the date of the transaction is as follows:

Accounts receivable	$436,946
Inventory	1,779,390
Prepaids and other current assets	203,442
Tradename	620,774
Accounts payable and accrued expenses	(588,081)
Loans payable	(14,570)
Net assets acquired	2,437,901
Goodwill	7,562,079
Total	$9,999,980

Note 5 – Inventory, net

Inventory, net consisted of the following as of December 31, 2025 and 2024:

	2025	2024
Raw materials	$2,490,029	$2,802,258
Work in process	4,627,130	5,417,094
Finished goods	7,215,512	9,085,465
Inventory reserve	(3,459,263)	(1,986,114)

Total inventory	$10,873,408	$15,318,703

As of December 31, 2025 and 2024, the Company had $0 and $29,711, respectively, in deposits for inventory purchases and production runs, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

F-52

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 6 – Long-Lived Assets

Property and equipment, net – Property and equipment, net consists of the following:

	December 31,	December 31,
	2025	2024

Plant and equipment	$113,159	$126,345
Office and storage equipment	288	38,495
Furniture and fixtures	468	183,322
Leasehold improvements	95,373	314,518

Property and equipment, gross	209,288	662,680
Less: Accumulated depreciation and amortization	(196,919)	(494,501)

Property and equipment, net	$12,369	$168,179

Depreciation and amortization expenses of $83,108 and $121,776 were included in general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2025 and 2024, respectively. In 2025, the Company terminated its office lease resulting in the removal of various equipment, futurities and improvements and the related accumulated amortization totaling $60,743 in net book value.

Intangible assets, net – Intangible assets, net consist of the following:

	December 31,	December 31,
	2025	2024

Website development	$148,039	$130,538
Tradename/transferred IP	457,116	788,005
Customer base	44,267	44,267
Non-competes	3,857	3,857
Brand names	3,264,000	3,264,000

Intangible assets, gross	3,917,279	4,230,667
Less: Accumulated amortization	(1,714,700)	(1,166,427)

Intangible assets, net	$2,202,579	$3,064,240

Goodwill	$2,972,280	$8,705,994

Amortization expense was $548,241 and $541,716 for years ended December 31, 2025 and 2024, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

F-53

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Goodwill – The Company tests goodwill for impairment when a triggering event occurs that indicates that the fair value of an entity may be below its carrying amount.

During the years ended December 31, 2025 and 2024, the Company identified triggering events indicating a potential impairment of goodwill. These indicators included a significant decline in the Company’s revenue in a reporting unit, and lower-than-expected financial performance in certain reporting units. As a result of these indicators, the Company performed a goodwill impairment test. The Company utilized a market approach (comparable company analysis) to determine the fair value of the affected reporting units.

The impairment test concluded that the carrying value of goodwill related to the Gem&Bolt Asset Purchase and the associated reporting unit exceeded its fair value. Accordingly, the Company recognized a goodwill impairment loss of $322,049 during the year ended December 31, 2024, which is presented as a separate line item within operating expenses in the accompanying consolidated statement of operations and resulted in a reduction of the goodwill balance to $1,143,876 as of December 31, 2024. For the year ended December 31, 2025, the remaining balance of goodwill for Gem & Bolt was impaired.

As part of the Company’s acquisition of 222 Spirits in September 2024, the Company recorded $7,562,079 of goodwill. During the year ended December 31, 2025, a triggering event occurred, resulting in the Company recognizing an impairment loss on $4,589,799.

Note 7 – Investments

De Soi – In August 2020, the Company entered into a joint venture to create De Soi, a celebrity-founded, non-alcoholic wine product company. De Soi first made its product available for sale in January 2022 through the release of three flavors available in both bottles and cans. The Company was granted 2,500,000 of 5,000,000 shares of common stock in De Soi for no consideration. In 2022, the Company acquired certain preferred stock and sold common stock, resulting in ownership of less than 50%, at which point De Soi ceased being a joint venture, as De Soi had raised outside capital in the year and the Company owned less than 50% of De Soi. In December 2024, the Company sold 340,864 shares of Common Stock to a related party for $500,000 and recognized a loss on sale of $363,982 which is included in other expenses in the accompanying consolidated statements of operations. In January 2025, the Company sold another portion of its investment in De Soi for $500,000.

During 2025, the Company transferred its investment in De Soi to a related party in exchange for $400,000 in cash (Note 15). The transferee pledged the investment as collateral under a third-party secured promissory note, and the Company entered into a repurchase agreement obligating it to repurchase the investment at maturity. Based on its evaluation under ASC 860, the Company concluded that it retained effective control over the investment and, therefore, the transaction did not qualify for sale accounting. The transaction has been accounted for as a secured borrowing, with the investment remaining on the consolidated balance sheet as securities pledged as collateral and a $400,000 obligation under repurchase commitment recorded. No gain or loss was recognized.

At the valuation dates of December 31, 2025 and 2024, management used the market approach to determine the fair value of the Company’s investment in De Soi was $3,347,564 and $4,926,737, respectively, which includes common stock and Series Seed holdings. See Note 3 above for fair value measurement disclosures.

F-54

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Full Glass – As partial consideration for the sale of the Winc.com DTC business unit, the Company received 39,500 Common Units and warrants convertible to 40,000 Common Units of the buyer with a total implied value of $1,500,000. The warrants had an exercise price of $0.01 and have a five-year maturity. During the year ended December 31, 2023, the Company elected to record the investment at cost and evaluate the investment for impairment whenever a triggering event occurs. In February 2024, 8,892 of the Common Units were converted to Series A Preferred Units and the Company was awarded an additional 41,345 Common Units in consideration for the dilution the Company took on Full Glass’ Series A as contemplated by the original contract with Full Glass. Further in February 2024, the Company entered into a Restatement Agreement in which it forfeited its warrants in exchange for a $3,500,000 lump payment on the promissory notes. As such forfeiture represented approximately half of the initial value of the investment, the Company reduced the value of the investment by $754,717 and recorded the loss as a component of other expense, net. As of December 31, 2025, no triggering events occurred and the investment had a value of $745,283.

Note 8 – Contract Losses

The Company identified that evidence existed, including declining bulk wine market and demand concerns for finished goods wine, indicating that some of its long-term, unhedged purchase commitment contracts of bulk wine would incur losses in future periods. The identified contracts included bulk wine that was expected to be received in 2025. In accordance with ASC 330, Inventory, the Company records a provision when evidence exists that net realizable value is lower than the contractual price. The provision is measured at the best estimate of the expected loss, recorded in cost of net revenues, and will be reassessed each period for changes in estimates. Key estimates include remaining expected consideration and market pricing affecting net realizable value. The total liability associated with firm purchase commitment contracts was $3,042,044 and $2,919,691 as of December 31, 2025 and 2024, respectively, and is presented within current liabilities on the consolidated balance sheets.

In February 2024, the Company entered into a supplier agreement to sell finished goods wine to Full Glass at prices below cost. This contract was entered into as a mitigation tool for its long-term purchase commitment contracts above, and on-hand bulk wine in inventory, as the Company is not expecting there to be enough demand for utilization of the bulk wine commitments. The Company utilized the Full Glass supplier agreement in considering the net realizable value for finished goods produced through the long-term purchase commitments above. The Company recognizes losses on the fulfilment of this contract as incurred, which totalled $2,122 and $767,704 during the years ended December 31, 2025 and 2024.

In aggregate, the Company expensed $3,687,394 in losses on contracts in 2024, which are showing in cost of net revenues on the consolidated statements of operations. In 2025, the Company booked an additional loss of $124,476 to contract losses for declines in market value.

Note 9 – Debt

Secured credit facility – In September 2023, the Company entered into a Loan and Security Agreement to open a credit facility with the maximum aggregate principal amount of $8,000,000 (the ABL). Interest is accrued at the greater of (i) 12% and (ii) Prime Rate (6.75% and 7.5% as of December 31, 2025 and 2024, respectively) plus 3.75% per annum. The ABL matures in September 2026 with an automatic renewal for one year if not terminated before 60 days before the termination date. The outstanding balance on the ABL was $3,277,034 and $3,601,405 as of December 31, 2025 and 2024, respectively. In August 2025, the Company breached a financial covenant which put the ABL into technical default. The breach did not affected the functionality of the facility and both parties have resolved the matter, which includes a waiver on the default. See Note 18 for further detail.

Loans payable – In May 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was established to provide economic relief to small businesses facing COVID-19-related economic hardships. In June 2020, the Company applied and received COVID relief funding for qualified small businesses under the Economic Injury Disaster Loan (EIDL) assistance program by the Small Business Administration (SBA). Per the terms of the EIDL agreement, the Company received total proceeds of $150,000. The loan matures in thirty years from the effective date of the loan and has a fixed interest rate of 3.75% per annum. As of December 31, 2025 and 2024, the outstanding balance was $160,296 and $159,924 inclusive of accrued interest, respectively. Interest expense for this loan was $10,296 and $9,924 for the years ended December 31, 2025 and 2024, respectively.

During 2022 and 2023, the Company obtained three Mezzanine Secured Notes with shareholders in an aggregate principal amount of $1,700,000, of which $500,000 is from a related party. The notes originally accrued interest at a rate of 15% for the first month and monthly thereafter based on a range of 12-24% per annum. The loans were past due but subsequently extended through July 2026. As of December 31, 2025 and 2024, the principal balance of Mezzanine Secured Notes was $297,854 and $525,866, respectively, of which $97,854 and $325,866, respectively, was due to a related party. As of December 31, 2025 and 2024, the accrued interest balance of Mezzanine Secured Notes was $524,125 and $466,699, respectively; none of the accrued interest was due to a related party.

F-55

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

In April 2024, the Company issued a Secured Promissory Note with the principal balance of $2,500,000. The note accrues interest at $72,917 per month with default interest of $2,000 per day with original maturity in April 2025. The note was amended during 2025, to include reduced monthly payments, extension of the note, and settlement of all default and past due interest. As consideration, the Company transferred $1,000,000 of its investment at fair value and issued a $500,000 SAFE under the Company’s subsidiary Good Twin. The Note also contains a post-closing provision requiring the Company to transfer additional equity interests in Good Twin to the Lender if the Lender’s ownership interest falls below ten percent (10%) upon SAFE conversion, with the fair market value of any such shares transferred applied as a dollar-for-dollar reduction to the outstanding principal balance. The Company determined this qualified as a debt modification, with the additional consideration charged to interest expense. The outstanding balance was $1,267,000 and $2,356,250 as of December 31, 2025 and 2024. The Company incurred $1,033,668 and $656,250 of interest and late fees on the note during the years ended December 31, 2025 and 2024, respectively. Subsequent to year end, the note was further amended to extend payments through maturity in in June 2027.

Promissory notes payable – As of December 31, 2025 and 2024, the Company had promissory notes with the total outstanding principal balance of $1,650,000 which accrue interest at a rate of 12% per annum. In August 2024, one of the holders of the promissory notes received 104,226 shares of Series B-2 Preferred Stock as consideration for the outstanding principal balance of $250,000 and accrued interest of $43,397.

The promissory notes mature between August 2026 and September 2027. Interest accrued on the notes is paid quarterly in arrears. The notes incurred $198,000 and $218,351 of interest expense for the years ended December 31, 2025 and 2024, respectively, of which $149,758 and $135,537 was payable at December 31, 2025 and 2024, respectively.

In January 2025, the Company issued an additional Promissory Note to a shareholder with greater than 5% ownership with a principal balance of $1,000,000. The note included a 6.25% on issuance discount and matures in January 2026 and contained warrants further discussed in Note 13. The outstanding balance was $1,000,000 as of December 31, 2025, all of which was principal. The Company incurred $50,417 of interest on the note during the year ended December 31, 2025. The promissory note was subsequently transferred to a convertible note in February 2026. See Note 18.

The promissory note contained warrants to purchase 214,229 shares of common stock at the exercise price of $0.24 or through a cashless exercise. The warrants were exercised for cash in February 2025. The warrants were allocated a relative fair value of $615,000, which is being amortized over the life of the note. The Company recognized $563,714 of interest expense related to the accretion of the discount, with $51,286 remaining at year end.

The aggregate maturities of the Company’s debt subsequent to December 31, 2025, are as follows:

2026	$6,724,888
2027	1,196,211
2028	-
2029	-
2030	-
Thereafter	150,000

Total	$8,071,099

F-56

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 10 – Convertible Debt

In November and December 2025, the Company issued two unsecured convertible promissory notes (“Convertible Notes”) to an investor in the principal amount of $414,641. The Convertible Notes bear interest at a rate of 9% per annum and mature on the earlier of (i) 24 months from issuance or (ii) a change of control. The Convertible Notes may not be prepaid without the consent of the holder.

The Convertible Notes are convertible, at the holder’s option or automatically upon certain events, into shares of the Company’s common stock. Upon a qualified financing, the outstanding principal and accrued interest automatically convert at a price equal to 80% of the price paid by new investors. Upon a change of control, the holder may elect to receive either repayment equal to two times the outstanding balance or conversion based on an implied valuation of $30.0 million. If the Notes remain outstanding at maturity and no conversion event has occurred, the outstanding balance automatically converts based on the same $30.0 million valuation framework.

In connection with the issuance of the Notes, the Company also issued warrants to purchase shares of common stock with an exercise price equal to the greater of $10.00 or the volume-weighted average trading price, exercisable following the Company’s listing on Nasdaq and expiring 180 days thereafter. Issuance of shares under the Note and Warrant is subject to a 19.99% exchange cap absent stockholder approval.

The Company evaluated the Notes and Warrants in accordance with applicable accounting guidance and concluded that the embedded conversion feature was required to be bifurcated and held at fair value, and the warrants qualified for liability treatment due to failing indexation guidance. Accordingly, the features of the Notes and the Warrants are recorded as liabilities at fair value, with changes in fair value recognized in earnings until conversion, settlement, or expiration. See Note 3.

The Company recorded discounts from the derivative and warrant liabilities totaling $37,046. Note, this primarily consists of the fair value of the embedded redemption features, as the carrying value of the warrants was deemed negligible at inception and as of year-end, based on the probability of the exercise contingency being resolved and the effective exercise price that would be available to the holder. No conversion, settlement, or exercise events had occurred as of that date. As of December 31, 2025, the net carrying value of the debt was $378,725 with remaining debt discount of $35,916 and accrued interest of $4,551. Interest expense from accretion of the discount during the year ended December 31, 2025 was $1,129.

Note 11 – Simple Agreement for Future Equity (“SAFE”)

In February 2025, the Company issued a Simple Agreement for Future Equity (“SAFE”) in Good Twin to an investor in exchange for $500,000, which was applied toward the repayment of amounts outstanding under a issued loans payable. The SAFE provides the investor with the right to receive shares of the Good Twin’s capital stock upon the occurrence of a qualifying equity financing, liquidity event, or dissolution event.

The SAFE has a post-money valuation cap of $5.0 million, does not bear interest, and has no stated maturity date. Upon an equity financing with the subsidiary, the SAFE automatically converts into equity of Good Twin at a price based on the lower of the valuation cap or the price paid by new investors. In the event of a liquidity or dissolution event prior to conversion, the investor is entitled to receive the greater of the original investment amount or the value of the shares issuable under the valuation cap, subject to customary liquidation priority provisions.

F-57

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The Company determined that the SAFE does not qualify for equity classification. Accordingly, the SAFE is classified as a liability and recorded at fair value, with changes in fair value recognized in earnings. As of December 31, 2025, the fair value of the SAFE was $520,242. No conversion or settlement events had occurred as of that date.

Note 12 – Stockholders’ Equity (Deficit)

Reverse stock split and capital reorganization - Subsequent to December 31, 2025, the Company filed its Seventh Amended and Restated Certificate of Incorporation with the State of Delaware, which became effective upon filing. Pursuant to the amended certificate, the Company effected a 1-for-3 reverse stock split of its issued and outstanding shares of common stock, whereby each three shares of common stock issued and outstanding immediately prior to the effective time were automatically combined into one share of common stock.

No fractional shares were issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share, and no cash was paid in lieu of fractional shares.

The reverse stock split did not affect the par value per share of the Company’s common stock, the total number of authorized shares of common stock, or the Company’s total stockholders’ equity. It also did not affect the outstanding preferred stock, but did affect the conversion ratio where it is now 3:1.

In connection with the effectiveness of the amended certificate, each outstanding share of the Company’s non-voting common stock was automatically converted on a one-for-one basis into a share of voting common stock, and the Company no longer has authority to issue shares of non-voting common stock. Accordingly non-voting and voting shares of common stock have been presented together in the stockholders’ equity (deficit). In addition, in January 2026 the non-voting shares of common stock were converted to voting common stock in January 2026 and the non-voting class of common stock was eliminated and the Company increased the authorized shares of common stock to 250,000,000.

Although the reverse stock split occurred subsequent to year end, all share and per-share amounts presented in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split and related reclassification.

Common stock – As of December 31, 2025, the Company was authorized to issue a total of 66,700,000 shares of Common Stock with $0.00001 par value, of which 63,500,000 were voting shares and 3,200,000 were non-voting shares.

Each holder of stock (both common and preferred) is entitled to one vote for each share of stock held, with the exception of non-voting common stock. No distributions have been made as of December 31, 2025.

Preferred stock – The holders of Series B Preferred Stock are initially entitled to repayment amount at the greater of (i) the Original Issue Price of the Series B Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of the Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or Deemed Liquidation Event.

F-58

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

After holders of Series B Preferred Stock are repaid, the holders of shares of all other series of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a pari passu basis among each other and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of the applicable series of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up, or Deemed Liquidation Event. If upon any such liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall on a pari passu basis share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

The Company authorized and had outstanding the following shares as of December 31, 2025 and December 31, 2024:

	December 31, 2025		December 31, 2024
	Authorized	Outstanding	Authorized	Outstanding

Common Stock	63,500,000	3,273,956	63,500,000	2,899,336
Common Non-Voting Stock	3,200,000	91,019	-	-
Series Seed-1 Preferred Stock	2,412,297	2,412,297	2,412,297	2,412,297
Series Seed-2 Preferred Stock	4,323,248	4,323,248	4,323,248	4,323,248
Series Seed-3 Preferred Stock	1,579,994	1,579,994	1,579,994	1,579,994
Series Seed-4 Preferred Stock	2,346,635	2,346,635	2,346,635	2,346,635
Series Seed-5 Preferred Stock	504,316	504,316	504,316	504,316
Series Seed Preferred Stock	1,362,530	1,362,530	1,362,530	1,362,530
Series A Preferred Stock	873,734	873,734	873,734	873,734
Series B-1 Preferred Stock	18,198,578	5,237,632	18,198,578	5,237,632
Series B-2 Preferred Stock	4,262,724	104,226	4,262,724	104,226
Series B-3 Preferred Stock	5,328,406	2,962,327	5,328,406	2,962,327

Stock transactions 2025 – In 2025, the Company issued 145,626 shares of non-voting common stock for cash proceeds of $735,384. In connection with the offering, the Company incurred offering costs of $675,915.

During 2025, the Company issued 105,783 shares of common stock for the exercise of stock options and received cash proceeds of $19,038. Further, the Company issued 214,229 shares of common stock for the exercise of warrants and received cash proceeds of $51,046.

F-59

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Stock transactions 2024 – During 2024, the Company issued 742,177 shares of Series B-3 Preferred Stock for cash proceeds of $1,671,456.

The Company issued 2,220,150 shares of Series B-3 Preferred Stock for the acquisition of 222 Spirits (Note 4).

The Company issued 104,226 shares of Series B-2 Preferred Stock as consideration for the repayment of a promissory note (Note 9).

The Company issued 8,750 and 1,321,601 shares of Common Stock for the exercise of stock options and warrants, for proceeds of $525 and $79,296, respectively.

Note 13 – Stock-Based Compensation

Incentive stock options and non-qualified stock options – In September 2016, the Company adopted the 2016 Stock Plan (2016 Plan), which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. As of December 31, 2025, the 2016 Stock Plan, as amended, authorized 1,726,130 shares. The options typically have a term of ten years. The amount granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. Stock options granted under the 2016 Plan typically vest over a four-year period with a one-year cliff, but also include grants that vest over shorter periods of time. As of December 31, 2025, the 2016 Plan had 249,465 shares, available for future issuance.

A summary of information related to stock options is as follows:

		Weighted
		Average	Intrinsic
	Options	Exercise Price	Value

Outstanding as of December 31, 2023	1,310,431	$0.19
Granted	-	-
Exercised	(2,917)	0.18
Forfeited	(221,977)	0.18

Outstanding as of December 31, 2024	1,085,537	0.19
Granted	395,004	0.24
Exercised	(105,786)	0.18	$787,028
Forfeited	(161,442)	0.18

Outstanding as of December 31, 2025	1,213,313	0.21	$8,856,243

Exercisable as of December 31, 2025	683,137	0.21	$5,063,705
Exercisable and expected to vest as of December 31, 2025	1,213,313	0.21	$8,856,243

F-60

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following table presents the range assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	2025	2024

Risk free interest rate	4.0%	N/A
Expected dividend yield	0.0%	N/A
Expected volatility	65.00%	N/A
Expected life (years)	6.08	N/A

The total fair value of the options granted during the years ended December 31, 2025 and 2024, was $2,938,800 and $0, respectively. Stock-based compensation expense for stock options of $618,359 and $0 was recognized for the years ended December 31, 2025 and 2024, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations. Total unrecognized compensation cost related to non-vested stock option awards amounted to $2,023,880, as of December 31, 2025. The remaining expense is expected to be recognized over a weighted-average period of approximately 36 months. Share-based compensation expense is included in the general and administrative expenses in the consolidated income statement.

Preferred Stock and Common Stock warrants – During the years ended December 31, 2025 and 2024, the Company entered into arrangements with its vendors and investors in which it provided Preferred Stock and Common Stock warrants (the warrants) as described below in lieu of cash for goods and services provided or embedded in the Company promissory notes (see Note 9). No warrants to purchase Preferred Stock were granted in the years ended December 31, 2025 and 2024.

Outstanding and exercisable Preferred Stock warrants amount to 1,328,185, with a weighted-average exercise price of $1.46 per share at December 31, 2025 and 2024. There were no Preferred Stock warrants granted during the years ended December 31, 2025 or 2024. Weighted-average years to expiration on outstanding Preferred Stock warrants was 0.36 years at December 31, 2025.

F-61

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

A summary of information related to Common Stock warrants is as follows:

	Common	Weighted
	Stock	Average
	Warrants	Exercise Price

Outstanding as of December 31, 2023	1,088,741	$0.50
Granted	68,610	0.18
Exercised	(440,535)	0.18

Outstanding as of December 31, 2024	716,816	$2.19
Granted	214,229	0.24
Exercised	(214,229)	0.24

Outstanding as of December 31, 2025	716,816	$2.19

Exercisable as of December 31, 2025	716,816	$2.19

	2025	2024

Weighted average grant-date fair value of warrants during the year	$7.35	$0.18
Weighted average duration (years) to expiration of outstanding	2.47	3.47

In 2024, the Company granted warrants convertible to 68,610 shares of common stock for advisory services. The exercise price of these warrants was $0.18 with contractual maturity date of 5 years.

In January 2025, the Company granted warrants convertible to 214,229 shares of common stock in connection with promissory note, as discussed in Note 9.

Warrant compensation totalled $0 and $378,724 for December 31, 2025 and 2024, respectively, and is included in general and administrative expenses in the accompanying statements of operations. There were no unrecognized compensation costs related to non-vested warrants as of year ended December 31, 2025 and 2024, as all warrants were fully vested upon grant.

F-62

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Common stock warrants	2025	2024

Risk free interest rate	4.4%	4.5%
Expected dividend yield	0.0%	0.0%
Expected volatility	65.0%	65.0%
Expected life (years)	10	5

Note 14 – Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The differences related primarily to tax to book differences, stock-based compensation expense, and net operating loss carryforwards. As of December 31, 2025 and 2024, the following table presents the deferred tax assets and liabilities by source:

	2025	2024
Deferred tax assets
Net operating loss carryforwards	$11,271,291	$8,870,937
Inventory	923,157	283,225
Intangible assets	749,294	623,083
Other cash accrual differences	727,514	270,770

Total deferred tax assets	13,671,256	10,048,015
Valuation allowance	(13,671,256)	(10,048,015)

Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2025 and 2024, cumulative losses through December 31, 2025, and no history of generating taxable income. Therefore, valuation allowances of $13,671,256 and $10,048,015 were recorded as of December 31, 2025 and 2024, respectively. Valuation allowances increased by $3,623,241 and $2,012,812 during the years ended December 31, 2025 and 2024, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 27%. The effective rate is reduced to 0% for 2025 and 2024 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2025 and 2024, the Company had net operating loss (NOL) carryforwards available to offset future taxable income totaling $42,441,394 and $33,588,179, respectively. NOLs generated in tax years 2017 and prior generally expire 20 years from the year in which they were incurred. As of December 31, 2025, the Company’s balance of pre-2017 NOLs is $11,570, which were all incurred in 2017. NOLs generated in 2018 and subsequent years are carried forward indefinitely, subject to limitations under current tax law.

F-63

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2024 tax years remain open to examination as of the date of this report.

Note 15 – Related-Party Transactions

Due from related parties – The Company’s co-founder has received various advances from the Company. In January 2022, the Company entered into a loan agreement with the founder in which the balance outstanding is incurring interest at a rate of 1.6% per annum. As of December 31, 2025 and 2024, the net amount due from the founder was $1,389,996 and $1,268,341, respectively. Interest earned during the years ended December 31, 2025 and 2024, on the advances was $22,333 and $18,095, respectively. These advances are payable on demand. Accrued interest receivable is included in due from related parties on the consolidated balance sheets. See Note 18 for repayment.

Sale of investment in De Soi – In 2025, the Company sold $500,000 of the investment in De Soi at fair value to a shareholder who owns greater than 5% equity. This occurred prior to the secured borrowing transaction, noted below.

Secured borrowing of investment De Soi – The Company was a party to a secured financing agreement whereby an entity controlled by our CEO received proceeds from a third party. As collateral, the Company provided its holdings in its De Soi investment as collateral. For such consideration, we received $400,000 in financing, which his to be paid back with interest. We have the obligation to repurchase the collateral. See Note 7 for more details.

Loan payable – related party – As discussed in Note 9, the holders of one of the Mezzanine Secured Notes was related party. The balance of Mezzanine Secured Notes due to that related party was $97,854 and $325,866 as of December 31, 2025 and December 31, 2024, respectively.

F-64

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Promissory notes – As discussed in Note 9, the holder of a promissory note issued in 2025 was a shareholder with greater than 5% ownership. Refer therein for further details.

Note 16 – Commitments and Contingencies

Lease commitments – The Company’s headquarters in Los Angeles, CA was leased on a month-to-month basis through August 2025, at which time the Company moved out of its headquarters. The Company is currently operating without a corporate office.

As part of the Winc acquisition in January 2023, the Company acquired contracts for two warehouses: one in Santa Maria, CA and the other in Bethel Township, PA. The Santa Maria lease expired in December 2023 and was renewed in January 2024 for a term of one year and again in January 2025. The lease for the Bethel Township property, originally set to expire in December 2027, was terminated in July 2024. As a result, the related right-of-use (ROU) asset and lease liability were removed from the balance sheet. In addition, a lease deposit totaling $300,000 was forfeited upon termination. In March 2025, the Company entered a termination settlement agreement on the Bethel Township property in which it was required to pay an additional $75,000 between April and October 2025. The settlement agreement was fully satisfied as of December 31, 2025.

For the years ended December 31, 2025 and 2024, the Company incurred office rent expense of $87,121 and $191,267, respectively, and warehouse rent expense of $614,893 and $1,371,651, respectively. Office and warehouse rent expense are components of general and administrative expenses in the accompanying consolidated statements of operations. No obligations exist on the Company’s current operating leases as of December 31, 2025.

Contingencies – The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition, or results of operations.

Note 17 – Business Segment Information

Our internal management financial reporting consists of two business divisions: (i) Wine and (ii) Spirits and we report our operating results in two segments: (i) Wine and (ii) Spirits. In the Wine segment, our portfolio consists of premium imported and domestic wine brands across multiple varietals and price points (both alcoholic and non-alcoholic). In the Spirits segment, our portfolio includes premium and craft spirits brands across categories such as gin, vodka, mezcal, tequila, and non-alcoholic. Our CODM is our Chief Executive Officer. The business segments reflect how our operations are managed, how resources are allocated, how operating performance is evaluated by senior management, and the structure of our internal financial reporting. Our CODM utilizes segment comparable operating loss performance in deciding how to deploy capital in line with disciplined and balanced priorities. These priorities largely include investing in our people and our brands, making capital investments, and strategic acquisitions. Our CODM also monitors budgeted versus actual results in assessing segment operating performance and understanding underlying business trends.

Management excludes certain non-GAAP Comparable Adjustments from its evaluation of the results of each operating segment as these Comparable Adjustments are not reflective of core operations of the segments. Segment operating performance and the incentive compensation of segment management are evaluated based on core segment operating loss which does not include the impact of these Comparable Adjustments, collectively referred to as comparable operating loss. We evaluate segment operating performance based on comparable operating loss of the respective business units.

F-65

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 3.

Segment information is as follows:

	Wine	Spirits	Total segment	Unallocated amounts		Comparable Adjustments	(c)	Consolidated
For the year ended December 31, 2025
Net revenues	$16,132,361	$1,537,437	$17,669,798	$40,000		$128,736	(a)	$17,838,534
Cost of net revenues	12,479,914	1,098,773	13,578,687	-		439,971	(a)	14,018,658
Gross profit, non-GAAP (d)	3,652,447	438,664	4,091,111	40,000		(311,235)		3,819,876
Sales and marketing	2,509,732	652,777	3,162,509	12,194		-	(a)	3,174,703
General and administrative	3,773,408	957,108	4,730,516	3,160,905	(b)	843,200	(a)	8,734,621
Research and development	-	-	-	-	(b)	-		-
Impairment loss	-	-	-	-		6,064,603	(a)	6,064,603
Loss from operations	(2,630,693)	(1,171,221)	(3,801,914)	(3,133,099)		(7,219,038)		(14,154,051)
Other income (expense)								(3,057,076)
Provision for income taxes								-
Net loss								(17,211,127)

Non-controlling interest net loss								(2,633,413)
Net loss attributable to parent								(14,577,714)

Foreign currency translation adjustment								2,287
Total comprehensive loss								$(14,575,427)

(a)	See comparable adjustments table discussed in this footnote for explanations surrounding items included in comparable adjustments.

(b)	Unallocated amounts include costs held in the corporate infrastructure that are not allocated to any reporting segment. Significant items included in general and administrative expenses include $754 thousand in headcount and contractor costs, $483 thousand in legal costs, $120 thousand in depreciation, and $318 thousand in warehouse lease termination costs.

(c)	Comparable Adjustments are determined and presented on a non-GAAP basis and are intended to reflect our current operations.

(d)	Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

	Wine	Spirits	Total segment	Unallocated amounts		Comparable Adjustments	(c)	Consolidated
For the year ended December 31, 2024
Net revenues	$17,750,599	$1,727,757	$19,478,356	$-		$2,190,169	(a)	$21,668,525
Cost of net revenues	12,009,473	845,499	12,854,972	-		6,726,527	(a)	19,581,499
Gross profit, non-GAAP (d)	5,741,126	882,258	6,623,384	-		(4,536,358)		2,087,026
Sales and marketing	4,044,490	386,523	4,431,013	-		(308,892	)(a)	4,122,121
General and administrative	5,735,877	1,274,339	7,010,216	2,650,841	(b)	378,437	(a)	10,039,494
Research and development	22,600	126,065	148,665	19,700	(b)	-		168,365
Impairment loss	-	-	-	-		322,049	(a)	322,049
Loss from operations	(4,061,841)	(904,669)	(4,966,510)	(2,670,541)		(4,927,952)		(12,565,003)
Other income (expense)								(2,690,525)
Provision for income taxes								-
Net income (loss)								(15,255,528)

Non-controlling interest net (loss)								(12,838)
Net income (loss) attributable to parent								(15,242,690)

Foreign currency translation adjustment								(8,479)
Total comprehensive loss								$(15,251,169)

(a)	See comparable adjustments table discussed in this footnote for explanations surrounding items included in comparable adjustments.

(b)	Unallocated amounts include costs held in the corporate infrastructure that are not allocated to any reporting segment. Significant items included in general and administrative expenses include $754 thousand in headcount and contractor costs, $483 thousand in legal costs, $120 thousand in depreciation, and $318 thousand in warehouse lease termination costs.

(c)	Comparable Adjustments are determined and presented on a non-GAAP basis and are intended to reflect our current operations.

(d)	Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

F-66

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Comparable adjustments were as follows:

	December 31, 2025	December 31, 2024
Net revenues
Sales from divested business unit (a)	$-	$2,144,793
Sales of bulk wine (b)	128,736	45,376
Comparable adjustments, Net revenues	128,736	2,190,169

Cost of net revenues
Cost of sales from divested business unit (a)	-	2,012,135
Cost of sales of bulk wine (b)	146,565	581,181
Cost of write-down of unutilized wine pre-acquisition (c)	168,930	445,817
Loss on contracts (d)	124,476	3,687,394
Comparable adjustments, Cost of net revenues	439,971	6,726,527

Sales and marketing
Overallocated sales and marketing costs (e)	-	(308,892)
Comparable adjustments, general and administrative	-	(308,892)

General and administrative
Stock-based compensation (f)	618,359	378,437
Storage on bulk wine (b)	224,841	-
Comparable adjustments, general and administrative	843,200	378,437

Impairment loss (g)	6,064,603	322,049

Comparable adjustments, Operating loss	(7,219,038)	(4,927,952)

(a)	Sales from divested business unit relates to the sale of Winc.com in June 2023. All of those revenues pre-sale and associated costs are not part of our recurring business and are thus excluded from what the CODM views as regular operations. Along the same line, the sales from divested business unit also include sales and associated costs related to inventory sold to the buyer of winc.com post-sale. These revenues are not regular and part of the business’ long-term business plans/strategy and occur because they have been cash accretive in nature. Operating expenses related to these revenues are also excluded from performance evaluations for the segments.

(b)	The Company sold and is expected to sell excess bulk wine for losses. These are not part of the Company’s regular operations and thus are excluded from the CODM’s review of the wine business. This includes storage costs incurred on the excess bulk wine.

F-67

Amass Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

(c)	The Company wrote-down inventory that was acquired as part of the Winc acquisition in 2023. When the Company sold the winc.com business, it lost its ability to sell wine unwanted on the wholesale channel through the winc.com channel. As such, excess bulk wine that was identified and written down in 2024 was not considered to be a core/recurring operation for the business.

(d)	Loss contracts are removed because they were the result of the Company’s historical acquisitions and not a result of core wine operations.

(e)	Overallocated sales and marketing costs are expenses billed by the corporate infrastructure (unallocated amounts) to the other segments. The corporate infrastructure ended up generating income from those services, it is excluded because they were intercompany incomes.

(f)	The Company does not include stock-based compensation in its evaluation of performance.

(g)	The Company does not include impairment losses in its evaluation of performance.

Our principal area of operation is in the U.S. Current operations for one of the spirits brands is in Mexico. Revenues are attributed to countries based on the location of the customer.

Geographic data is as follows:

	December 31, 2025	December 31, 2024
Net revenues
U.S.	$17,718,386	$21,362,391
Non-U.S.	120,148	306,134

Note 18 – Subsequent Events

Debt – In February 2026, the Company entered into a third and fourth amendment to its promissory note agreement with Half Church, extending the maturity date from December 2025 to June 2027 and relieving the obligation for $150,000 of repayments on the promissory note in exchange for $150,000 in warrants exercised. No other material terms of the note were modified as part of the extension.

Additionally, in March 2026, the Company amended the Loan and Security Agreement outlined in Note 9. The amendment modified the maximum aggregate principal amount from $8,000,000 to $5,000,000, waived the technical default triggered in 2025, and reduced the covenants, putting the Company back into compliance with the Agreement.

Convertible notes – The Company has issued convertible notes of $2,314,675, of which $1,314,675 was in cash and $1,000,000 was the exchange of the promissory note due in February 2026. The convertible notes have the substantially same terms as the convertible notes discussed in Note 10.

Equity – The Company opened a new Regulation Crowdfunding round in February 2026 at a purchase price of $12.00 per share that is still open. To date, no funds have been received from this offering.

Securities Purchase Agreement – In March 2026, the Company entered into a Securities Purchase Agreement with Streeterville Capital, LLC for a prepaid preferred purchase of up to $30,000,000 of Series C Convertible Preferred Stock. In connection therewith, the Company designated 35,000 shares of Series C Stock with a stated value of $1,086.96 per share. The Company has agreed to issue 56,250 shares of Common Stock as commitment shares at the First Closing, which had not occurred as of the date of issuance of these financial statements and will take place on a mutually agreed upon date between the parties. The Company also agreed to issue a Warrant to purchase 3,000,000 shares of Common Stock at an exercise price equal to the Nasdaq Valuation Price at the Second Closing, which is subject to the satisfaction of specified conditions precedent, including the occurrence of the Initial Listing Date.

Preferred Stock and Common Stock warrants – Subsequent to December 31, 2025 and before the issuance date, warrants were exercised for 136,047 shares of Common Stock and 639,994 shares of Series B-1 Preferred Stock. The Company received funds of $836,226 related to the exercise of warrants. Further, the Series B

Further, in January 2026, the Company extended the expiration date of the Series B Preferred Stock warrants to January 2028.

Related-Party Transactions – In March 2026, the Company purchased 155,375 shares of Mr. Lynn’s common stock at $8.97 per share, the price equal to the most recent financing price. The full amount owed by Mr. Lynn to the Company was satisfied through a non-cash offset against the purchase price of such shares. Following this transaction, no amounts remain outstanding from Mr. Lynn to the Company.

F-68

AMASS BRANDS INC

The date of this Prospectus is [●], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with this registration statement and the listing of our Common Stock. All amounts shown are estimates except for the SEC registration fee and the Nasdaq listing fee.

SEC registration fee	$2,472.51
Nasdaq listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Advisory fee	*
Printing and engraving expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$2,472.51

Item 14.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification of any claim, issue or matter is permitted without judicial approval if such person is adjudged to be liable to the corporation.

Under the DGCL, where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such present or former officer or director against the expenses (including attorney’s fees) which such present or former officer or director actually and reasonably incurred in connection with such action (or claim, issue or matter therein).

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchase or redemption; or

•	transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains a provision that precludes any director of ours from being personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for the aforementioned liabilities which we are not permitted to eliminate or limit under Section 107(b)(7) of the DGCL.

In addition, our Certificate of Incorporation and bylaws requires us to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws further authorizes us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We plan to purchase an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities

During the three years immediately preceding the filing of this registration statement, the Company issued the following unregistered securities. Unless otherwise indicated, no underwriters were involved in these transactions, no underwriting discounts or commissions were paid, the securities were issued as restricted securities bearing appropriate legends, and the purchasers represented their investment intent and received or had access to information required for a reasonable evaluation of the investment. The issuances described below were exempt from registration under the Securities Act pursuant to the exemptions noted.

Regulation Crowdfunding Offerings

In 2021 and 2022, the Company conducted offerings pursuant to Regulation Crowdfunding under Section 4(a)(6) of the Securities Act through an intermediary registered with the SEC and a member of FINRA. In connection with those offerings, the Company issued an aggregate of 409,921 shares of its Series Seed Preferred Stock for aggregate gross proceeds of approximately $1,557,462. In May 2025, the Company completed a Regulation CF crowdfunding campaign at a purchase price of $8.55 per share, raising $470,759 and issuing 61,892 shares of Common Stock. Most recently, in December 2025, the Company closed a Regulation Crowdfunding offering at a purchase price of $8.98 per share, raising approximately $261,856 through the issuance of 29,572 shares of Common Stock. The Company commenced an additional Regulation CF crowdfunding offering in February 2026 at a purchase price of $12.00 per share. These issuances were made in compliance with Regulation Crowdfunding, including offering limits, investor limits, disclosure, filing, and intermediary requirements. The purchasers in these offerings included both accredited and non-accredited investors as permitted by Regulation Crowdfunding. The securities issued in the Regulation Crowdfunding offerings were subject to transfer restrictions in accordance with Rule 501 of Regulation Crowdfunding.

Private Placements of Equity Securities

Series Seed Preferred Stock. In 2021 and 2022, in transactions separate from the Regulation Crowdfunding offerings described above, the Company issued an aggregate of 952,609 shares of Series Seed Preferred Stock. The total aggregate proceeds for sales of Series Seed Preferred Stock was approximately $5,101,617. The total aggregate proceeds for sales of Series Seed Preferred Stock not raised via Regulation Crowdfunding was an approximate $3,544,155. These issuances were made in private placements to a limited number of investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. All purchasers were accredited investors, and there was no general solicitation or general advertising in connection with these offerings.

Series A Preferred Stock. In 2022 and 2023, the Company issued an aggregate of 873,734 shares of Series A Preferred Stock for aggregate gross proceeds of approximately $3,633,038. These issuances were made in private placements to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. No general solicitation or advertising was used.

Series B-1 Preferred Stock. In 2023, the Company issued 5,237,632 shares of Series B-1 Preferred Stock for aggregate gross proceeds of approximately $6,019,990. These issuances were made in private placements to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. No general solicitation or advertising was used. In connection with the Series B-1 financing, the Company also issued warrants as described under “Warrants” below.

Series B-2 Preferred Stock (Debt Conversion). In 2024, the Company issued 104,226 shares of Series B-2 Preferred Stock upon conversion of certain outstanding indebtedness in the aggregate principal and accrued interest amount of approximately $293,397. These issuances were made in reliance on Section 3(a)(9) of the Securities Act as an exchange of securities by the issuer with its existing security holders, and/or Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D, as applicable.

Series B-3 Preferred Stock. In 2024, the Company issued 2,962,327 shares of Series B-3 Preferred Stock for aggregate gross proceeds of approximately $1,671,456. These issuances were made in private placements to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. No general solicitation or advertising was used.

Common Stock

In February 2025, the Company issued 214,229 shares of common stock upon the exercise of warrants for an aggregate purchase price of $51,415. These issuances were made in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

In January 2025, the Company issued a promissory note in the principal amount of $1,000,000 to a lender. The note included a 6.25% on issuance discount and had a maturity date in February 2026. This note subsequently was transferred into a convertible note in February 2026. This issuance was made in a private placement in reliance on Section 4(a)(2) of the Securities Act.

On April 8, 2026, at the First Closing under the SPA, as amended by the Global Amendment dated April 7, 2026, the Company issued 28,125 shares of Common Stock to Streeterville Capital, LLC as Commitment Shares. The number of Commitment Shares was determined pursuant to the Amendment as $450,000 divided by the Expected Reference Price of $16.00 per share, rounded down to the nearest whole share. No cash consideration was received by the Company for the Commitment Shares. The Commitment Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

Convertible Securities and SAFEs

Convertible Notes. From 2017 through 2021, the Company issued convertible promissory notes in multiple tranches for aggregate principal of approximately $11,000,000, consisting of $500,000 in 2017 (CN1), $1,500,000 in 2018 and 2019 (CN2), $2,000,000 in 2019 (CN3), and $7,000,000 in 2020 and 2021 (CN4). The notes were issued in private placements to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. Certain of these notes subsequently converted into shares of the Company’s preferred stock as reflected in the Company’s capitalization table.

SAFEs. In 2022, the Company entered into simple agreements for future equity (SAFEs) with investors for aggregate purchase amounts of approximately $1,650,000. These SAFEs subsequently converted into shares of the Company’s preferred stock. In February 2025, the Company issued an additional SAFE for $500,000 to an existing loan holder. These securities were issued in private placements to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

Warrants

In connection with the Company’s financing activities, the Company issued (i) warrants to purchase an aggregate of 1,328,185 shares of Series B-1 Preferred Stock in 2023, and (ii) common stock warrants to purchase an aggregate of 2,150,429 shares issued in connection with historical financing. These warrants were issued in private placements in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D to accredited investors and service providers, without general solicitation or advertising.

On April 8, 2026, at the First Closing under the SPA, as amended by the Global Amendment dated April 7, 2026, the Company issued to Streeterville Capital, LLC a Warrant to purchase up to 3,500,000 shares of Common Stock at an exercise price per share equal to 110% of the Nasdaq Valuation Price, for a purchase price of $10,000. The Warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

Equity Compensation

From 2022 through the date of this registration statement, the Company granted stock options and restricted stock units to employees, directors, consultants, and advisors covering an aggregate of 1,191,092 shares of common stock under the Company’s equity incentive plan, and reserved an additional 271,687 shares for future issuance. These grants were made in reliance on Rule 701 promulgated under the Securities Act and/or Section 4(a)(2). The Company also issued restricted stock awards and other compensatory equity awards under Rule 701. No commissions or remuneration were paid in connection with these compensatory grants.

General

Unless otherwise specified above, the offers, sales, and issuances of the securities described were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, as transactions not involving any public offering, or pursuant to Regulation Crowdfunding as noted. In each case, the purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, appropriate legends were affixed to the securities issued in these transactions, and all purchasers were either accredited investors or, where applicable, were offered disclosure reasonably sufficient to permit an informed investment decision.

Item 16.	Exhibits and Financial Statement Schedules

Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the accompanying notes.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Exhibit Title
3.1**	Eighth Amended and Restated Certificate of Incorporation (Incorporated by Reference to Exhibit 3.1 to the Company’s Form S-1, filed with the SEC on April 30, 2026).
3.2**	Bylaws (Incorporated by Reference to Exhibit 3.2 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
5.1*	Opinion of Winston Taylor LLP
10.1#**	Promissory Note, dated as of January 30, 2025, by and between AMASS Brands Inc and Alchemi Project Inc. (Incorporated by Reference to Exhibit 10.1 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.2#**	Loan and Security Agreement, dated as of September 7, 2023, by and between Maison Thomas, LLC and Project Crush DTC Sub LLC and Merchant Factors Corp. (Incorporated by Reference to Exhibit 10.2 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.3#**	Promissory Note, dated as of April 12, 2024, by and between Resonant Subholdings Inc. and Half Church Holdings Pte. Ltd. (Incorporated by Reference to Exhibit 10.3 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.4#**	Promissory Note Amendment 1, dated as of February 14, 2025, by and between Resonant Subholdings Inc. and Half Church Holdings Pte. Ltd. (Incorporated by Reference to Exhibit 10.4 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.5#**	Promissory Note Amendment 2, dated as of February 26, 2025, by and between Resonant Subholdings Inc. and Half Church Holdings Pte. Ltd. (Incorporated by Reference to Exhibit 10.5 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.6#**	Asset Purchase Agreement, dated as of April 12, 2024, by and between AMASS Brands Inc and Resonant Subholdings Inc. (Incorporated by Reference to Exhibit 10.6 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.7**	Asset Purchase Agreement, dated as of December 7, 2022, by and between Project Crush Acquisition Corp, Winc. Inc., Lost Poet, LLC and BWSC, LLC (Incorporated by Reference to Exhibit 10.7 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.8**	Amended and Restated Asset Purchase Agreement, dated as of December 21, 2022, by and between Project Crush Acquisition Corp, Winc. Inc., Lost Poet. LLC and BWSC, LLC (Incorporated by Reference to Exhibit 10.8 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.9**	Second Amended and Restated Asset Purchase Agreement, dated as of January 17, 2023, by and between Project Crush Acquisition Corp, Winc. Inc., Lost Poet. LLC and BWSC, LLC (Incorporated by Reference to Exhibit 10.9 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.10**	Amendment to Second Amended and Restated Asset Purchase Agreement, dated as of January 21, 2023, by and between Project Crush Acquisition Corp, Winc. Inc., Winc Lost Poet. LLC and BWSC, LLC (Incorporated by Reference to Exhibit 10.10 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.11**	Disclosure Schedule to Second Amended and Restated Asset Purchase Agreement, dated as of January 17, 2023, by and between Project Crush Acquisition Corp LLC, Winc, Inc., Winc Lost Poet. LLC and BWSC, LLC (Incorporated by Reference to Exhibit 10.11 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.12+**	Asset Purchase Agreement, dated as of June 11, 2023, by and between Full Glass Wine Co., LLC, Full Glass - Winc, LLC, Project Crust Acquisition Corp LLC, and Project Crush DTC Sub (Incorporated by Reference to Exhibit 10.12 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.13**	Amendment to Asset Purchase Agreement, dated as of June 11, 2023, by and between Full Glass Wine Co., LLC, Full Glass - Winc, LLC, Project Crust Acquisition Corp LLC, and Project Crush DTC Sub (Incorporated by Reference to Exhibit 10.13 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.14**	Second Amendment to Asset Purchase Agreement, dated as of June 11, 2023, by and between Full Glass Wine Co., LLC, Full Glass - Winc, LLC, Project Crust Acquisition Corp LLC, and Project Crush DTC Sub (Incorporated by Reference to Exhibit 10.14 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.15**	Disclosure Schedule to Asset Purchase Agreement, dated as of June 11, 2023, by and between Full Glass Wine Co., LLC, Full Glass - Winc, LLC, Project Crust Acquisition Corp LLC, and Project Crush DTC Sub (Incorporated by Reference to Exhibit 10.15 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.16#**	Amended and Restated Secured Promissory Note, dated as of February 29, 2024, by and between Full Glass - Winc, LLC and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.16 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.17**	Restatement Agreement, dated as of February 29, 2024, by and between Full Glass Wine Co., LLC, Full Glass - WInc, LLC, Louis A. Amoroso, Project Crush Acquisition Corp LLC, Project Crush DTC Sub, LLC, and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.17 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.18**	Multi-Year Wine Purchase Agreement, dated as of February 29, 2024, by and between AMASS Brands Inc and Full Glass - Licensing LLC (Incorporated by Reference to Exhibit 10.18 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.19#**	Second Amended and Restated Promissory Note, dated as of October 23, 2024, by and between Full Glass - Winc, LLC and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.19 to the Company’s Form S-1, filed with the SEC on April 9, 2026).

10.20+**	Unit Purchase Agreement, dated as of September 19, 2024, by and between AMASS Brands, Inc, 222 Spirits Holdco, LLC, and The Adhati Trust and JAJC Investments LLC (Incorporated by Reference to Exhibit 10.20 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.21**	Standard Industrial/Commercial Multi-Tenant Lease, dated as of May 15, 2019, by and between BWSC, LLC and CBC Joint Venture Partners (Incorporated by Reference to Exhibit 10.21 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.22**	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated as of September 10, 2020, by and between BWSC, LLC and Columbia Business Center Partners L.P. (Incorporated by Reference to Exhibit 10.22 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.23**	Second Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated as of March 20, 2021, by and between BWSC, LLC and Columbia Business Center Partners L.P. (Incorporated by Reference to Exhibit 10.23 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.24**	Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated as of August 20, 2021, by and between BWSC, LLC and Columbia Business Center Partners L.P. (Incorporated by Reference to Exhibit 10.24 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.25**	Fourth Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated as of March 29, 2024, by and between BWSC, LLC and Columbia Business Center Partners L.P. (Incorporated by Reference to Exhibit 10.25 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.26**	Amended and Restated First Amendment to Industrial Lease Agreement, dated as of February 3, 2023, by and between VV1515 LLC and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.26 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.27**	Confidential Lease Termination, Settlement Agreement and Release, dated as of March 20, 2025, by and between VV1515 LLC and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.27 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.28#†**	Warehouse and Logistics Services Agreement, dated as of July 31, 2024, by and between [***] and Maison Thomas (Incorporated by Reference to Exhibit 10.28 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.29#†**	[***] Services Agreement, dated as of April 7, 2025, by and between [***] and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.29 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.30#†**	Summer Water Bulk Wine Agreement, dated as of August 29, 2024, by and between [***] and Summer Water, Inc. (Incorporated by Reference to Exhibit 10.30 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.31#†**	Custom Storage and Bottling Agreement, dated as of January 24, 2025, by and between [***] and Summer Water, Inc. (Incorporated by Reference to Exhibit 10.31 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.32#†**	Wine Purchase Agreement, dated as of February 3, 2022, by and between BWSC, LLC and [***](Incorporated by Reference to Exhibit 10.32 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.33#†**	Wine Purchase Agreement, dated as of March 12, 2022, by and between BWSC, LLC and [***](Incorporated by Reference to Exhibit 10.33 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.34+**	A&R Investors_ Rights Agreement (Incorporated by Reference to Exhibit 10.34 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.35**	2026 Omnibus Incentive Plan (Incorporated by Reference to Exhibit 10.35 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.36**	Form of Stock Option Award Agreement (Incorporated by Reference to Exhibit 10.36 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.37**	Form of RSU Award Agreement (Incorporated by Reference to Exhibit 10.37 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.38**	Employee Unsecured Credit Facility, dated as of January 1, 2022, by and between Mark Thomas Lynn and AMASS Brands Inc. (Incorporated by Reference to Exhibit 10.38 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.39**	Form of Indemnification Agreement (Incorporated by Reference to Exhibit 10.39 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.40#**	Senior Secured Note, dated as of January 23, 2023, by and between AMASS Brands Inc and Nitehous, LLC (Incorporated by Reference to Exhibit 10.40 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.41**	Amendment to the Senior Secured Note, dated as of January 23, 2023, by and between AMASS Brands Inc and Nitehous, LLC (Incorporated by Reference to Exhibit 10.41 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.42**	Employment Agreement, Erin K. Green (Incorporated by Reference to Exhibit 10.42 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.43**	Employment Agreement, Zachary Ament (Incorporated by Reference to Exhibit 10.43 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.44**	Employment Agreement, Mark T. Lynn (Incorporated by Reference to Exhibit 10.44 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.45+**	A&R ROFR and Co-Sale Agreement (Incorporated by Reference to Exhibit 10.45 to the Company’s Form S-1, filed with the SEC on April 9, 2026).

10.46+**	A&R Voting Agreement (Incorporated by Reference to Exhibit 10.46 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.47**	AMASS Brands Inc 2016 Stock Plan (Incorporated by Reference to Exhibit 10.47 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.48**	Amendment No. 3 to Secured Promissory Note, and Consent, dated as of December 15, 2025, by and between Resonant Subholdings Inc. and Half Church Holdings Pte. Ltd. (Incorporated by Reference to Exhibit 10.48 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.49**	Amendment No. 4 to Secured Promissory Note, and Consent, dated as of January 23, 2026, by and between Resonant Subholdings Inc. and Half Church Holdings Pte. Ltd. (Incorporated by Reference to Exhibit 10.49 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.50**	Share Transfer Agreement, by and among Mark Thomas Lynn, Half Church Holdings Pte. Ltd., Afterdream, Inc., and Resonant Subholdings Inc. (Incorporated by Reference to Exhibit 10.50 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.51**	Waiver and Amendment No. 1 to Loan and Security Agreement, dated as of March 10, 2026, by and between Maison Thomas, LLC, Project Crush DTC Sub LLC, and Merchant Factors Corp. (Incorporated by Reference to Exhibit 10.51 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.52**	Securities Purchase Agreement, dated March 17, 2026, between AMASS Brands Inc. and Streeterville Capital, LLC (Incorporated by Reference to Exhibit 10.52 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.53**	Form of Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock (Incorporated by Reference to Exhibit 10.53 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.54**	Form of Warrant to Purchase Shares of Common Stock (Incorporated by Reference to Exhibit 10.54 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.55**	Placement Agency Agreement, dated as of March 17, 2026, by and between AMASS Brands Inc. and Maxim Group LLC (Incorporated by Reference to Exhibit 10.55 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.56**	Unsecured Convertible Note Purchase Agreement, dated February 13, 2026, by and among AMASS Brands Inc. and Alchemi Project Inc. (Incorporated by Reference to Exhibit 10.56 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.57**	Convertible Promissory Note, dated February 13, 2026, by and between AMASS Brands Inc. and Alchemi Project Inc. (Incorporated by Reference to Exhibit 10.57 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.58**	Warrant to Purchase Shares of Common Stock, dated February 13, 2026, issued to Alchemi Project inc. (Incorporated by Reference to Exhibit 10.58 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.59**	Global Amendment, dated as of April 7, 2026, by and between AMASS Brands Inc. and Streeterville Capital, LLC. (Incorporated by Reference to Exhibit 10.59 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
10.60**	Form of Lock-Up Agreement (Incorporated by Reference to Exhibit 10.60 to the Company’s Form S-1, filed with the SEC on April 23, 2026).
10.61**

Amendment No. 1 to Warrant to Purchase Shares of Common Stock, dated as of May 29, 2026, by and between AMASS Brands Inc. and Streeterville Capital, LLC (Incorporated by Reference to Exhibit 4.1 to the Company’s Form 8-K, filed with the SEC on May 29, 2026).

14.1**	Code of Ethics (Incorporated by Reference to Exhibit 14.1 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
21.1**	List of Subsidiaries (Incorporated by Reference to Exhibit 21.1 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
23.1*	Consent of dbbmckennon
23.2*	Consent of Winston Taylor LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
99.1**	Audit Committee Charter (Incorporated by Reference to Exhibit 99.1 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
99.2**	Nominating and Corporate Governance Committee Charter (Incorporated by Reference to Exhibit 99.2 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
99.3**	Compensation Committee Charter (Incorporated by Reference to Exhibit 99.3 to the Company’s Form S-1, filed with the SEC on April 9, 2026).
107*	Filing Fee Table

*	Filed or furnished herewith.
**	Previously filed.
^	To be filed by amendment.
+	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish copies of such schedules and exhibits to the SEC upon request.
#	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.
†	Certain portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such information is marked by [***]. The registrant hereby undertakes to furnish supplementally an unredacted copy of such exhibit to the SEC upon request.

Financial Statement Schedule.

All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Maria, California, on June 29, 2026.

AMASS BRANDS, INC

By:	/s/ Mark T. Lynn
Mark T. Lynn
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Lynn and Zachary Ament, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark T. Lynn	Chief Executive Officer, Director	June 29, 2026
Mark T. Lynn	(Principal Executive Officer)

/s/ Zachary Ament	Chief Financial Officer	June 29, 2026
Zachary Ament	(Principal Financial and Accounting Officer)

/s/ Erin K. Green	Chief Operating Officer	June 29, 2026
Erin K. Green	Director

/s/ Christopher Bridges	Director	June 29, 2026
Christopher Bridges

/s/ Edoardo Piscopo Di Ciccolini	Director	June 29, 2026
Edoardo Piscopo Di Ciccolini

/s/ Jed MacArthur	Director	June 29, 2026
Jed MacArthur